As filed with the Securities and Exchange Commission
                           on November ___, 2002

                        Registration No. 333-10109

                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                     POST-EFFECTIVE AMENDMENT No. 1 to
                              Form S-11
                        REGISTRATION STATEMENT
                   UNDER THE SECURITIES ACT OF 1933

                        UNITED MORTGAGE TRUST
 (Exact Name of Registrant as Specified in its Governing Instruments)


                        5740 Prospect Avenue
                             Suite 1000
                         Dallas, Texas 75206
                           (214) 237-9305


             (address and telephone number of Registrant's
                        Principal Executive offices)


                         Christine A. Griffin
                        United Mortgage Trust
                         5740 Prospect Avenue
                             Suite 1000
                         Dallas, Texas 75206

               (Name and Address of Agent for Service)

                              Copy to:

                       Robert A. Hudson, Esq.
                            Butzel Long
                         150 West Jefferson
                             Suite 900
                       Detroit, Michigan 48226
                           (313) 225-7000


     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ? ____________






If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ? ____________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ? ____________

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ?

               SUPPLEMENT NO. 1 DATED NOVEMBER ___, 2002 TO THE
                     PROSPECTUS DATED JUNE 4, 2001

     This supplement updates and is a part of the Prospectus of United Mortgage Trust dated June 4, 2001. This Supplement only contains certain information about recent developments and there are many other aspects and important considerations in connection with a possible investment in the securities. Accordingly, you should read the Prospectus along with this Supplement.

































                                    I


                        I. RECENT DEVELOPMENTS


                        A. STATUS OF OFFERING

     United Mortgage Trust is a Maryland real estate investment trust that invests in mortgages and contracts for deed that are not insured or guaranteed by a federally-owned or guaranteed mortgage agency and with borrowers who do not satisfy all of the income ratios, credit record criteria, loan-to-value ratios, employment history and liquidity requirements of conventional mortgage financing. Since June 21, 2001, we have been engaged in an offering of up to 5,000,000 Shares of Beneficial Interest at a price of $20 per Share on a "best efforts" basis. In addition, we are offering up to 750,000 Shares to investors who want to participate in our Reinvestment Plan. Participating Dealers may provide a discount of up to 2% of the price per Share to Institutional Investors who purchase at least 50,000 Shares.

     As of June 30, 2002, we had sold and issued 1,610,327 Shares, of which 50,723 were issued in our Reinvestment Plan. Gross Proceeds from the sale of those Shares were $32,207,000. Those gross offering proceeds were allocated as follows: $29,037,000 (87.54%) to us; $2,546,000 (7.91%) to Selected
Dealers for Selling Commissions; $624,000 (1.94%) to the Advisor for Wholesaling and Marketing Allocations; and $842,000 (2.61%) to the Advisor as Acquisition Fees.

     As of June 30, 2002, we had issued an aggregate of 4,121,351 shares of beneficial interest and repurchased into treasury, through our Share Repurchase Plan and other cancellations, 66,644 shares resulting in total shares outstanding of 4,054,707. Gross Offering Proceeds through the 2002 June quarter were $82,175,000 with Net Offering Proceeds to us of $72,173,000. By comparison at the end of the 2001-quarter we had issued 2,591,928 shares, had in treasury 13,399 shares resulting in total shares outstanding of 2,578,529. Gross Offering Proceeds of $51,839,000 and Net Offering Proceeds to us of $45,867,000.

                       B. NO ADVERSE DEVELOPMENTS

     Except as set forth below under ?Additional Risk Factor? below, as of the date of this Supplement, there have been no adverse developments or conditions in our business that would be material to investors.


                       C. ADDITIONAL RISK FACTOR

     IN ADDITION TO THOSE RISK FACTORS THAT ARE DESCRIBED IN THE PROSPECTUS, WE WOULD LIKE TO BRING YOUR ATTENTION TO THE FOLLOWING ADDITIONAL RISK
FACTOR:

     WE FACE A CONTINGENT LIABILITY FOR RESCISSION TO THOSE INVESTORS WHO PURCHASED OUR SHARES AFTER APRIL 30, 2002 AND UNTIL THE EFFECTIVENESS OF THIS POST-EFFECTIVE AMENDMENT NO. 1 AS A RESULT OF OUR FAILURE TO FILE THIS AMENDMENT WITHIN THE TIME PERIOD SPECIFIED.

     The Company was required to file a Post-Effective Amendment to its original registration statement by April 30, 2002 to include updated financial information and did not do so. Although the Company has provided to all existing and prospective investors supplements to the prospectus including Company financial statements through June 30, 2002, because the Company did not file a post-effective amendment with the required financial statement information by April 30, 2002, persons who have purchased shares in the Company since that date may have the right to rescind their purchases and to compel the Company to repurchase their shares at the purchase price paid for them. Since April 30, 2002 and through October 21, 2002, the Company has sold approximately $18 million of shares.

     As a result of this contingent liability, the Company could be could be required to make a rescission offer to all such purchasers. The Company currently has up to $10 million available under its credit facility with Wells Fargo Bank to fund any share repurchases that it could be required to make as a result of any such rescission. The Company will continue to reserve an amount equal to the aggregate amount of this contingent liability for rescission until such time that it is determined that shareholders do not have the right to rescind or the shareholders have elected to rescind or waive their right to rescind. If, as a result of a rescission offer or otherwise, the Company was required to rescind sales of its shares sold subsequent to April 30, 2002 such rescission, if in a material amount, could have a material adverse impact on the Company and its business since it could be necessary for the Company to liquidate a portion of its investments which could have an adverse effect on the income per share.


                    D. MANAGEMENT?S DISCUSSION AND ANALYSIS

                RESULTS OF OPERATIONS FOR THE THREE MONTHS AND
                 SIX MONTHS ENDED JUNE 30, 2002 AND 2001

     We were formed on July 12, 1996, however our business operations commenced in March 1997 when the Securities and Exchange Commission issued an order of registration for our initial public offering of Shares. A new registration was effective with the Securities and Exchange Commission order dated June 4, 2001. The new registration offers for sale an additional 5,750,000 shares of beneficial interest. Of that amount, 750,000 shares were registered specifically for our Dividend Reinvestment Plan. The new registration also has a provision for limited liquidity with our quarterly Share Repurchase Plan. For more information please refer to the prospectus dated June 4, 2001, which is also available on our website www.unitedmortgagetrust.com.

     As of June 30, 2002 our mortgage portfolio in the aggregate consisted of 617 Residential Mortgages, 250 Contracts for Deed and 582 Interim Mortgages. During the 2002 three-month period 12 Residential Mortgages or Contracts for Deed prepaid, and during the 2002 six-month period 19 prepaid (when borrowers refinanced their homes with other lenders). We purchase new Mortgage Investments with principal returned from prepayments. As of the dates of purchase, the portfolio had an unpaid principal balance of $69,355,000, and was purchased for a discounted price of $68,522,000 (98.80% of the unpaid principal balance). The portfolio had a blended interest rate of 12.46%, a current annual yield of 12.61%, an investment-to-value ratio of 71.69%, an average unpaid principal balance of $48,000, and an average term remaining of 338 months for Residential Mortgages and Contracts for Deed and less than 12 months for Interim Mortgages.

     By comparison as of June 30, 2001 our mortgage portfolio in the aggregate consisted of 571 Residential Mortgages, 243 Contracts for Deed and 291 Interim Mortgages. During the 2001 three-month period 17 Residential Mortgages or Contracts for Deed prepaid, and during the six-month period 24 prepaid. As of the dates of purchase, the portfolio had an unpaid principal balance of $48,350,000, and was purchased for a discounted price of $47,450,000 (98.14% of the unpaid principal balance). The portfolio had a blended interest rate of 11.97%, a current annual yield of 12.20%, an investment-to-value ratio of 74.54%, an average unpaid principal balance of $44,000, and an average term remaining of 338 months for Residential Mortgages and Contracts for Deed and less than 12 months for Interim Mortgages.

     All of the properties that were security for our Mortgage Investments were located in the United States. Each of the properties was adequately covered by a mortgagee?s title insurance policy and hazard insurance.

     During the three-month periods ended June 30, 2002 and 2001 our investments generated $1,996,000 and $1,345,000 of interest income, before the contribution from our Advisor, which represented a 48% increase. During the six-month periods interest income was $3,678,000 and $2,547,000, respectively, which represented a 44% increase. The increases were attributed to a 44% growth in Mortgage Investments purchased between periods using Net Offering Proceeds derived from the sale of our Shares and principal returned from prepayment of loans. The portion of our portfolio dedicated to Residential Mortgages and Contracts for Deed grew by 7% and the portion dedicated to Interim Mortgages grew by 173% from June 30, 2001 to June 30, 2002.

     Total income for the three-month periods including the contribution from our Advisor plus a modest gain on the sale of defaulted properties was $2,096,000 and $1,345,000 (56% increase), respectively, which included $100,000 received during the 2002 quarter from our Advisor as part of the Yield Contribution Agreement. The yield contribution is used to supplement income, as we continue to balance our portfolio between lower yield Residential Mortgages and Contracts for Deed and higher yield Interim Mortgages. As the balance is further adjusted during the coming periods it may be necessary for our Advisor to continue to contribute to our yield in order to maintain a 10% dividend rate or, if the Trustees elect, to lower our dividend commensurate with our net income from Mortgage Investments. Total income for the six-month periods was $3,978,000 and $2,547,000 (56% increase).

     Operating expenses were $183,000 and $113,000, a 62% increase for the three-month periods, respectively, and were made up primarily of Trust Management Fees paid to our Advisor of $100,000 and $58,000 (72% increase) and loan servicing fees of $51,000 and $46,000, (11% increase), respectively. The percentage of change in the Trust Management Fees and loan servicing fees fluctuates as the principal balances of loans in our portfolio changes.

Operating expenses in comparable six-month periods were $366,000 and $219,000, respectively, a 67% increase, made up of Trust Management Fess of $184,000 and $109,000 (69% increase) and loan servicing fees of $97,000 and $90,000, (8% increase), respectively.

     Operating expense as a percentage of income was 8.73% and 8.47% and as a percentage of Average Invested Assets were 0.27% and 0.24% during the three-month periods of 2002 and 2001, respectively. During the six-months periods the figures were 9.21% and 8.58% as a percentage of income and 0.56% and 0.47% as a percentage of Average Invested Assets, respectively.

     Interest expense during the comparable three-month periods decreased by 98% and during the six-month periods decreased by 94% as we paid down the outstanding balance of the credit facility during 2002. The outstanding balance was $1,300,000 and $3,650,000 at June 30, 2002 and 2001,
respectively.

     Net income before the Advisory Contribution was $1,810,000 and $1,096,000 for the three months ended June 30, 2002 and 2001, respectively, and $3,293,000 and $2,013,000 for the six-month periods, respectively, making earnings per share during the comparable three-month periods $0.47 and $0.45 (4% increase), and $0.90 during both six-month periods. Net income including the Advisory Contribution was $1,910,000 and $1,096,000 during the comparable three months and $3,593,000 and $2,013,000 during the comparable six months, respectively, making earnings per weighted average share $0.49 and $0.45 (9% increase) for the three-month periods and $0.98 and $0.90 (9% increase) for the six-month periods, respectively.

    The dividend declared and paid per weighted share of beneficial interest during the comparable three-month periods was the same, $0.50, and $1.00 during the comparable six-month periods, which represent a 10% annualized rate of return for our shareholders.

     As of June 30, 2002, our default rate was 4.68% compared to 3.53% at the end of the 2001 period. Recoursed defaulted loans were 1.67% and non-recoursed loans were 3.01%, compared to 1.45% and 2.08% during the comparable 2001 period. During the 2002-quarter, 14 defaulted properties were sold outright and one was sold to a new borrower and retained in our portfolio compared to the 2001 quarter during which three defaulted properties were sold outright and five were sold to new borrowers and retained. During the six-month periods 17 defaulted properties were sold outright and one was sold to a new borrower and retained in 2002 compared to six sold outright and 17 sold to new borrowers and retained in 2001. The slow down we reported in sales of defaulted properties during the March 2002 quarter lessened during the current period but we continue to make sales of defaulted properties a priority because non-recoursed defaults are assets that are not producing income and therefore lower the amount of income we have to distribute to our shareholders as dividends.

                   CAPITAL RESOURCES AND LIQUIDITY FOR
               THE THREE MONTHS ENDED JUNE 30, 2002 AND 2001

     We utilize funds made available from the sale of our Shares, funds made available on our bank line of credit and repayment of principal on our Residential Mortgages and Contracts for Deed to purchase Mortgage Investments.
                                                 THREE-MONTH PERIODS
                                                    ENDED JUNE 30,
                                             2002                  2001
                                             --------------------------
Shares issued                                    405,384       327,602
Number of new shareholders                           172           135
Gross offering proceeds                      $ 8,108,000   $ 6,554,000
Net offering proceeds (after deduction
  of selling commissions and fees)           $ 7,115,000   $ 6,085,000
Principal receipts from Residential
  Mortgages and Contracts for Deed           $ 1,162,000   $ 1,008,000
Principal receipts from Interim Mortgages    $ 6,651,000   $ 2,969,000
Net borrowing from credit line               $ 1,300,000   $(1,720,000)

                                                 SIX-MONTH PERIODS
                                                    ENDED JUNE 30,
                                             2002                  2001
                                             --------------------------
Shares issued                                    791,440       694,492
Number of new shareholders                           325           258
Gross offering proceeds                      $15,829,000   $13,892,000
Net offering proceeds (after deduction
  of selling commissions, fees and shares
  repurchased)                               $13,785,000   $12,040,000
Principal receipts from Residential
  Mortgages and Contracts for Deed           $ 1,700,000   $ 1,498,000
Principal receipts from Interim Mortgages    $12,321,000   $ 5,462,000
Net borrowing from credit line               $   490,000   $(3,350,000)


     On June 4, 2001 the Securities and Exchange Commission issued its order of effectiveness for the sale of an additional 5,750,000 shares of beneficial interest over and above the original registration of 2,500,000 shares. Of the new shares offered for sale, 750,000 were set aside for the Dividend Reinvestment Plan.

     As of June 30, 2002, we had issued an aggregate of 4,121,351 shares of beneficial interest and repurchased into treasury, through our Share Repurchase Plan and other cancellations, 66,644 shares resulting in total shares outstanding of 4,054,707. Gross Offering Proceeds through the 2002 June quarter were $82,175,000 with Net Offering Proceeds to us of $72,173,000. By comparison, at the end of the 2001-quarter we had issued 2,591,928 shares, had in treasury 13,399 shares resulting in total shares outstanding of 2,578,529 resulting in Gross Offering Proceeds of $51,839,000 and Net Offering Proceeds to us of $45,867,000.

     With Trustee approval and effective July 11, 2002 we renewed our $10,000,000 credit facility with the same lender for 12 months. The line-of-credit was collateralized with the assignment of certain Residential Mortgages. Interest was calculated at bank?s prime rate plus 0.50%, or 5.25%, and fixed for the term of the loan. We utilized the credit facility to acquire and warehouse Mortgage Investments as they become available. The outstanding balance of the line-of-credit was reduced as new offering proceeds were received. The outstanding loan balance at June 30, 2002 was $1,300,000 and $3,650,000 at the 2001-quarter end.


                         E. DIVIDENDS DECLARED AND PAID

     During the year ended December 31, 2001, we declared and paid the following dividends:

       Record Date    Dividend Date    Dividend Rate   Annualized Rate
                                                         of Return
----------------------------------------------------------------------

         01/01/01        02/28/01         $0.1667         10.00%
         02/01/01        03/29/01         $0.1667         10.00%
         03/01/01        04/27/01         $0.1667         10.00%
         04/01/01        05/30/01         $0.1667         10.00%
         05/01/01        06/28/01         $0.1667         10.00%
         06/01/01        07/27/01         $0.1667         10.00%
         07/01/01        08/30/01         $0.1667         10.00%
         08/01/01        09/27/01         $0.1667         10.00%
         09/01/01        10/30/01         $0.1667         10.00%
         10/01/01        11/29/01         $0.1667         10.00%
         11/01/01        12/28/01         $0.1667         10.00%
         12/01/01        01/30/02         $0.1667         10.00%

     During the quarter ended June 30, 2002, we declared and paid the following dividends:

       Record Date    Dividend Date    Dividend Rate   Annualized Rate
                                                         of Return
----------------------------------------------------------------------

         01/01/02        02/28/02         $0.1667         10.00%
         03/15/02        03/28/02         $0.1667         10.00%
         04/15/02        04/29/02         $0.1667         10.00%
         05/15/02        05/30/02         $0.1667         10.00%
         06/15/02        06/27/02         $0.1667         10.00%

                   E. MORTGAGE INVESTMENTS ACQUIRED

     The following table sets forth certain information about the Mortgage Investments that we purchased during the periods set forth below. All of the Mortgage Investments were purchased in accordance with the investment objectives and policies set forth in the Prospectus.

                                                For the years
                                        2001                      2000

RESIDENTIAL MORTGAGES
Purchase price                          $ 5,085,000        $ 9,941,000
Total number                                    111                207
Number purchased from affiliates                 13                 48
Number purchased from other sources              98                159
Blended interest rate                        12.63%             11.63%
Aggregate principal balance             $ 5,118,000        $10,079,000
Average principal balance                   $46,000            $48,700
Remaining term in months (1)                    328                331
Current yield (1)                            12.71%             11.79%
Purchase Price as a percentage of UPB        99.36%             98.63%
Investment-to-value ratio (1)(2)             75.55%             84.30%

CONTRACTS FOR DEED
Purchase price                          $ 4,005,000        $ 2,072,000
Total number                                     82                 42
Number purchased from affiliates                  2                  8
Number purchased from other sources              80                 34
Blended interest rate                        11.85%             11.74%
Aggregate principal balance             $ 4,015,000        $ 2,090,000
Average principal balance                   $49,000            $52,000
Remaining term in months (1)                    337                350
Current yield (1)                            11.88%             11.85%
Purchase Price as a percentage of UPB        99.75%             99.14%
Investment-to-value ratio (1)(2)             83.23%             85.10%

INTERIM MORTGAGES
Portfolio beginning balance at Jan 1    $ 6,453,000        $ 4,200,000
Portfolio ended balance at Dec 31       $17,530,000        $ 6,453,000
Net increase in portfolio
  from prior period                     $11,077,000        $ 2,253,000
Total number participated in
  during period                                 724                373
Number purchased from affiliates                700                373
Number purchased from other sources              24                  0
Blended interest rate                        12.96%             12.75%
Remaining term in months: less than              12                 12
Current yield at year-end (1)                13.14%             12.93%
Investment-to-value ratio (1)(2)             56.00%             54.00%

                                          Six Months Ended
                                                 June 30,
                                        2002                   2001

RESIDENTIAL MORTGAGES
Purchase price                          $ 2,214,000     $ 2,974,000
Total number                                     44              61
Number purchased from affiliates                  3              13
Number purchased from other sources              41              48
Blended interest rate                        13.45%          12.34%
Aggregate principal balance             $ 2,214,000     $ 2,992,000
Average principal balance                   $47,000         $48,700
Remaining term in months (1)                    338             323
Current yield (1)                            13.45%          12.41%
Investment-to-value ratio (1)(2)             78.62%          77.58%

CONTRACTS FOR DEED
Purchase price                          $   160,000     $ 2,621,000
Total number                                      3              53
Number purchased from affiliates                  1               1
Number purchased from other sources               2              52
Blended interest rate                        11.90%          11.72%
Aggregate principal balance             $   160,000     $ 2,628,000
Average principal balance                   $53,000         $49,600
Remaining term in months (1)                    338             333
Current yield (1)                            11.90%          11.72%
Investment-to-value ratio (1)(2)             73.01%          82.19%

INTERIM MORTGAGES
Portfolio beginning balance at 12/31    $17,530,000     $ 6,453,000
Portfolio ended balance at 6/30         $29,274,000     $10,729,000
Net increase in portfolio
  from prior period                     $11,744,000     $ 4,276,000
Total number participated in
  during period                                 830             414
Number purchased from affiliates                579             414
Number purchased from other sources             251               0
Blended interest rate                        13.82%          12.83%
Remaining term in months: less than       12 months       12 months
Current yield at year-end (1)                14.02%          13.01%
Investment-to-value ratio (1)(2)             56.45%          54.00%

(1) These amounts were determined at the time the Mortgage Investments were purchased.

(2) The investment-to-value ratio is determined at the time a Mortgage Investment is acquired and is determined by dividing the amount paid to acquire that Mortgage Investment by the value of the underlying real estate that is security for that Mortgage Investment.

                      F. MORTGAGE INVESTMENT PORTFOLIO

     As of December 31, 2001, our mortgage portfolio in the aggregate consisted of 593 Residential Mortgages, 261 Contracts for Deed and 391 Interim Mortgages. The portfolio had an unpaid principal balance on our books of $57,213,000. Eight hundred seventy-one (871) of the Mortgage Investments were purchased from affiliates and 374 were purchased from unaffiliated third parties. The average Mortgage Investment in the portfolio had an interest rate of approximately 12.14%, a current annual yield of approximately 12.30%, and a loan-to-value ratio of 72.67% (the unpaid principal balance of the Mortgage Investment divided by the value of the real estate that is the security for that Mortgage Investment.) By comparison, as of December 31, 2000, our mortgage portfolio in the aggregate consisted of 541 Residential Mortgages, 188 Contracts for Deed and 183 Interim Mortgages. The portfolio had an unpaid principal balance on our books of $39,873,000. Five hundred thirty-eight (538) of the Mortgage Investments were purchased from affiliates and 374 were purchased from unaffiliated third parties. The average Mortgage Investment in the portfolio had an interest rate of approximately 11.80%, a current annual yield of approximately 12.10%, and a loan-to-value ratio of 77.20%.

     As of June 30, 2002 our mortgage portfolio in the aggregate consisted of 617 Residential Mortgages, 250 Contracts for Deed and 582 Interim Mortgages. During the 2002 three-month period 12 Residential Mortgages or Contracts for Deed prepaid, and during the 2002 six-month period 19 prepaid (when borrowers refinanced their homes with other lenders). We purchase new Mortgage Investments with principal returned from prepayments. As of the dates of purchase, the portfolio had an unpaid principal balance of $69,355,000, and was purchased for a discounted price of $68,522,000 (98.80% of the unpaid principal balance). The portfolio had a blended interest rate of 12.46%, a current annual yield of 12.61%, an investment-to-value ratio of 71.69%, an average unpaid principal balance of $48,000, and an average term remaining of 338 months for Residential Mortgages and Contracts for Deed and less than 12 months for Interim Mortgages.

     By comparison as of June 30, 2001 our mortgage portfolio in the aggregate consisted of 571 Residential Mortgages, 243 Contracts for Deed and 291 Interim Mortgages. During the 2001 three-month period 17 Residential Mortgages or Contracts for Deed prepaid, and during the six-month period 24 prepaid. As of the dates of purchase, the portfolio had an unpaid principal balance of $48,350,000, and was purchased for a discounted price of $47,450,000 (98.14% of the unpaid principal balance). The portfolio had a blended interest rate of 11.97%, a current annual yield of 12.20%, an investment-to-value ratio of 74.54%, an average unpaid principal balance of $44,000, and an average term remaining of 338 months for Residential Mortgages and Contracts for Deed and less than 12 months for Interim Mortgages.

Defaults by Borrowers

     The number of defaults we experienced during 2001 compared to 2000 was consistent. We began both years with 33 and 29 defaulted loans, respectively, and had an additional 55 and 52 loans default, respectively. The increase in the default rate at year-end related not to a larger number of loans defaulting but to the lower number of REO (real estate owned through foreclosure or through eviction) sold during the period. In 2001 we sold 34 defaulted properties as compared to 43 in 2000. Our default rate was 4.34% at the end of 2001 compared to 3.62% at the end of 2000. We feel disposition of REO?s properties was impacted two ways. First, after review of the number of early pay defaults during past periods, we raised the standards of our underwriting criteria during 2001. That meant that the pool of available homebuyers was reduced and in turn slowed the process of disposition. Second, the higher number of buyers utilizing third party financing (i.e. FHA or VA Loans) increased the time required to process and close sales of our REO properties.

     As of June 30, 2002, our default rate was 4.68% compared to 3.53% at the end of the 2001 period. Recoursed defaulted loans were 1.67% and non-recoursed loans were 3.01%, compared to 1.45% and 2.08% during the comparable 2001 period. During the 2002-quarter, 14 defaulted properties were sold outright and one was sold to a new borrower and retained in our portfolio compared to the 2001 quarter during which three defaulted properties were sold outright and five were sold to new borrowers and retained. During the six-month periods 17 defaulted properties were sold outright and one was sold to a new borrower and retained in 2002 compared to six sold outright and 17 sold to new borrowers and retained in 2001. The slow down we reported in sales of defaulted properties during the March 2002 quarter lessened during the current period but we continue to make sales of defaulted properties a priority because non-recoursed defaults are assets that are not producing income and therefore lower the amount of income we have to distribute to our shareholders as dividends.

                           G. EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth information concerning compensation earned in the years ended December 31, 2001 and 2000 by our Chief Executive Officer, who is our only executive officer.

SUMMARY COMPENSATION TABLE

                                          Annual                Long-term
                                       Compensation             Compensation
                                -------------------------       ------------
                                                               Shares
                                                               underlying
Name and Principal Position     Year    Salary    Bonus(1)      Options
--------------------------------------------------------------------------
Christine Griffin, President    2001    $79,864   $0            0
                                2000    $79,860   $0            2,500
---------------------------------------------------------------------------

STOCK OPTION GRANTS

     The following table sets forth, for the executive officer named in the Summary Compensation Table above, certain information concerning stock options granted during the 2001 and 2000 fiscal years.

                           Number of   Percent of
                           Shares      Total
                           Underlying  Options      Exercise
                           Options     Granted to   Price Per    Expiration
Name                Year   Granted     Employees    Share        Date
---------------------------------------------------------------------------
Christine Griffin   2001   0           N/A          N/A
                    2000   2,500       100%         $20.00       12/31/07
--------------------------------------------------------------------------

STOCK OPTION EXERCISES

     The following table sets forth, for the executive officer named in the Summary Compensation Table above, certain information regarding the exercise of stock options during the 2001 and 2000 fiscal years and the value of options held at fiscal year end:


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES
                                                Number Shares
                                                Underlying        Value of Unexercised
                                                Exercised         In-the-Money
                          Shares                Options at        Options at
                          Acquired   (1)        Fiscal Year-end   Fiscal Year-end
                          On         Value      Exercisable/      Exercisable/
Name               Year   Exercise   Realized   Unexercisable     Unexercisable
-----------------  ----   --------   --------   ---------------   ------------------
Christine Griffin  2001   0          $0         10,000/0          $0/$0
                   2000   0          $0         10,000/0          $0/$0

 (1) The value of unexercised options is based on the market value of the underlying shares at fiscal year end, minus the exercise price.



COMPENSATION OF TRUSTEES

     Trustees who are not Independent Trustees do not receive any compensation for acting as Trustees. Independent Trustees are entitled to receive the greater of $1,000 per meeting or $4,000 per year. For each year in which they serve, each Independent Trustee shall also receive 5-year options to purchase 2,500 Shares at an exercise price of $20 per Share (not to exceed 12,500 shares per Trustee). During 2001, the Independent Trustees each received $3,000 each and waived their rights to additional fees and each Independent Trustee who served during all of 2001 also received 5-year stock options to purchase 2,500 Shares at an exercise price of $20 per Share.

                        H. MANAGEMENT COMPENSATION

     The following table summarizes all forms, estimated maximum amounts and recipients of compensation anticipated to be paid to the Advisor, Participating Dealers, and their Affiliates. Other than as set forth in this Prospectus, we anticipate paying no other compensation to the Advisor and its Affiliates. These fees were not determined by arm's length negotiations.
The table excludes estimated amounts of compensation relating to any Shares issued pursuant to the Company?s Reinvestment Plan. For information about compensation paid to Affiliates since the date of inception of the Company, see ?Certain Transactions.?



                                                                 Estimated Amount if
                                           Actual Amount         Maximum Number
Entity Receiving Compensation and          Paid Through          (5,000,000) of
Form and Method of Compensation            June 30, 2002         Shares are Sold
---------------------------------          -------------         -------------------
OFFERING AND ORGANIZATION STAGE
-------------------------------
Participating Dealers receive
Selling Commissions equal to 8%
of the Gross Offering Proceeds
of all Shares sold by them (1)             $2,546,000            $8,000,000(4)

Wholesaling and Marketing Allocation       $624,000              $2,000,000(4)

Advisor Offering Administration Fee(2)     $50,000               $50,000

Advisor receives Acquisition Fee
equal to 3% of the Net Offering
Proceeds of this Offering(3)               $842,000              $2,685,750(4)

SCMI, CRC or other Affiliates of
the Advisor may receive gain on sale
of Mortgage Investments.(5)                Not applicable        Not determinable

Operating Stage (6)
-------------------
Advisor receives a monthly Trust
Administration Fee equal to 1/12th
of 1/2 of 1% of the amount of
Average Invested Assets up to
$50,000,000 and 1/12th of 1% of the
Average Invested Assets in excess of
$50,000,000                                $433,000 from         $200,000 to
                                           1-1-01 to 6-30-02     $750,000 per year

(continued)                                                      Estimated Amount if
                                           Actual Amount         Maximum Number
Entity Receiving Compensation and          Paid Through          (5,000,000) of
Form and Method of Compensation            June 30, 2002         Shares are Sold
---------------------------------          -------------         -------------------
SCMI receives Loan Servicing Fees
equal to 0.5% (annualized) of the
principal balance of all Residential
Mortgages and Contract for Deeds
serviced by SCMI. CRC does not
receive servicing fees for servicing
Interim Mortgages.                         $283,000 from         $150,000 to
                                           1-1-01 to 6-30-02     $650,000 per year
                                                                 (7)(8)

Advisor, Trustees or Affiliates may
receive Real Estate Brokerage
Commissions(9)                             $0                    Not determinable
                                                                 at this time.

Advisor receives Subordinated
Incentive Fee subject to certain
conditions described in footnote (10)
and (11) below, the Advisor will
receive a Subordinated Incentive Fee
equal to 25% of the amount by which
our Net Income for a year exceeds a
10% per annum non-compounded
cumulative return on our Adjusted
Contributions. For each year which
it receives a Subordinated Incentive
Fee, the Advisor will also receive
5-year options to purchase 10,000
Shares at the initial offering price
of the Shares (not to exceed
50,000 Shares). See ?Management ?
Summary of Advisory Agreement.?(10)(11)    $0                    Not determinable
                                                                 at this time.

Advisor and Affiliates receive
reimbursement for costs of goods,
materials and services used for and
by us obtained from unaffiliated third
parties except for note servicing and
for travel and expenses incurred in
seeking any investments or seeking
the disposition of any of our
investments.                               $0                    Not determinable
                                                                 at this time.


(continued)                                                      Estimated Amount if
                                           Actual Amount         Maximum Number
Entity Receiving Compensation and          Paid Through          (5,000,000) of
Form and Method of Compensation            June 30, 2002         Shares are Sold
---------------------------------          -------------         -------------------
Independent Trustees receive fees
and options equal to (1) the greater
of $1,000 per meeting or $4,000 per
year, (2) for each full year they         On average, $3,000    Up to $4,000 per
(serve, 5-year options to purchase         per year per          year per 2,500
Shares at an exercise price
of $20 per share (not to                   Independent Trustee   Trustee
exceed 12,500 Shares per Trustee)          plus options          plus options
-------------------------------------




     (1) The Participating Dealers may, in their sole discretion, provide volume discounts of up to 2% on a negotiated basis to Institutional Investors who purchase at least 50,000 Shares. The application of any volume discounts will reduce the amount of commissions that would be paid to Participating Dealers but will not change the Net Offering Proceeds we will receive. See "Plan of Distribution."

     (2) The Offering Administration Fee is payable to the Advisor for its organization of this offering, including preparation of the offering, selection of Participating Dealers and negotiating the terms of the offering and administration of required filings and reports.

     (3) Acquisition Fees are payable to the Advisor for sourcing, evaluating, structuring and negotiating the acquisition terms of Mortgage Investments together with other related services that are described more fully under the Summary of the Advisory Agreement. The actual amounts of the fees paid will depend on the amount of Net Offering Proceeds.

     (4) The amounts that are stated would be paid if we sold the maximum number of Shares offered.

     (5) We will obtain Mortgage Investments from several sources, including SCMI, CRC or other Affiliates of the Advisor. All Mortgage Investments purchased from SCMI, CRC or other Affiliates of the Advisor will be at prices no higher than those that would be paid to unaffiliated third parties for mortgages with comparable terms, rates, credit risks and seasoning. See "Conflicts of Interest - Purchase of Mortgage Notes from Affiliates.? SCMI or CRC may realize a gain or a loss on the sale of a Mortgage Investment that it sells to us, with the amount of that gain or loss depending upon the price it paid for that Mortgage Investment and the price at which it is sold to us.

     (6) The Declaration of Trust provides that our Total Operating Expenses may not exceed in any fiscal year the greater of (a) 2% of the Average Invested Assets (defined generally as the average book value of our Mortgage

Investments, without regard for non-cash reserves) or (b) 25% of our Net Income. The Advisor will have the responsibility of preparing an annual budget and submitting that budget to the Trustees.

     (7) We will utilize the services of SCMI, and nonaffiliated third parties to service the Residential Mortgages and Contracts for Deed we purchase and will utilize CRC to service our Interim Mortgages. For its efforts in servicing those items, SCMI will be paid a fee equal to 0.5% of the principal balance of the Residential Mortgages they service, a rate that we believe is competitive and one that is no higher than the rates charged by unaffiliated third parties. CRC is not paid a fee for servicing the Interim Mortgages. The servicing of the mortgages includes the collection of monthly payments from the borrower, the payment of all principal and interest to us, the payment of all real estate taxes and insurance to be paid out of escrow, regular distribution of information regarding the application of all funds received, and enforcement of collection for all delinquent accounts, including foreclosure of an account when and as necessary.

     (8) The amount of servicing fees paid to SCMI will depend upon the principal balance of the loans serviced by SCMI or CRC. The numbers set forth herein assume that SCMI services all of our Mortgage Investments, and all of our money is invested in Mortgage Investments.

     (9) If we foreclose on a property securing a Mortgage Investment and sell the property, we may pay real estate brokerage fees which are reasonable, customary and competitive, taking into consideration the size, type and location of the property (the "Competitive Commission"), which shall not in the aggregate exceed 6% of the gross sales price of the property; however, as to the Advisor, a Trustee, or an Affiliate thereof, such fees shall be paid only if such person provides a substantial amount of services in the sales effort, in which case such fees shall not exceed the lesser of (i) a percentage of the gross sales price of a property equal to 50% of the Competitive Commission, or
(ii) 3% (three percent) of the gross sales price of a property.

     (10) When our audited annual financial statements are received each year, the Advisor will determine if the following conditions are satisfied:

(i) (A) the total of the Adjusted Contributions as of the end of the most recent fiscal year and any undistributed cash as of that date equals (B) the Gross Offering Proceeds as of that date less cumulative Capital Distributions made through that date; and

(ii) for the year then ended, our Net Income equals or exceeds a 10% per annum non-compounded cumulative return on our Adjusted Contributions. The determination of our annual non-compounded cumulative return on our Adjusted Contributions will be made by dividing our total Net Income for that year by the average of the month end Adjusted Contributions during that year.

If our Trustees agree that both of the above conditions are satisfied, we will, subject to the restrictions set forth in footnote (11) below, pay the Advisor the Subordinated Incentive Fee.

     (11) In no event may the Subordinated Incentive Fee exceed the amount permitted under Section IV.D. of the Statement of Policy on Real Estate Investment Trusts adopted by the North American Securities Administrators Association (?NASSA?) and in effect on the date of this Prospectus.

                    II. FINANCIAL STATEMENTS

     Financial Statements of the Company. The Financial Statements of United Mortgage Trust, as of December 31, 2000 and December 31, 2001 and for the periods then ended that are included in this Supplement have been audited by Jackson & Rhodes, P.C., independent auditors.


UNITED MORTGAGE TRUST

INDEX TO FINANCIAL STATEMENTS                                           16

Independent Auditors? Report                                            17

Balance Sheets as of December 31, 2001 and 2000                         18

Statements of Income Years Ended December 31, 2001, 2000 and 1999       19

Statements of Changes in Shareholders? Equity Years Ended
  December 31, 2001, 2000 and 1999                                      20

Statements of Cash Flows Years Ended December 31, 2001, 2000 and 1999   21

Notes to Financial Statements                                           22

Balance Sheets as of June 30, 2002 and December 31, 2001                27

Statements of Income for the Three Months and Six Months
  Ended June 30, 2002 and 2001                                          28

Statements of Cash Flows the Six Months Ended June 30 2002 and 2001     29

Notes to Financial Statements                                           30

INDEPENDENT AUDITORS? REPORT


Board of Trustees
United Mortgage Trust

We have audited the accompanying balance sheets of United Mortgage Trust as of December 31, 2001 and 2000, and the related statements of income, changes in shareholders? equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company?s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Mortgage Trust as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.



                                                 Whitley Penn



Dallas, Texas
February 7, 2002 (Except as to the last two paragraphs of Note 6, which are as of October 21, 2002.)

















                                    xviii



                          UNITED MORTGAGE TRUST
                             BALANCE SHEETS

                                                    December 31,
                                           2001                    2000
                                           ----------------------------
ASSETS

Cash                                       $    33,569      $   200,912
Investment in residential mortgages
  and contracts for deed                    39,683,246       33,419,399
Interim mortgages                           17,529,898        6,453,111
Accrued interest receivable                  1,229,360          667,513
Receivable from affiliate (Note 5)             691,554          105,765
Equipment, less accumulated depreciation
  of $2,296 and $1,776, respectively             1,895            2,415
Other assets                                    46,891           56,971
                                           -----------      -----------
Total Assets                               $59,216,413      $40,906,086
                                           ===========      ===========
LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Line of credit (Note 3)                  $   810,000      $ 7,000,000
  Dividend payable                             543,413          308,239
  Accounts payable & accrued
    liabilities                                141,726            3,606
                                           -----------      -----------
      Total Liabilities                      1,495,139        7,311,845
                                           -----------      -----------
Commitments and contingencies (Note 6)

Shareholders' equity:
  Shares of beneficial interest; $.01 par
    Value; 100,000,000 shares authorized;
    3,352,161 and 1,884,043 shares
    issued; 3,293,114 outstanding
    in 2001                                     33,299           18,840
  Additional paid-in capital                58,352,199       33,541,746
  Retained earnings                             85,766           33,655
                                           -----------      -----------
                                            58,471,264       33,594,241
  Less treasury stock, 39,047 shares
     In 2001 at cost                          (749,990)          ---
                                           -----------      -----------

      Total Shareholders' Equity            57,721,274       33,594,241
                                           -----------      -----------

Total Liabilities & Shareholders?Equity    $59,216,413      $40,906,086
                                           ===========      ===========

See accompanying notes to financial statements.



                                    xix



UNITED MORTGAGE TRUST
STATEMENTS OF INCOME

                                                  December 31,
                                        2001          2000          1999
                                     --------------------------------------

Revenues:
Interest income                      $5,679,657    $3,809,679    $2,502,504
                                     ----------    ----------    ----------
Expenses:
  Salaries and wages                       --         169,841        92,330
  General and administrative            464,034       348,707       244,972
  Interest expense                      430,790       562,749       357,702
  Expense reimbursement from
    affiliate (Note 5)                 (430,790)     (228,162)     (169,426)
                                     ----------    ----------    ----------
                                        464,034       853,135       525,578
                                     ----------    ----------    ----------

Net income                           $5,215,623    $2,956,544    $1,976,926
                                     ----------    ----------    ----------

Net income per share of
  beneficial interest                     $1.98         $1.95         $2.08
                                          -----         -----         -----
Weighted average shares
  outstanding                         2,636,690     1,514,014       952,098
                                      ---------     ---------     ---------

See accompanying notes to financial statements.
























                                    xx



                                           UNITED MORTGAGE TRUST
                                STATEMENTS OF CHANGES IN SHAREHOLDERS? EQUITY

                                   Shares of          Additional      Retained
                               Beneficial Interest     Paid-in        Earnings    Treasury
                               Shares       Amount     Capital       (Deficit)     Stock        Total
                               -------------------    -----------    ----------   ---------   -----------
Balance, Dec 31, 1998           734,271      7,343    $12,974,938    $   69,667   $   --      $13,051,948

Proceeds from shares issued     451,273      4,513      8,072,383         --          --        8,076,896
Dividends ($2.03 per share)      --          --           --         (1,930,931)      --       (1,930,931)
Net income                       --          --           --          1,976,926       --        1,976,926
                              ---------    -------    -----------    ----------   --------    -----------
Balance, Dec 31, 1999         1,185,544     11,856     21,047,321       115,662       --       21,174,839

Proceeds from shares issued     698,499      6,984     12,494,425         --          --       12,501,409
Dividends ($2.01 per share)      --          --           --         (3,038,551)      --       (3,038,551)
Net income                       --          --           --          2,956,544       --        2,956,544
                              ---------   --------    ----------     ----------   --------    -----------
Balance, Dec 31, 2000         1,884,043     18,840     33,541,746        33,655       --       33,594,241

Proceeds from shares issued   1,448,118     14,482     24,810,430         --          --       24,824,912
Purchase of treasury stock        --          --           --             --      (749,990)      (749,990)
Dividends ($1.96 per share)       --          --           --        (5,163,512)      --       (5,163,512)
Net income                        --          --           --         5,215,623       --        5,215,623
                              ---------    -------    -----------    ----------   --------    -----------
Balance, Dec 31, 2001         3,332,161    $33,322    $58,352,176    $   85,766   (749,990)   $57,721,274
                              ---------    -------    -----------    ----------   --------    -----------

See accompanying notes to financial statements.



                                                     xxi



                                  UNITED MORTGAGE TRUST
                                STATEMENTS OF CASH FLOWS

                                                         December 31,
                                              2001          2000           1999
                                         ----------------------------------------
Cash flow from operating activities:
  Net income                             $ 5,215,623   $ 2,956,544    $ 1,976,926
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Depreciation and amortization              520           520            520
      Net amortization of discount on
        mortgage investments                  (9,506)      (32,266)       (51,690)
      Changes in assets and liabilities:
        Accrued interest receivable         (561,847)     (423,132)      (110,903)
        Other assets                          10,080       (16,621)       (35,000)
        Accounts payable and accrued
          liabilities                        138,118         3,480         (1,393)
                                         -----------   -----------    -----------
            Net cash provided by
            operating activities:          4,792,988     2,488,525      1,778,460
                                         -----------   -----------    -----------

Cash flow from investing activities:
  Investment in residential mortgages and
    contracts for deed                     (9,160,813)  (12,122,681)  (12,084,748)
  Principal receipts on residential
    mortgages and contracts for deed        2,906,742       957,140     1,746,963
  Investment in interim mortgages         (24,227,491)  (11,871,385)   (8,449,544)
  Principal receipts on interim
    mortgages                              13,150,704     9,617,906     7,534,936
  Loan acquisition costs                        --         (344,124)     (328,129)
  Purchase of equipment                         --             (716)         (753)
                                          -----------   -----------   -----------
            Net cash used in investing
            activities:                   (17,331,128)  (13,763,860)  (11,581,275)
                                          -----------   -----------   -----------
Cash flow from financing activities:
  Proceeds from issuance of shares of
    beneficial interest                    24,824,912    12,501,409     8,076,896
  Net borrowings on line of credit         (6,190,000)    2,000,000     3,515,691
  Receivable from affiliate                  (585,789)      (82,000)       (8,581)
  Purchase of treasury stock                 (749,990)         --            --
  Dividends                                 4,928,336)   (2,957,493)   (1,824,914)
                                          -----------   -----------   -----------
            Net cash provided by
            financing activities:          12,370,797    11,461,916     9,759,092
                                          -----------   -----------   -----------

Net increase (decrease) in cash              (167,343)      186,581       (43,723)

Cash at beginning of year                     200,912        14,331        58,054
                                          -----------   -----------   -----------
Cash at end of period                     $    33,569   $   200,912   $    14,331
                                          -----------   -----------   -----------

Interest paid                            $    397,361   $   562,749   $   357,731
                                         ------------   -----------   -----------
See accompanying note to financial statements.


                                    xxii




                         UNITED MORTGAGE TRUST
                      Notes to Financial Statements
                     December 31, 2001, 2000 and 1999

1. DESCRIPTION OF BUSINESS

THE COMPANY

United Mortgage Trust (?the Company?) is a Maryland real estate investment trust which qualifies as a real estate investment trust (a ?REIT?) under federal income tax laws. The Advisor to the Company is a shareholder, Mortgage Trust Advisors, Inc., (the ?Advisors?) a Texas corporation. The Company invests exclusively in first lien, fixed rate mortgages secured by single family residential property throughout the United States. Such loans are originated by others to the Company?s specifications or to specifications approved by the Company. Most, if not all, of such loans are not insured or guaranteed by a federally owned or guaranteed mortgage agency.

The Company is offering up to 5,000,000 Shares of Beneficial Interest at $20 per share on a "best efforts" basis. In addition, we are offering up to 750,000 Shares to investors who want to participate in our Reinvestment Plan.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash and certificates of deposit with original maturities of less than three months.

RESIDENTIAL MORTGAGES, CONTRACTS FOR DEED AND INTERIM MORTGAGES

Residential Mortgages, Contracts for Deed and Interim Mortgages are recorded at the lower of cost or estimated net realizable value, net of discounts and including loan acquisition costs. The mortgage investments are collateralized by real property owned by the borrowers. Loan acquisition fees are incurred when the Company purchases the interim mortgages.

The loan acquisition fees and discounts on the notes are amortized using the interest method over the estimated life of the mortgages (5-1/2 years). Unamortized discount amounted to $335,745 and $527,652 at December 31, 2001 and 2000, respectively. Unamortized loan acquisition costs amounted to $407,331 and $638,048 at December 31, 2001 and 2000, respectively.



                                    xxiii


OFFICE EQUIPMENT

Office equipment is recorded at cost and depreciated by the straight-line method over the five-year expected useful lives of the assets. Expenditures for normal maintenance and repairs are charged to income, and significant improvements are capitalized.

INCOME TAXES

The Company intends to continue to qualify as a REIT under the Internal
Revenue Code of 1986 as amended (the ?Code?).   A REIT is generally not
subject to federal income tax on that portion of its REIT taxable income (?Taxable Income?) which is distributed to its shareholders provided that at least 95% of Taxable Income is distributed. No provision for taxes will be made in the financial statements, as the Company believes it is in compliance with the Code.

BASIC EARNINGS PER SHARE

The Company has adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128?). SFAS 128 provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive earnings per share reflects the potential dilution of securities that could share in the earnings of the Company. Because the Company?s potential dilutive securities are not dilutive, the accompanying presentation is only of basic loss per share.

 3. LINE-OF-CREDIT

The Company had a $7,000,000 line-of-credit maturing on August 22, 2001, collateralized with the assignment of certain Residential Mortgages. Interest was fixed at 10.5%. Before the maturity date of the agreement the Company negotiated a new twelve-month credit facility in the amount of $10,000,000, which expires on July 11, 2002. The line-of-credit is collateralized with the assignment of certain Residential Mortgages. Interest is at prime plus 0.5%, which was 5.25% at December 31, 2001.

 4. STOCK OPTIONS

The Chairperson received options to purchase 2,500 shares of Company stock at $20 per share under the terms of her employment agreement which expired January 1, 2001. She will no longer receive options because she is not an independent trustee.











                                    xxiv



For each year in which they serve, each Trustee of the Company also receives 5-year options to purchase 2,500 shares of Company stock at $20 per share Following is a summary of the options transactions:

                                             2001     2000     1999

Outstanding at beginning of year           40,000   30,000   20,000
   Granted                                  7,500   10,000   10,000
   Expired                                     --     --       --
   Exercised                                   --     --       --
                                           ------   ------   ------
Outstanding at end of year                 47,500   40,000   30,000
                                           ------   ------   ------
Exercisable at end of year                 47,500   40,000   30,000
                                           ------   ------   ------
Exercise price per share                   $20.00   $20.00   $20.00
                                           ------   ------   ------


In October 1995, the Financial Accounting Standards Board (?FASB?) issued SFAS 123, ?Accounting for Stock-Based Compensation.? SFAS 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award. However, SFAS 123 also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, ?Accounting for Stock Issued to Employees.?

Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. Entities electing to remain with the accounting in Opinion 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. The pro forma disclosure requirements are effective for financial statements for fiscal years beginning after December 15, 1995. The Company has elected to measure compensation cost, including options issued, under Opinion 25.

No pro forma disclosures are provided herein since the calculated fair value of the options was nominal.

5. RELATED PARTY TRANSACTIONS

Effective January 1, 2001, the Company entered into an Advisory Agreement with UMT Advisors, Inc. (the Advisor) whereby, the Advisor is to provide UMT with day-to-day management and administrative services subject to the supervision and review by the Trustees. In consideration of the agreement, the Company has paid the Advisors a Trust Administration Fee of $249,298 for the year ended December 31, 2001. In addition, the Advisor has also agreed to reimburse the Company for the interest expense of $430,790 for the year ended December 31, 2001.


                                    xxv


5. RELATED PARTY TRANSACTIONS (CONTINUED)

As of January 1, 2001 the Company?s obligation under the terms of its lease agreement with South Central Mortgage, Inc. (?SCM?) was assumed by its Advisor and no rent was paid by the Company in 2001. During 2000, the Company leased its office space from an affiliate under terms of a month-to-month lease at $5,409 per month and subleases a major portion of the space to SCM, a related party, for $4,668 per month. The sublease rental rate is approximately five percent higher than the amount paid by the Company. Rent expense amounted $8,487 and $6,681 for the years ended December 31, 2000 and 1999.

The Company purchased first lien mortgage notes and contracts for deed from SCM and private individuals for $9,175,116, $12,122,681 and $12,084,748 for the years ended December 31, 2001, 2000 and 1999, respectively. Under the terms of a Mortgage Servicing Agreement with SCM, the Company incurred service fees of $185,366, $138,659 and $82,735 during 2001, 2000 and 1999, respectively. The Company also paid acquisition fees to the Advisor of $344,124 and $323,068 in 2000 and 1999, respectively.

The Company purchased Interim Mortgages from SCM and Capital Reserve Corporation, an affiliate of the Company, for $24,227,491, $11,871,385 and 8,449,544 for the years ended December 31, 2001, 2000 and 1999, respectively.

6. COMMITMENTS AND CONTINGENCIES

CONCENTRATION OF CREDIT RISK

Financial instruments which potentially expose the Company to concentrations of credit risk are primarily temporary cash investments and mortgage notes receivable. The Company places its temporary cash investments with major financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. The majority of all first lien mortgage notes receivable are ?Sub-Prime, B and C Grade? notes secured by single family homes, principally in the Dallas/Fort Worth, Houston and San Antonio Metropolitan areas.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, ?Disclosures about Fair Value of Financial Instruments.? The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. The fair value of cash and cash equivalents, receivables and accounts and notes payable approximate carrying value due to the short-term maturity of the instruments. The fair value of first lien mortgage notes approximates carrying value based on their effective interest rates compared to current market rates.

POTENTIAL LOAN LOSSES

As part of the Company?s agreement to acquire notes from SCM (Note 6), SCM agrees to repurchase, at no loss to the Company, any note that is in default


                                    xxvi


for a period up to one year after acquisition. SCM may satisfy its repurchase requirement by either assigning to the Company a replacement note or by funding to the Company of its lost interest, tax and insurance escrow payments, as well as any costs incurred by the Company related to curing the default. At December 31, 2001, approximately one-third of the Company?s portfolio consisted of notes with recourse agreements. The Company began 2001 with 33 defaulted loans, had an additional 55 loans default, sold 11 outright, sold 23 to new borrowers and ended the year with 54 defaulted loans. The resold properties resulted in a slight gain in 2001 and 2000. Of the 54 properties vacant at December 31, 2001, 23 are covered under a recourse agreement. The potential loss of interest on the remaining 31 is approximately $460 per month for every month that the property is defaulted plus foreclosure, repair and remarketing expenses less any amount in excess of the loan balance realized from a sale of the property. Of the Company?s properties that have been resold, the average length of default is 8 months. Potential loss of interest per property would then be approximately $3,200 if the Company fails to recover interest upon the resale of a defaulted loan.
No provision for loan losses has been provide as the Company believes its exposure to losses as of December 31, 2001 and 2000 was nominal.

Right of Rescission

     We face a contingent liability for rescission to those investors who purchased our shares after April 30, 2002 and until the effectiveness of this post-effective amendment no. 1 as a result of our failure to file this amendment within the time period specified.

     The Company was required to file a Post-Effective Amendment to its original registration statement by April 30, 2002 to include updated financial information and did not do so. Although the Company has provided to all existing and prospective investors supplements to the prospectus including Company financial statements through June 30, 2002, because the Company did not file a post-effective amendment with the required financial statement information by April 30, 2002, persons who have purchased shares in the Company since that date may have the right to rescind their purchases and to compel the Company to repurchase their shares at the purchase price paid for them. Since April 30, 2002 and through October 21, 2002, the Company has sold approximately $18 million of shares.

     As a result of this contingent liability, the Company could be could be required to make a rescission offer to all such purchasers. The Company currently has up to $10 million available under its credit facility with Wells Fargo Bank to fund any share repurchases that it could be required to make as a result of any such rescission. The Company will continue to reserve an amount equal to the aggregate amount of this contingent liability for rescission until such time that it is determined that shareholders do not have the right to rescind or the shareholders have elected to rescind or waive their right to rescind. If, as a result of a rescission offer or otherwise, the Company was required to rescind sales of its shares sold subsequent to April 30, 2002 such rescission, if in a material amount, could have a material adverse impact on the Company and its business since it could be necessary for the Company to liquidate a portion of its investments which could have an adverse effect on the income per share.



                                    xxvii

                             UNITED MORTGAGE TRUST
                                BALANCE SHEETS

                                            June 30,       December 31,
                                              2002            2001____
                                           (unaudited)      (audited)
ASSETS

Cash                                       $   615,596       $   33,569
Investment in residential mortgages
  and contracts for deed                    40,359,869       39,683,246
Interim mortgages                           29,273,987       17,529,898
Accrued interest receivable                  1,560,441        1,229,360
Receivable from affiliate                      860,415          546,720
Receivable from reinvestment                   148,000          144,834
Equipment, less accumulated depreciation
  of $3,076 and $2,296, respectively            10,336            1,895
Other assets                                    40,165           46,891

Total Assets                               $72,868,809      $59,216,413

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Line of credit                           $ 1,300,000      $   810,000
  Dividend payable                             668,000          543,413
  Accounts payable & accrued
    liabilities                                  9,058          141,726

      Total Liabilities                    _ 1,977,058      _ 1,495,139

Commitments and contingencies

Shareholders' equity:
  Shares of beneficial interest; $.01 par
    Value; 100,000,000 shares authorized
    4,121,351 and 3,329,911 shares
    issued and 4,055,603 and 3,290,024
      outstanding, respectively                 41,214           33,299
  Additional paid-in capital                72,132,142       58,352,199
  Retained earnings                             18,425           85,766

                                            72,191,781       58,471,264
  Less treasury stock, 66,644 and
    39,047 shares in 2002 and 2001,
    at cost                                 (1,300,030)       (749,990)

      Total Shareholders' Equity           _70,891,751      _57,721,274

Total Liabilities & Shareholders?Equity    $72,868,809      $59,216,413



See accompanying notes to financial statements.

                                  xxviii
                               UNITED MORTGAGE TRUST
                                STATEMENTS OF INCOME
                        For the Three Months and Six Months
                            Ended June 30, 2002 and 2001
                                     (Unaudited)

                                 Three Months Ended       Six Months Ended
                                      June 30,                 June 30,
                               2002              2001   2002              2001

Revenues:
  Interest income              $1,997,755  $1,334,244   $3,678,925  $2,537,042
  Advisory contribution           100,000      --          300,000       --
  Gain on sale of notes            (1,842)     10,267       (1,034)     10,267

                               $2,095,913  $1,344,511   $3,977,891  $2,547,309

Expense:
  General and administrative       82,440      56,318      182,570     109,037
  Interest expense                  2,844     135,043       17,989     315,770
  Management Fee                  100,491      57,587      183,854     109,470

                                  185,775     248,948      384,413     534,277

Net income                     $1,910,138  $1,095,563   $3,593,478  $2,013,032

Net income per share
   of beneficial interest           $0.49       $0.45        $0.98       $0.90


Weighted average
    shares outstanding          3,865,715   2,423,289    3,659,755   2,236,106


See accompanying notes to financial statements.




















                                    xxix



                          UNITED MORTGAGE TRUST
                         STATEMENTS OF CASH FLOWS
          For the Six Months Ended June 30, 2002 and 2001 (unaudited)

                                                       June 30,
                                              2002 ______         2001

Cash flows from operating activities:
  Net income                                  $3,593,478    $2,013,032
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Depreciation and amortization                  260           259
      Net amortization of discount on
        mortgage investments                      (7,774)       (1,892)
      Changes in assets and liabilities:
        Accrued interest receivable             (331,145)     (117,511)
        Other assets                              (1,974)     (221,290)
        Accounts payable and accrued
          liabilities                           (133,242)       21,322
          Net cash provided by operating
            activities:                        3,119,603     1,693,920

Cash flows from investing activities:
  Investment in residential mortgages
    and contracts for deed                     (2,374,141)  (5,684,372)
  Principal receipts on residential
    mortgages and contracts for deed            1,700,010    1,497,705
  Investment in interim mortgages             (24,059,669)  (9,738,891)
  Principal receipts on interim mortgages      12,320,861    5,462,394
        Net cash used in investing
         activities:                          (12,412,939)  (8,463,164)

Cash flows from financing activities:
  Proceeds from issuance of shares of
    beneficial interest                        13,784,692   12,040,677
  Purchase of treasury stock                     (550,040)      --
  Net borrowings (payments)on
    credit line                                   490,000   (3,350,000)
  Receivable from affiliate                      (313,632)      13,871
  Dividends                                    (3,535,657)  (2,120,722)
        Net cash provided by financing
          activities:                           9,875,363    6,583,826

Net increase (decrease)in cash                    582,027     (185,418)

Cash at beginning of period                        33,569      200,912

Cash at end of period                         $   615,596   $   15,494

Interest paid                                 $    17,980   $  315,770


See accompanying note to financial statements.

                                    xxx


                             UNITED MORTGAGE TRUST
                         Notes to Financial Statements
            For the Three Months and Six Months Ended June 30, 2002

1. Description of Business

The Company

United Mortgage Trust (?the Company?) is a Maryland real estate investment trust which qualifies as a real estate investment trust (a ?REIT?) under federal income tax laws. The Advisor to the Company is UMT Advisors, Inc., (the ?Advisor?) a Texas corporation. The Company invests exclusively in first lien, fixed rate mortgages secured by single-family residential property throughout the United States. Such loans are originated by others to the Company?s specifications or to specifications approved by the Company. Most, if not all, of such loans are not insured or guaranteed by a federally owned or guaranteed mortgage agency.

The Company is offering up to 5,000,000 Shares of Beneficial Interest at $20 per share on a "best efforts" basis. In addition, we are offering up to 750,000 Shares to investors who want to participate in our Reinvestment Plan.

2. Basis of Presentation

The accompanying unaudited financial statements were prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB of Regulation S-B. They do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. However, except as disclosed herein, there has been no material change in information disclosed in the notes to the financial statements for the year ended December 31, 2001 included in the Company?s 10-KSB filed with the Securities and Exchange Commission. The interim unaudited financial statements should be read in conjunction with those financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, were made. Operating results for the three months and six months ended June 30, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002.

3. Line-of-Credit

The Company has a twelve-month credit facility with a maximum borrowing limit of $10,000,000, which expired on July 10 and was renewed on July 11, 2002 with the same terms and conditions. The line-of-credit is collateralized with the assignment of certain Residential Mortgages. Interest on the outstanding balance was 5.25% at June 30, 2002 and was based on 0.50% above the bank?s prime rate fixed for one year.

Outstanding balances at June 30, 2002 and 2001 were $1,300,000 and $3,650,000, respectively. Interest paid during the three-month and six-month periods was $2,840 and $17,980 and $135,040 and $315,770, respectively.




                                    xxxi


4. Related Party Transactions

The Company has an Advisory Agreement with its Advisor, UMT Advisors, Inc. (?UMTA?) to manage the day-to-day operations of the Company and generally, the day-to-day expenses associated with running the Company are born by UMTA. The Company was charged a Trust Management Fee, calculated monthly, that was $100,500 and $57,600 for the three-month periods ended June 30, 2002 and 2001, respectively, and $183,900 and $109,500 for the six-month periods, respectively. The fee was calculated as 1/12th of 1/2 of 1% of the first $50,000,000 of income producing assets and 1/12th of 1% of income producing assets in excess of $50,000,000. Under the terms of the Advisory Agreement the Company paid Acquisition Fees to the Advisor for providing services related to identifying and purchasing loans. The fee was calculated as 3% of Net Proceeds (Gross Proceeds less selling commissions and wholesaling and marketing allocations). Fees paid during the three- month periods were $207,200 and $182,000, respectively. Fees paid during the six-month periods were $406,000 and $379,000, respectively.

The Company has a Mortgage Servicing Agreement with South Central Mortgage, Inc., (?SCMI?), an affiliate, incurring service fees of $51,000 and $46,000 for the three months and $97,000 and $90,000 for the six months ended June 30, 2002 and 2001, respectively.

Under the terms of an agreement dated May 1, 2002 but effective from January 1, 2002, referred to as the Yield Contribution Agreement, UMTA agreed to contribute from time to time the amount necessary to allow UMT to maintain a 10% dividend to its shareholders through June 30, 2002. During the current quarter that amount was $100,000; for the six months the amount was $300,000.



























                                    xxxii



                             UNITED MORTGAGE TRUST

                     5,750,000 Shares of Beneficial Interest

                                $20 Per Share

             Minimum Investment Per Investor - 250 Shares ($5,000)

            (50 Shares ($1,000) for IRAs, Keough and Pension Plans)

     Of the 5,750,000 Shares of Beneficial Interest (?Shares?) that we have registered, we are offering 5,000,000 Shares to investors who meet our suitability standards and up to 750,000 Shares to participants in our Reinvestment Plan.

     United Mortgage Trust is a real estate investment trust (a "REIT") that invests in mortgages and contracts for deed. Most, if not all, of the mortgages and contracts for deed that we purchase are not insured or guaranteed by a federally owned or guaranteed mortgage agency and involve borrowers who do not satisfy all of the income ratios, credit record criteria, loan-to-value ratios, employment history and liquidity requirements of conventional mortgage financing.

     Significant risks of an investment in the Shares include:

- The lack of a public trading market for the Shares.
- Our investments are not insured or guaranteed and our borrowers generally have a higher credit risk than borrowers of insured or guaranteed mortgages.
- We rely substantially on UMT Advisors, Inc. (our ?Advisor).
- There are conflicts of interest on the part of our Advisor and its affiliates.


                              The Offering

- We are offering to sell a maximum of 5,750,000 Shares of Beneficial
Interest.
- You must purchase a minimum of 250 Shares for $5,000 (50 Shares for $1,000 for IRAs, Keough and pension plans).
The offering of the Shares will continue until we have sold all Shares or March 31, 2005, whichever first occurs.
There is no escrow of offering proceeds.
- We are offering the Shares through selected members of the National Association of Securities Dealers, Inc. (?Participating Dealers?) on a ?best efforts? basis which means that the Participating Dealers are not required to purchase any of the Shares being offered and, therefore, no specified number of Shares are guaranteed to be sold and no specified amount is guaranteed to be raised from this offering.
- We will pay Participating Dealers selling commissions of 8%, and a commission of 5% for Shares sold under the Reinvestment Plan. We will also reimburse bona fide due diligence expenses of Participating Dealers up to a maximum aggregate amount of $100,000.
- We will allocate up to 2% for reimbursement of wholesaling and marketing expenses and may reallow to Participating Dealers up to 2% of the Shares sold by them for such services performed by them.




                                           Per Share          Total
                                           ---------       ------------
Public Offering Price                         $20.00       $100,000,000
Selling Commissions                            $1.60         $8,000,000
Wholesaling and Marketing Allocation            $.40         $2,000,000
                                           ---------       ------------
Net Proceeds Before Expenses                  $18.00        $90,000,000

     Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The use of forecasts in this offering is prohibited. Any representations to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence which may flow from an investment in the Shares is not permitted.


          The date of this Prospectus is June 4, 2001


































                                     i



TABLE OF CONTENTS

                                                                         Page

QUESTIONS AND ANSWERS ABOUT UNITED MORTGAGE TRUST?S PUBLIC OFFERING        vi
PROSPECTUS SUMMARY                                                          1
     Our Company                                                            1
     Investment Objectives                                                  1
     Our Management and Affiliates                                          1
     Investment Policy                                                      1
     Our Advisor and Affiliates                                             2
     Our REIT Status                                                        2
     The Offering                                                           2
     Our Prior Offering History                                             2
     Summary Risk Factors                                                   3
     Sources Of Distributions And Their Tax Treatment                       3
     Compensation To The Advisor And Its Affiliates                         3
     Reinvestment Plan                                                      4
     Share Repurchase Plan                                                  4
     Reinvestment And Distributions Of Disposition
        Proceeds Of Mortgage Investments                                    4

     Limitation On Total Operating Expenses                                 5
     Restriction On Borrowings                                              5
     Fiscal Year                                                            5
     Glossary                                                               5
RISK FACTORS                                                                5
     Investment Risks                                                       6
     Management Risks                                                       7
     Operations Risks                                                       9
     Tax Risks                                                             12
     Retirement Plan Risks                                                 13
SUITABILITY STANDARDS AND HOW TO SUBSCRIBE                                 14
     Suitability Standards                                                 14
     How To Subscribe                                                      15
ESTIMATED USE OF PROCEEDS                                                  15
MANAGEMENT COMPENSATION                                                    17

                                    ii


CONFLICTS OF INTEREST                                                      21
THE COMPANY                                                                25
     Investments Portfolio                                                 26
SELECTED FINANCIAL DATA                                                    28
MANAGEMENT?S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION OF THE COMPANY                                                   29

     Results of Operation ? The Years Ended
     December 31, 2000 and 1999                                            30

     Capital Resources and Liquidity                                       32
INVESTMENT OBJECTIVES AND POLICIES                                         33
     Principal Investment Objectives                                       33
     Investment Policy                                                     33
     Underwriting Criteria                                                 34
     Temporary Investments                                                 37
     Other Policies                                                        38
     Changes In Investment Objectives And Policies                         39
MANAGEMENT                                                                 39
     General                                                               39
     Fiduciary Responsibility Of Trustees                                  40
     Limitation On Liability Of Trustees And Officers                      40
     Indemnification Of Trustees, Officers And Others                      40
     Shareholders? Rights and Remedies                                     41
     Defenses Available To Trustees And The Advisor                        41
     Our Trustees And Officers                                             42
     Committees And Meeting                                                43
     Compensation Of Trustees                                              43
     Certain Transactions                                                  44
THE ADVISOR AND THE ADVISORY AGREEMENT                                     44
     The Advisor                                                           44
     Summary Of The Advisory Agreement                                     46
PRINCIPAL SHAREHOLDERS                                                     49
DIVIDEND POLICY AND DISTRIBUTIONS                                          49
SUMMARY OF REINVESTMENT PLAN                                               51
SHARE REPURCHASE PROGRAM                                                   52


                                    iii


FEDERAL INCOME TAX CONSIDERATIONS                                          54
     General                                                               54
     Qualification As A REIT                                               55
     Taxation Of The Company                                               58
     Taxation Of Taxable Shareholders                                      59
     Taxation Of Tax-Exempt Entities                                       60
     Statement Of Stock Ownership                                          61
     State And Local Taxes                                                 61
ERISA Considerations                                                       61
     Annual Valuation                                                      63
SUMMARY OF DECLARATION OF TRUST                                            64
     Shareholder Meetings                                                  64
     Shareholders Voting Rights                                            64
     Shareholder Lists; Inspection Of Books and Records                    65
     Trustees                                                              65
     Amendment Of The Declaration Of Trust                                 66
     Responsibility Of Trustees                                            66
     Limited Liability Of Trustees                                         67
     Description Of The Shares                                             67
     Maryland Anti-Takeover Law Provisions                                 68
     Restrictions On Transfer Of Shares                                    69
     Restrictions On Certain Conversion Transactions and Rollups           70
     Ratification Of Declaration Of Trust                                  71
     Termination                                                           71
     Limitation On Total Operating Expenses                                71
     Limitation On Acquisition Expenses And Fees                           71
     Restrictions On Transactions With Affiliates                          72
     Restrictions On Borrowings                                            72
     Restriction On Investments                                            73
CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS                                    74
     Mortgages And Deeds Of Trust And Contract For Deed Generally          74
     Foreclosure                                                           75
     Environmental Risks                                                   77
     Junior Mortgage And Deeds Of Trust; Rights Of Senior Mortgages Or
     Beneficiaries                                                         79


                                    iv


     Statutory Rights Of Redemption                                        80
     Anti-Deficiency Legislation                                           81
     Bankruptcy Laws                                                       81
     Enforceability Of Certain Provisions                                  82
THE OFFERING                                                               84
     Shares Offered                                                        84
     Minimum Purchase Requirements                                         84
     Suitability Requirements                                              85
     Termination Of The Offering                                           85
     Purchases By Qualified Plans                                          85
     Broker Compensation                                                   85
     Subscription procedure                                                87
SALES MATERIAL                                                             88
LEGAL MATTERS                                                              89
REPORTS TO INVESTORS                                                       89
EXPERTS                                                                    90
     Additional Information                                                90
GLOSSARY                                                                   91
FINANCIAL STATEMENTS                                                       97
SUBSCRIPTION AGREEMENT                                                    101
PART II                                                                   111
INFORMATION NOT REQUIRED IN PROSPECTUS                                    111
SIGNATURES                                                                114
EXHIBIT 1.1                                                               115
EXHIBIT 4.1                                                               127
EXHIBIT 4.2                                                               129
EXHIBIT 10.1                                                              132
EXHIBIT 10.3                                                              144
EXHIBIT 23.1                                                              150






                                    v


QUESTIONS AND ANSWERS ABOUT UNITED MORTGAGE TRUST?S PUBLIC OFFERING

Q:    What is United Mortgage Trust?

A:    We are a Texas-based real estate investment trust (?REIT?) organized in
1996 under the laws of the State of Maryland to acquire Mortgages and Contracts for Deed that are not insured or guaranteed by a federally owned or guaranteed mortgage agency and with borrowers who do not satisfy all of the income ratios, credit record criteria, loan-to-value ratios, employment history and liquidity requirements of conventional mortgage financing.

Q:    What is a REIT?

A:    In general, a REIT is a company that

- pays distributions to investors of at least 90% of its taxable income;

- combines the capital of many investors to acquire or provide financing for real estate;

- offers benefits of a diversified portfolio under professional management; and

- typically is not subject to "double taxation,? i.e., taxation at both the entity and shareholder levels. A REIT is eligible for this tax treatment if it satisfies certain federal income tax requirements.

Q.    What kind of offering is this?

A:    We are offering up to 5,000,000 Shares of Beneficial Interest at $20
per share on a "best efforts" basis. In addition, we are offering up to 750,000 Shares to investors who want to participate in our Reinvestment Plan. Participating Dealers may provide a discount of up to 2% of the price per Share to Institutional Investors who purchase at least 50,000 Shares.

Q:    How does a "best efforts" offering work?

A:    When we offer our Shares to the public on a "best efforts" basis, we are not guaranteeing that any minimum number of Shares will be sold.
If you choose to purchase Shares in this offering, you will fill out a Subscription Agreement, like the one attached to this prospectus as Exhibit A, for a certain number of Shares and pay for the Shares at the time you subscribe. Generally, we admit a person as a shareholder on the date that we accept his or her subscription.

Q:    How long will the offering last?

A:    The offering will last until the earlier of (1) the sale of all Shares that we are offering or (2) March 31, 2005, whichever first occurs.


                                    vi



Q:    Who can buy Shares?

A:    Anyone who receives this prospectus can buy Shares provided that they have a net worth (not including home, furnishings and personal automobiles) of at least $45,000 and an annual gross income of at least $45,000; or a net worth (not including home, furnishings and personal automobiles) of at least $150,000. However, these minimum levels may vary from state to state, so you should carefully read the more detailed description in the section of this prospectus entitled "Suitability Standards and How to Subscribe".

Q:    Is there any minimum required investment?

A:    Yes.  Generally, individuals must invest at least $5,000 and IRA, Keogh or other qualified plans must invest at least $1,000.

Q:    After I subscribe for Shares, can I change my mind and withdraw my money?

A:    No. Once the Company has accepted your subscription for Shares, your subscription is irrevocable, unless the Company elects to permit you to revoke your subscription.

Q:    If I buy Shares in the offering, how can I sell them?

A:    At the time you purchase them, the Shares will not be listed for trading on any national securities exchange or over-the-counter market.
In fact, we expect that there will not be any public market for the Shares when you purchase them, and we cannot be sure if one will ever develop.
As a result, you may find that it is difficult to sell your Shares and realize a return on your investment. We plan to list the Shares on a national securities exchange or over-the-counter market within three to five years after commencement of this offering, if market conditions are favorable. As an alternative means of facilitating the sale of your Shares, we have adopted a Share Repurchase Program. Provided we have sufficient funds available, shareholders as a group may request the Company on a quarterly basis to redeem the greater of (1) $250,000 or
(2) an amount equal to the Company?s proceeds received from reinvestment of distributions for that quarter. In the event that more Shares are presented for repurchase than we have available funds under those limitations, we will repurchase Shares on a pro-rata basis. If you have held your Shares for at least two years, we will repurchase them for $20 per Share. If you have held the Shares for less than two years, we will pay you $18 per Share. The redemption procedures are described in the "Share Repurchase Program" section of this prospectus. As a result, if a public market for the Shares never develops, you should be able to obtain a return of your investment through our Share Repurchase Program beginning two years from the date on which you received your stock. The Share Repurchase Program has a number of restrictions and limitations, so we urge you to read more about it under the ?Share Repurchase Program? portion of this prospectus.


                                    vii


Q:    What will you do with the proceeds from this offering?

A:    We plan to use at least 86.84% of the proceeds to invest in Mortgage
Investments or to repay bank debt that we have incurred in order to invest in Mortgage Investments. Approximately $375,000 will be used for organizational and offering expenses and the remaining proceeds will be used for acquisitions and operating expenses. The payment of these fees will not reduce your Invested Capital. Your initial Invested
Capital amount will be $20 per share. Until we invest the proceeds in Mortgage Investments (or repayment of bank debt incurred to make such investments), we will invest them in short-term, highly liquid investments, including investments with various financial institutions.

Q:    What types of Mortgage Investments will you invest in?

A:    We intend to invest exclusively in the following types of Mortgage
Investments: (1) first lien, fixed rate mortgages secured by single-family residential property throughout the United States (we refer to those investments as ?Residential Mortgages?); (2) the seller?s unencumbered interest in fixed rate contracts for deed (also known as land contracts) for the purchase of single-family residential property throughout the United States (we refer to those investments as ?Contracts for Deed?); and (3) loans of 12 months of less in term, made by investors for the purchase, renovation and sale of single-family homes (we refer to those investments as ?Interim Mortgages?). Any references in this prospectus to ?Mortgage Investments? will refer to the Residential Mortgages, Contracts for Deed and Interim Mortgages.
The Mortgage Investments are originated by others to our specifications or to specifications approved by us. Most, if not all, of the Residential Mortgages and Contracts for Deed will not be insured or guaranteed by a federally owned or guaranteed mortgage agency and with borrowers who do not satisfy all of the income ratios, credit record criteria, loan-to-value ratios, employment history and liquidity requirements of conventional mortgage financing.

Q:    How well have your investments done so far?

A:    Our current portfolio is performing within the parameters of our investment goals. However, our experience to date does not guarantee that our future performance will be the same.

Q:    What is the experience of your Trustees?

A:    Our Trustees are comprised of individuals who have extensive previous business experience including experience with real estate. We have set forth below a summary of the background of our Trustees. For a more detailed discussion, please see ?Management-Trustees and Officers.?

Q:    How will you choose which investments to make?

A:    Our Advisor will make our investment decisions based upon the investment objectives that we have established. In addition, our investments are subject to the approval of our Trustees.

                                    viii



Q:    Is the Advisor independent of the Company?

A:    No.  Cricket Griffin, who is our President and is also a Trustee, is an employee of our Advisor. The conflicts of interest arising from the relationship between the Company and our Advisor and its affiliates are discussed under the heading ?Conflicts of Interest? later in this prospectus.

Q:    If I buy Shares, will I receive Distributions and how often?

A:    We have paid cash Distributions every month since our first distribution in September 1997. Our goal is to make monthly Distributions to our shareholders equaling an annual rate of return of at least 10%. While we have met that goal consistently since we began making Distributions, the amount of Distributions is determined by our Board of Directors and typically depends on the amount of distributable funds, current and projected cash requirements, tax considerations and other factors and our experience to date does not mean that we will necessarily meet that objective in the future. However, in order to remain qualified as a REIT, we must make Distributions equal to at least 90% of our REIT taxable income each year.

Q:    How do you calculate the payment of Distributions to shareholders?

A:    We intend to distribute substantially all of our taxable income for each year (which does not ordinarily equal net income as calculated in accordance with GAAP) to our shareholders so as to comply with the REIT provisions of the Code. To the extent we have funds available, we will declare regular monthly dividends. Any taxable income remaining after the distribution of the final regular monthly dividend each year will be distributed together with the first regular monthly dividend payment of the following taxable year or in a special dividend distributed prior thereto. The dividend policy is subject to revision at the discretion of our Board of Trustees. All Distributions will be made by us at the discretion of our Board of Trustees and will depend on our taxable earnings, our financial condition, maintenance of REIT status and such other factors as the Board of Trustees deems relevant.

Q:    What have been your Distributions to shareholders since you began operations on August 1997?

A:    We have paid the following dividends since we began operations

                              DIVIDEND         ANNUAL RATE
     MONTH                    PER SHARE        OF RETURN
September 1997                $ 0.1688         10.13%
October 1997                  $ 0.1791         10.75%
November 1997                 $ 0.1667         10.00%


                                    ix



     (continued)                    DIVIDEND         ANNUAL RATE
      MONTH                         PER SHARE        OF RETURN
December 1997                 $ 0.1667         10.00%
January 1998                  $ 0.1669         10.01%
February 1998                 $ 0.1668         10.01%
March 1998                    $ 0.1750         10.50%
April 1998                    $ 0.1850         11.10%
May 1998                      $ 0.1750         10.50%
June 1998                     $ 0.1780         10.68%
July 1998                     $ 0.1667         10.00%
August 1998                   $ 0.1667         10.00%
September 1998                $ 0.1667         10.00%
October 1998                  $ 0.1690         10.14%
November 1998                 $ 0.1690         10.14%
December 1998                 $ 0.1680         10.08%
January 1999                  $ 0.1667         10.00%
February 1999                 $ 0.1680         10.08%
March 1999                    $ 0.1680         10.08%
April 1999                    $ 0.1680         10.08%
May 1999                      $ 0.1680         10.08%
June 1999                     $ 0.1680         10.08%
July 1999                     $ 0.1680         10.08%
August 1999                   $ 0.1680         10.08%
September 1999                $ 0.1680         10.08%
October 1999                  $ 0.1680         10.08%
November 1999                 $ 0.1680         10.08%
December 1999                 $ 0.1680         10.08%
January 2000                  $ 0.1680         10.08%
February 2000                 $ 0.1667         10.00%
March 2000                    $ 0.1667         10.00%
April 2000                    $ 0.1667         10.00%
May 2000                      $ 0.1667         10.00%
June 2000                     $ 0.1667         10.00%
July 2000                     $ 0.1667         10.00%
August 2000                   $ 0.1667         10.00%
September 2000                $ 0.1667         10.00%
October 2000                  $ 0.1667         10.00%
November 2000                 $ 0.1667         10.00%
December 2000                 $ 0.1667         10.00%

Q:    Are Distributions I receive taxable?

A:    Generally, yes, unless you are a tax-exempt entity.  Distributions that you receive generally will be considered ordinary income to the extent of our current or accumulated earnings and profits. To the extent we make Distributions in excess of our current or accumulated earnings and profits, the Distributions will be treated as a tax-free return of capital to the extent of your basis in your Shares and, to the extent the Distributions exceed your basis in your Shares, as a gain from the

                                    x


sale of Shares. We also may designate Distributions in a taxable year as capital gain dividends in an amount not to exceed our net capital gain for that year. Capital gain arises from the sale of an asset for a price greater than our cost basis (typically, the sale of foreclosed property) or from prepayments of loans bought at a discount. Because each investor's tax implications are different, we suggest you consult with your tax advisor.


Q:    Do you have a Reinvestment Plan where I can reinvest my Distributions in additional Shares?

A:    Yes.  We have adopted a Reinvestment Plan under which investors can reinvest their Distributions in additional Shares. For information on how to participate in our Reinvestment Plan, see the section of the Prospectus entitled "Summary of Reinvestment Plan."

Q:    Who can help if I have more questions or if I want additional copies of this prospectus?

A:    If you have more questions about the offering, of if you would like addition copies of this prospectus, you should contact your registered representative or:

                 United Mortgage Trust Shareholder Services
                       5740 Prospect Avenue, Suite 1000
                           Dallas, Texas 75206
            Our telephone number is (800) 955-7917 or (214)237-9305,
            our facsimile number is (214) 237-9304 and our e-mail is
                            info@umtadvisors.com


























                                    xi


                            PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements. See the Glossary located at the back of this prospectus for the definition of certain terms that are capitalized in this prospectus.

THE COMPANY

     United Mortgage Trust, which we will sometimes refer to as the ?Company,? is a real estate investment trust formed under the laws of Maryland. Similar to a corporation's articles of incorporation and bylaws, the rights and privileges of our investors are governed by the Declaration of Trust that we filed with the State of Maryland. We will refer to that document as the "Declaration of Trust." Our Declaration of Trust provides for us to have perpetual life.

INVESTMENT OBJECTIVES

     Our investment objectives are to:

(1) pay regular monthly Distributions to you from net income earned on our Mortgage Investments; and

(2) to preserve and protect your capital contribution by acquiring and holding a diversified portfolio of Mortgage Investments; and

(3) to provide you with liquidity for your investment by listing the Shares on a national exchange or, if you have held your Shares for at least two years, through our Share Repurchase Program.

OUR MANAGEMENT

     Similar to the directors in a corporation, we have trustees who manage and control our affairs. We currently have five Trustees, three of whom are Independent Trustees. We also have officers who interact on a day-to-day basis with our Advisor about the operations of the Company.

INVESTMENT POLICY

     We invest exclusively in the following types of investments: (1) first lien, fixed rate mortgages secured by single-family residential property throughout the United States (we refer to those investments as "Residential Mortgages"); (2) the seller's unencumbered interest in fixed rate contracts for deed (also known as land contracts) for the purchase of single-family residential property throughout the United States (we refer to those investments as "Contracts for Deed"); and (3) loans of 12 months or less in term, made to investors for the purchase, renovation and sale of single-family homes (we refer to those investments as "Interim Mortgages"). Any references in this prospectus to "Mortgage Investments" will refer to the Residential Mortgages, Contracts for Deed and Interim Mortgages. The Mortgage Investments are originated by others to our specifications or to specifications approved by us. Most, if not all, of the Residential Mortgages and Contracts for Deed will not be insured or guaranteed by a federally owned or guaranteed mortgage agency and with borrowers who do not satisfy all of the income ratios, credit record criteria, loan-to-value ratios, employment history and liquidity requirements of conventional mortgage financing.

OUR ADVISOR AND AFFILIATES

     We use the services of UMT Advisors, Inc., whom we refer to as our ?Advisor? in this prospectus, to manage our affairs and to select the investments we purchase. Our President, Cricket Griffin, is an employee of our Advisor. The Advisor is owned and controlled by Todd F. Etter and Timothy J. Kopacka. Mr. Etter is an Affiliate of South Central Mortgage, Inc. ("SCMI"), a Texas corporation that sells Mortgage Investments to us and services some of our Residential Mortgages. Mr. Etter is also an Affiliate of Capital Reserve Corp. ("CRC"), a Texas corporation that sells Interim Mortgages to us and services those Interim Mortgages for us. We entered into the Advisory Agreement with our Advisor effective on January 1, 2001. Prior to that date, we were self-administered and utilized our prior advisor, Mortgage Trust Advisors, Inc., to select our investments. Mr. Etter and Mr. Kopacka served as President and Vice-President of Mortgage Trust Advisors, Inc., respectively.

OUR REIT STATUS

     As a REIT, we generally are not subject to federal income tax on income that we distribute to our shareholders. Under the Internal Revenue Code, REITs are subject to numerous organizational and operational requirements, including the requirement that they distribute at least 90% of their taxable income, as calculated on an annual basis. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

THE OFFERING

     We are offering a maximum of 5,750,000 Shares at a purchase price of $20 per share on a "best efforts" basis, which means that no one is guaranteeing that any minimum number of Shares will be sold. 750,000 of the Shares offered are reserved for persons purchasing Shares under our Reinvestment Plan. NASD member broker-dealer firms that are Participating Dealers are distributing the Shares for us. There is a minimum investment per investor of 250 Shares ($5,000), or 50 Shares ($1,000) if the investor is an IRA or Keogh Plan.

OUR PRIOR OFFERING HISTORY

     We previously made a public offering of our Shares that began in March 1997. We offered up to 2,500,000 Shares at a price of $20 per share. That offering continued until the effective date of this offering, during which time we sold a total of 2,034,267 Shares for total offering proceeds of $40,708,500. This is our second public offering of our Shares.

SUMMARY OF RISK FACTORS

     An investment in Shares will be subject to various risk factors. We have identified what we believe to be the most significant of those risks in the section of this prospectus entitled ?Risk Factors.? We urge to read that section carefully before deciding whether to make an investment in the Shares.

SOURCES OF DISTRIBUTIONS AND THEIR TAX TREATMENT

     We will make monthly Distributions to shareholders based on Cash Flow from all sources and net of operating expenses, depending upon our financial condition. We began making Distributions to our shareholders in September 1997. A Distribution may be made from Cash Flow and/or Disposition Proceeds; and may constitute a return of capital to the shareholders, ordinary income, capital gain and/or items of tax preference. We will attempt to maintain our monthly Distributions equaling an annual rate of return of at least 10%. While we have achieved that goal since our formation, we cannot guarantee that we will continue to be able to do so over the long term.

     To the extent that some Mortgage Investments are sold in order to make Distributions, those payments may reduce the amount available for investment. If we maintain our qualification as a REIT under the Internal Revenue Code, we will pay no tax on amounts we distribute to shareholders. Except for those shareholders that are entities exempt from federal income taxation ("Tax-Exempt Entities"), Distributions to shareholders will generally be considered taxable dividends to the extent they represent distributions of our earnings and profits and will be considered portfolio rather than passive income, thus enabling a shareholder to offset investment expense deductions but not passive losses. Distributions in excess of our earnings and profits will reduce a shareholder's basis in the Shares, and to the extent Distributions cumulatively exceed a shareholder?s basis in the Shares, those Distributions will be taxable as gain from the sales of Shares. Most Tax-Exempt Entities that are shareholders generally are not expected to have unrelated business taxable income ("UBTI") as a result of their investment in the Shares unless the Shares are subject to acquisition indebtedness. Certain other Tax-Exempt Entities may have UBTI (irrespective of whether the Shares are subject to acquisition indebtedness) if income from their investment is exempt function income.

COMPENSATION TO THE ADVISOR AND ITS AFFILIATES

     The following is a summary of the compensation and fees that our Advisor and its affiliates will receive for providing us with services in connection with this offering, with the operation of our business and with the selection of our Mortgage Investments:

- A monthly Trust Administration Fee equal to 1/12th of 1/2 of 1% of the first $50 million of Average Invested Assets, and 1/12th of 1% of Average Invested Assets in excess of $50 million.

- Acquisition fee of 3% of offering proceeds (net of commissions and selling expenses) to the Advisor.

- Subordinated Incentive Fee of 25% of the amount by which our Net Income for a year exceeds a 10% per annum non-compounded cumulative return on our Adjusted Contributions, plus 5-year options to purchase 10,000 Shares at the offering price (not to exceed 50,000 Shares) for each year in which a Subordinated Incentive Fee is paid.

- Offering administration fee of $50,000.

REINVESTMENT PLAN

    You may participate in our Reinvestment Plan pursuant to which you may have the Distributions you receive reinvested in additional Shares. If you participate, you will be taxed on your share of our taxable income even though you will not receive any cash Distributions. As a result, you may owe tax with no cash Distributions to pay that tax. We may terminate the Reinvestment Plan in our discretion at any time upon 10 days notice to you.

     You may elect to discontinue your participation in the Reinvestment Plan at any time.

     We may use proceeds received from the sale of Shares pursuant to our Reinvestment Plan to redeem Shares presented by shareholders for purchase by the Company subject to certain restrictions and limitations.

SHARE REPURCHASE PROGRAM

     Provided we have sufficient funds available, shareholders as a group may request the Company on a quarterly basis to redeem the greater of
(1) $250,000 or (2) an amount equal to the amount we received for that quarter through our Reinvestment Plan. In the event that we receive requests to repurchase Shares in excess of those limitations, we will repurchase Shares on a pro-rata basis up to the applicable maximum. If you have held your Shares for at least two years, we will repurchase them for $20 per Share. If you have held the Shares for less than two years, we will pay you $18 per Share. We reserve the right to reject any request for redemption of Shares or to amend or terminate the Share Repurchase Program at any time. The Share Repurchase Program will terminate (i) at such time as a secondary market maker quotes a bid and ask price for at least 30 continuous trading days; or (ii) upon the listing of the Shares on a national securities exchange or the inclusion of the Shares for quotation on a national market system.

REINVESTMENT AND DISTRIBUTIONS OF DISPOSITION PROCEEDS OF MORTGAGE
INVESTMENTS

     We intend generally to reinvest principal payments and Disposition Proceeds received by us, net of expenses, except to the extent those Disposition Proceeds represent capital gains on loans purchased at a discount. Disposition Proceeds may also be held as reserves or reinvested in Mortgage Investments to the extent we deem advantageous. Since the reinvestment of Disposition Proceeds that represent taxable income presents significant REIT qualification problems in light of the requirement that 90% of our income be distributed to shareholders, we may limit our reinvestment of Disposition Proceeds to the portion that represents a return of capital.

LIMITATION ON TOTAL OPERATING EXPENSES

     The Declaration of Trust provides that our Total Operating Expenses may not exceed in any fiscal year the greater of (a) 2% of the Average Invested Assets (defined generally as the average book value our Mortgage Investments, without regard for non-cash reserves) or (b) 25% of our Net Income. See "Summary of Declaration of Trust - Limitation on Total Operating Expenses." In the event our Total Operating Expenses exceed the limitations described above and unless our Independent Trustees conclude that those excess expenses were justified, then within 60 days after the end of the Company's fiscal year, the Advisor must reimburse the Company in the amount by which the aggregate annual Total Operating Expenses paid or incurred by the Company exceeded the limitation.

RESTRICTION ON BORROWINGS

     Under certain circumstances, we are permitted to borrow funds in connection with our purchase of Mortgage Investments. Subject to certain restrictions, those borrowings may not exceed 50% of our Net Assets.


FISCAL YEAR

     We have adopted a fiscal year ending on December 31 of each year.

GLOSSARY

     See the Glossary at the back of this prospectus for definitions of certain key terms used in this prospectus.


                               RISK FACTORS

     An investment in our Shares involves significant risks and therefore is suitable only for persons who understand those risks and their consequences and who are able to bear the risk of loss of their investment. The following are some of the significant risks that, in addition to the information contained in other portions of this prospectus, you should consider before making a decision to purchase Shares.

     We also caution you that this prospectus contains forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. Although we believe that our expectations reflected in the forward-looking statements are based on reasonable assumptions, these expectations may not prove to be correct. Important factors that could cause our actual results to differ materially from the expectations reflected in these forward-looking statements include those set forth below, as well as general economic, business and market conditions, changes in federal and local laws and regulations and increased competitive pressures.

INVESTMENT RISKS

     You will be limited in your ability to resell your shares.

     There is currently no established trading market for our Shares and we have no plans to liquidate by selling all of our assets and distributing the proceeds to our shareholders. Although we intend to seek to have the Shares listed on NASDAQ or an exchange after the sale of all of the Shares offered, we cannot assure that those efforts will be successful. As a result, you may not be able to resell your Shares except through our Share Repurchase Plan or use them as collateral for a loan and any resale of Shares by you could be for price below the proportionate value of the Mortgage Investments we own. We have a Share Repurchase Program under which we may repurchase your Shares, but that plan has certain limitations and restrictions. Consequently, the purchase of Shares should be considered only as a long-term investment.

     Our investments are subject to a higher risk of default than conventional mortgage loans.

     Most, if not all, of the Residential Mortgages and Contracts for Deed that we purchase are not insured or guaranteed by a federally owned or guaranteed mortgage agency. Also, most of our loans involve borrowers who do not satisfy all of the income ratios, credit record criteria, loan-to-value ratios, employment history and liquidity requirements of conventional mortgage financing. Accordingly, the risk of default by the borrower in those "non-conforming loans" is higher than the risk of default in loans made to persons who qualify for conventional mortgage financing.

     Conflicts Of Interests Risks

     We face a number of risks arising from the conflicts of interest faced by our Advisor and its Affiliates.

     We will purchase mortgage investments from our affiliates.

     While we intend to acquire our Mortgage Investments from several sources, we expect that most will be acquired from SCMI and CRC, Affiliates of the Advisor. Due to the affiliation between the Advisor, SCMI and CRC and the fact that SCMI and CRC may make a profit on the sale of Mortgage Investments to us, the Advisor will have a conflict of interest in determining if Mortgage Investments should be purchased from SCMI or CRC or unaffiliated third parties. All Mortgage Investments purchased from SCMI, CRC or other Affiliates of the Advisor will be at prices no higher than those that would be paid to unaffiliated third parties for mortgages with comparable terms, rates, credit risks and seasoning.

     We have entered into non-arm's-length agreements.

     The agreements and arrangements relating to compensation between us and the Advisor or its Affiliates are not the result of arm's-length negotiations. However, the majority of the Trustees are Independent Trustees and the holders of a majority of the outstanding Shares may remove all of the Trustees, with or without cause. The Advisor may be removed for cause by a majority of our Independent Trustees without ratification by the shareholders.

                                    6
     We face competition for the time and services of officers and trustees.

     We will rely on the Advisor and its Affiliates, including our President, who is an employee of our Advisor, for management of our operations. Because the Advisor and its Affiliates may engage in other business activities, conflicts of interest may arise in operating more than one entity with respect to allocating time between those entities.

     Payments to our affiliates will reduce amounts that we have available for investments.

     We will be making payments to our Advisor and to its Affiliates for the services they will be providing to us and the payment of those fees means that we will have less money available for investments that would generate income for us.

MANAGEMENT RISKS

     We rely on the advisor for the management of the company and for the selection of mortgage investments.

     Our Advisor performs all of our administrative and investment management services. The Trustees may fire the Advisor, with or without cause, upon 60 days? written notice. We cannot be sure that the Advisor will achieve our objectives or that the Trustees will be able to move quickly to remove the Advisor if they determine such action to be advisable or that the Trustees would be able to engage a new Advisor on terms that they believe to be appropriate.

     The investments we plan to make are not specified.

     Other than the Mortgage Investments we already own, we have not made any commitments to invest in any specific Mortgage Investments. Therefore, you will not have an opportunity to evaluate any of the Mortgage Investments that we will purchase with the proceeds from the sale of additional Shares and you must rely entirely on the judgment of our Advisor.

     Experience Of Management

     The Advisor was recently formed for the purpose of providing us with the daily management of our affairs, including all of our acquisitions, dispositions and financings. Although the Trustees, and the officers, directors and shareholders of the Advisor have had substantial prior experience in connection with selection of our investments and the administration of those investments, prior to the Company, they have not previously sponsored or managed any private or public real estate investment programs and, except for their services to us, do not have any experience in the management of a REIT.

     Delays in investment could reduce the return to our investors.

     We may be delayed in making Mortgage Investments due to delays in the sale of our Shares, delays in obtaining the necessary purchase documentation, a shortage of suitable investments or other factors. During the time our funds are held pending investment in Mortgage Investments, those funds will be invested in temporary investments. Temporary investment of funds pending investment in Mortgage Investments may result in a lower rate of return.

     General Investment Risks

     We have a limited ability to meet our fixed expenses.

     Our operating expenses, including certain compensation to our Advisor, servicing and administration expenses payable to an Affiliate and unaffiliated mortgage servicers and the Independent Trustees, must be met regardless of our profitability. We are also obligated to distribute 90% of our REIT Taxable Income (which may under certain circumstances exceed our Cash Flow) in order to continue to qualify as a REIT for federal income tax purposes. Accordingly, it is possible that we may be required to borrow funds or liquidate a portion of our investments in order to make the required cash Distributions to shareholders. Although we generally may borrow funds, we cannot be sure that such funds will be available to the extent, and at the time, required by us.

     Anti-Takeover Considerations and Restrictions On Share Accumulation

     Provisions of the Maryland corporation law that apply to us make it more difficult for others to engage in a business combination with us and place restrictions on persons acquiring more than 10% of our outstanding Shares. Further, in order for us to qualify as a REIT, five or fewer individuals may own no more than 50% of the outstanding Shares, directly or indirectly, at any time during the last half of our taxable year. To ensure that we will not fail to qualify as a REIT under this test, our Declaration of Trust grants the Trustees the power to place restrictions on the accumulation of Shares and provides that Shares held by one shareholder in excess of 9.8% of the total Shares outstanding no longer entitle the shareholder to vote or receive Distributions. Those restrictions are more fully described in the section of this prospectus entitled "Summary of Declaration of Trust - Description of the Shares." While these restrictions are designed to prevent any five individuals from owning more than 50% of the Shares, they would also discourage others from attempt to gain control of us. The restrictions and provisions under law and these adopted by us may also (1) deter individuals and entities from making tender offers for Shares, which offers may be attractive to shareholders or (2) limit the opportunity for shareholders to receive a premium for their Shares in the event an investor is making purchases of Shares in order to acquire a block of Shares.

     Limited Liability Of Trustees And Officers

     Our Declaration of Trust provides that our Trustees and officers shall have the fullest limitation on liability permitted by the laws of the State of Maryland. Pursuant to the Maryland statute under which we were formed, a Trustee is not personally liable for our obligations except, if a Trustee otherwise would be liable, that provision does not relieve the Trustee from any liability to us or our shareholders for any act that constitutes: (1) bad faith; (2) willful misfeasance; (3) gross negligence; or (4) reckless disregard of the Trustee's duties. However, as permitted by the Maryland statute, our Declaration of Trust further limits the liability of our Trustees and officers by providing that the Trustees and the officers shall be liable to us or our shareholders only (1) to the extent the Trustee or officer actually received an improper benefit or profit in money, property or services, in which case any such liability shall not exceed the amount of the benefit or profit in money, property or services actually received; or (2) to the extent that a judgment or other final adjudication adverse to such Trustee or officer is entered in a proceeding based on a finding in the proceeding that such Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. In all situations in which the limitations of liability contained therein apply, the remedies available to us or to our shareholders shall be limited to equitable remedies, such as injunctive relief or rescission, and shall not include the right to recover money damages. As a result of that limitation on liability, our shareholders and we may be limited in our ability to recover from our Trustees and officers for any damages caused by a breach of the duties those persons owe to us.

     Short-term Investments; Fixed Rate Trading

     Pending acquisition of Mortgage Investments, we are authorized to invest our funds in short-term investments. We view short-term investments as those with a maturity date that is less than 2 years. We expect to dispose of those short-term investments in order to acquire Mortgage Investments and may incur a loss upon such disposition. Additionally, we will acquire fixed rate instruments for both short-term investments and Mortgage Investments. We may dispose of these fixed rate instruments, for, among other purposes, acquiring other Mortgage Investments, or liquidating our portfolio.

OPERATIONS RISKS

     We do not have control over market and business conditions.
     The results of our operations depend on, among other things, the level of net interest income generated by our Mortgage Investments, the market value of those Mortgage Investments and the supply of and demand for those Mortgage Investments. Our net interest income varies as a result of changes in interest rates, borrowing costs and prepayment rates, the behavior of which involve various risks and uncertainties as set forth below. Interest rates, borrowing costs and credit losses depend upon the nature and terms of the Mortgage Investments, the geographic location of the properties securing the Mortgage Investments, conditions in financial markets, the fiscal and monetary policies of the United States government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition and other factors, none of which can be predicted with any certainty.

     Fluctuations in interest rates may affect our return on investment.

     Mortgage interest rates may be subject to abrupt and substantial fluctuations. If prevailing interest rates rise above the average interest rate being earned by our Mortgage Investments, investors may be unable to quickly liquidate their investment in order to take advantage of higher returns available from other investments. Furthermore, interest rate fluctuations may have a particularly adverse effect if we use money borrowed at variable rates to fund fixed rate Mortgage Investments. In that event, if prevailing interest rates rise, our cost of money could exceed the income we earn from that money, thus reducing our profitability or causing losses through liquidation of Mortgage Investments in order to repay the debt on the borrowed money or default if we cannot cover the debt on the borrowed money. To date, all of the Company?s borrowings have been at fixed rates.

We have a high concentration of Mortgage Investments in the Dallas/Fort Worth Metropolitan area.

     A large percentage of all of our Mortgage investments is concentrated in the Dallas/Fort Worth Metropolitan area. As a result, we will have a greater susceptibility to the effects of an economic downturn in that area or from slowdowns in certain business segments that represent a significant part of that areas overall economic activity such as energy, financial services and tourism.

Risk Of Loss On Non-Insured, Non-Guaranteed Mortgage Loans.

     We generally do not intend to obtain credit enhancements for our Mortgage Investments, because the majority, if not all, of those mortgage loans will be "non-conforming" in that they will not meet all of the underwriting criteria required for the sale of the mortgage loan to a federally owned or guaranteed mortgage agency. Accordingly, during the time we hold Mortgage Investments for which third party insurance is not obtained, we will be subject to the general risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes or floods). In the event of a default on any Mortgage Investment held by us, including, without limitation, defaults resulting from declining property values and worsening economic conditions, we would bear the risk of loss of principal to the extent of any deficiency between the value of the related mortgage property and the amount owing on the mortgage loan. Defaulted mortgage loans would also cease to be eligible collateral for borrowings and would have to be financed by us out of other funds until those loans are ultimately liquidated, which could cause increased financing costs and reduced net income or a net loss.

     Bankruptcy of borrowers may delay or prevent recovery.

     The recovery of money owed to us may be delayed or impaired by the operation of the federal bankruptcy laws. Any borrower has the ability to delay a foreclosure sale for a period ranging from a few months to several months or more by filing a petition in bankruptcy, which automatically stays any actions to enforce the terms of the loan. The length of this delay and the costs associated therewith will generally have an adverse impact on our profitability.

     We must compete with others for mortgage investments

     In acquiring Mortgage Investments, we will compete with other REITs, investment banking firms, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, other lenders, Ginnie Mae, Fannie Mae, Freddie Mac and other entities purchasing Mortgage Investments, most of which will have greater financial resources than we do. In addition, there are mortgage REITs similar to us, and others may be organized in the future. Some of these entities can be expected to have substantially greater experience than the Advisor and we have in originating or acquiring Mortgage Investments. The effect of the existence of additional potential purchasers of Mortgage

Investments may be to increase competition for the available supply of Mortgage Investments suitable for purchase by us.

     We are exposed to potential environmental liabilities.

     In the event that we are forced to foreclose on a defaulted Mortgage Investment to recover our investment, we may be subject to environmental liabilities in connection with that real property which may cause its value to be diminished. While we intend to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof (as defined by state and federal laws and regulations) may be discovered on properties during our ownership or after a sale of that property to a third party. If those hazardous substances are discovered on a property, we may be required to remove those substances or sources and clean up the property. There can be no assurances that we would not incur full recourse liability for the entire cost of any removal and clean up, that the cost of such removal and clean up would not exceed the value of the property or that we could recover any of those costs from any third party. We may also be liable to tenants and other users of neighboring properties. In addition, we may find it difficult or impossible to sell the property prior to or following any such clean up.

     We face risks from borrowed money.

     Subject to certain restrictions described in the section of this prospectus entitled "Summary of Declaration of Trust - Restrictions on Borrowing," including the affirmative vote of the Independent Trustees, we are allowed to incur borrowings with respect to the acquisition of Mortgage Investments in an aggregate amount not to exceed 50% of our Net Assets. The effect of leveraging is to increase the risk of loss. The higher the rate of interest on the financing, the more difficult it would be for us to meet our obligations and the greater the chance of default. These borrowings may be secured by liens on our Mortgage Investments. Accordingly, we could lose our Mortgage Investments if we default on the indebtedness. To the extent possible, such debt will be of non-recourse type, meaning that we will not be liable for any deficiency between the proceeds of a sale or other disposition of the Mortgage Investments and the amount of the debt.

     We are required to rely on appraisals that may not be accurate or which may be affected by subsequent events.

     Since we are an "asset" rather than a "credit" lender, we will rely primarily on the real property securing the Mortgage Investments to protect our investment. Thus, we will rely on appraisals and Broker Price Opinions ("BPO's"), to determine the fair market value of real property used to secure the Mortgage Investments we purchase. We cannot be sure that those appraisals or BPO's will, in any or all cases, be accurate. Moreover, since an appraisal or BPO is given with respect to the value of real property at a given point in time, subsequent events could adversely affect the value of real property used to secure a loan. Such subsequent events may include general or local economic conditions, neighborhood values, interest rates and new construction.
Moreover, subsequent changes in applicable governmental laws and regulations may have the effect of severely limiting the permitted uses of the property, thereby drastically reducing its value. Accordingly, if an appraisal is not accurate or subsequent events adversely affect the value of the property, the Mortgage Investment would not be as secure as anticipated, and, in the event of foreclosure, we may not be able to recover our entire investment.

     Our mortgages may be considered usurious.

     Most, if not all, of the Mortgage Investments we will purchase will not be exempt from state usury laws and thus there exists some uncertainty with respect to mortgage loans in states with restrictive usury laws. However, we anticipate that we will only purchase Mortgage Investments if they provide that the amount of the interest charged thereon will be reduced if, and to the extent that, the interest or other charges would otherwise be usurious.

     We face risks of bankruptcy of our mortgage servicer.

     Our Residential Mortgages and Contracts for Deed will be serviced by SCMI or by other entities. We intend to maintain fidelity bonds and directors' and officers' indemnity insurance to lower risks of liability from the actions of such entities. However, there may be additional risks in the event of the bankruptcy or insolvency of any of those entities or in the event of claims by their creditors. Those additional risks which would not be present if we were qualified in all instances to service our Residential Mortgages and Contracts for Deed directly. For example, SCMI will, from time to time, receive on our behalf, payments of principal, interest, prepayment premiums and sales proceeds. In the event of bankruptcy or insolvency of SCMI, its creditors could seek to attach those funds to pay off their claims against SCMI. That could delay payment of those funds to us. If SCMI or any other entities acting on our behalf hold these payments in segregated accounts as they are contractually obligated to do, then the Advisor believes any such claim should be resolved in our favor as the beneficial owner.

TAX RISKS

     We face the risk of an inability to maintain our qualification as a REIT.

     We were organized and conduct our operations in a manner that we believe enables us to be taxed as a REIT under the Internal Revenue Code (the "Code"). To qualify as a REIT, and thereby avoid the imposition of federal income tax on any income we distribute to our shareholders, we must continually satisfy two income tests, two asset tests and one distribution test. See "Federal Income Tax Considerations - Qualification as a REIT.? We have received an opinion of our legal counsel that it is more likely than not that we qualify as a REIT.
It should be noted that our attorneys' opinions are based on existing laws, judicial decisions and administrative regulations, rulings and practice, all of which are subject to change, which may be retroactive, and, further, are not in all cases binding on the IRS or any court.

     If, in any taxable year, we fail to distribute at least 90% of our taxable income, we would be taxed as a corporation and distributions to our shareholders would not be deductible in computing our taxable income for federal income tax purposes. Because of the possible receipt of income without corresponding cash receipts due to timing differences that may arise between the realization of taxable income and net cash flow (e.g. by reason of the original issue discount rules) or our payment of amounts which do not give rise to a current deduction (such as principal payments on indebtedness), it is possible that we may not have sufficient cash or liquid assets at a particular time to distribute 90% of our taxable income. In that event, we could declare a consent dividend or we could be required to borrow funds or liquidate a portion of our investments in order to pay our expenses, make the required Distributions to shareholders, or satisfy our tax liabilities, including the possible imposition of a 4 percent excise tax. There can be no assurance that such funds will be available to the extent, and at the time, required by us.
In the event of any adjustment of deductions of gross income by the IRS we could declare a deficiency dividend.

     If we were taxed as a corporation, our payment of tax would substantially reduce the funds available for distribution to shareholders or for reinvestment and, to the extent that Distributions had been made in anticipation of our qualification as a REIT, we might be required to borrow additional funds or to liquidate certain of our investments in order to pay the applicable tax. Moreover, should our election to be taxed as a REIT be terminated or voluntarily revoked, we may not be able to elect to be treated as a REIT for the following four-year period.

     We must maintain restrictions on our maximum share ownership.

     In order for us to maintain our qualification as a REIT, no more than 50% of the outstanding Shares may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. To ensure that we will not fail to qualify as a REIT under this test, our Declaration of Trust grants the Trustees the power to place restrictions on the accumulation of Shares. These restrictions may (1) deter others from making tender offers for Shares, which offers may be attractive to shareholders or (2) limit the opportunity for shareholders to receive a premium for their Shares in the event an investor is making purchases of Shares in order to acquire a block of Shares.

RETIREMENT PLAN RISKS

     If you are a plan fiduciary of a trust or a pension or profit sharing plan qualified under Section 401(a) of the Code and exempt from tax under Section 501(a), you should consider the following items before deciding whether to purchase Shares:

- whether the investment satisfies the diversification requirements of Section 404(a)(3) of the Employee Retirement Income Security Act of 1974 ("ERISA");

- whether the investment is prudent, since Shares are not freely transferable and there may not be a market created in which you can sell or otherwise dispose of the Shares;

- whether interests in us or the underlying assets owned by us constitute "plan assets" for purposes of Section 4975 of the Code and

- whether the "prohibited transaction" rules of ERISA would apply and prohibit certain of the contemplated transactions between us and the Advisor or its Affiliates. ERISA requires that the assets of a plan be valued at their fair market value as of the close of the plan year, and it may not be possible to adequately value the Shares from year to year, since there will not be a market for the Shares and the appreciation of any asset may not be shown in the value of the Shares until we sell or otherwise dispose of our investments.

                SUITABILITY STANDARDS AND HOW TO SUBSCRIBE

SUITABILITY STANDARDS

     The Shares that we are offering are suitable only as a long-term investment for persons of adequate financial means who have no need for liquidity in this investment. Initially, we do not expect that there will be a public market for the Shares, which means that it may be difficult to sell Shares. As a result, the Company has established suitability standards which require investors to have either (i) a net worth (not including home, furnishings, and personal automobiles) of at least $45,000 and an annual gross income of at least $45,000, or (ii) a net worth (not including home, furnishings, and personal automobiles) of at least $150,000.

     Certain States have established suitability standards different from ours, and we will sell Shares to investors in the States listed below who meet the special suitability standards described:

     Florida Residents

     A minimum gross income of $45,000 and a minimum net worth of $45,000 (exclusive of home, home furnishings and automobiles) or a minimum net worth of $125,000 (exclusive of home, home furnishings and automobiles). In addition, the investment must not exceed 20% of the investor?s net worth.

     Massachusetts and Pennsylvania Residents

     A minimum gross income of $60,000 and a minimum net worth of $60,000 (exclusive of home, home furnishings and automobiles) or a minimum net worth of $250,000 (exclusive of home, home furnishings and automobiles). In addition, the investment must not exceed 10% of the investor?s net worth.

     In the case of sales to IRA?s, qualified pension or profit sharing or other retirement plans including KEOGH plans and trusts and to other fiduciary accounts, the foregoing suitability standards must be met by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase the Shares if the donor or grantor is the fiduciary.

     We reserve the right to modify those suitability standards for investors in states where the securities administrator has required higher standards or agreed to lower standards.

     Each Participating Dealer selling the Shares on our behalf shall make every reasonable effort to determine that the purchase of Shares is a suitable and appropriate investment for the investor. Participating Dealers are required to maintain for six years records of the information used to determine that an investment in the Shares is suitable for an investor.

HOW TO SUBSCRIBE

     In order to purchase Shares, an investor who meets the above suitability standards must complete and execute a Subscription Agreement in the form attached to this prospectus. Payment for the Shares, in an amount equal to $20 per share, payable to United Mortgage Trust should be delivered to the Participating Dealer, together with executed Subscription Agreements, where applicable.

     Payment for subscriptions may be made by an investor: (a) by delivery to a Participating Dealer of a check made payable to United Mortgage Trust or (b) by authorizing a Participating Dealer to wire transfer the purchase price for Shares indicated in the Subscription Agreement to United Mortgage Trust, in each case in the amount of $20 for each share he wishes to purchase and in total amount of not less than the minimum subscription of 250 Shares ($5,000) 50 Shares ($1,000) for IRA's and Keogh plans.

     We May Reject Any Subscription, In Whole Or In Part, Regardless Of Whether The Subscriber Meets The Minimum Suitability Standards.

     An investor, by subscribing for Shares and accepting confirmation of the purchase of Shares without objection after receipt of such confirmation accompanied by the prospectus, will be assenting to all of the terms and conditions of the Declaration of Trust. In addition, by placing an order for Shares, an investor (i) represents that he, she or it has authority to order Shares and, if appropriate, to execute a Subscription Agreement, (ii) if he, she or it is a qualified plan (including a Keogh plan or an Individual Retirement Account) or is otherwise a "benefit plan investor" as defined in Department of Labor Regulation ?2510.3-101(f)(2), represents that to the best of his, her or its knowledge neither we, the Advisor or any Affiliate (a) has investment discretion with respect to the assets being used to purchase Shares,
(b) regularly gives individualized investment advice which serves as the primary basis for the investment decisions made with respect to such assets, or
(c) is otherwise a fiduciary with respect to such assets, and (iii) represents that he, she or it meets the suitability requirements established by us or, if different, the standard applicable to residents of the state in which the investor resides, as set forth in "Suitability Standards."


                         ESTIMATED USE OF PROCEEDS

     The following table sets forth information relating to the estimated use of proceeds of the offering if all 5,000,000 Shares being offered are sold. Regardless of the particular level of Gross Offering Proceeds that is raised by the offering of Shares, we estimate that we will invest not less than 86.84% of all Gross Offering Proceeds in Mortgage Investments. We cannot presently calculate precisely certain of the amounts set forth in the table and consequently those amounts could vary from the amounts shown.

                          Maximum Offering
                       (5,000,000 Shares) (1)
                       ---------------------

                                                       Percentage of
                                    Amount             Gross Proceeds
                                    ------             ---------------
Gross Offering Proceeds (1)         $100,000,000       100.00%

Less Public Offering Expenses:
Selling Commissions (2)             $8,000,000         8.0%
Wholesaling and Marketing
  Allocation (3)                    $2,000,000         2.0%
Due Diligence fees (4)              Up to $100,000     0.1%
Other Organization and
  Offering Expenses (5)             $375,000           0.375%

Available for Investment,
  Net of Offering Expenses
  (Net Offering Proceeds)           $89,525,000        89.525%

Less Acquisition Fees & Expenses:
  Acquisition Fees (6)              $2,685,750         2.685%
Minimum Net Offering Proceeds
  Available for Investment in
  Mortgage Investments (7)          $86,839,250        86.839%

     (1) The Gross Offering Proceeds are exclusive of: (a) Shares that may be issued upon the exercise of options that may be granted to the Advisor if it earns a Subordinated Incentive Fee (b) up to 12,500 Shares that are issuable upon the exercise of options that may be granted to our President over a five year period (c) up to 37,500 Shares that are issuable upon the exercise of options that may be granted to the three Independent Trustees over a five year period, and (d) 750,000 Shares that may be sold pursuant to the Reinvestment Plan. All options offered to the Advisor, the President and the Trustees are priced at the Offering Price of $20.00 per share.

     (2) We will pay to the Participating Dealers selling commissions and due diligence fees equal to 8% of the Gross Offering Proceeds (subject to any volume discounts for Institutional Investors). The Participating Dealers may, in their sole discretion, provide volume discounts of up to 2% on a negotiated basis to Institutional Investors who purchase at least 50,000 Shares. The application of any volume discounts will reduce the amount of commissions that would be paid to the Participating Dealers but will not change the Net Offering Proceeds that we receive. See "The Offering - Plan of Distribution."

     (3) We will allocate 2% of the Gross Offering proceeds for wholesaling and marketing expenses, some of which may be used to reimburse Participating Dealers, who provide wholesaling and marketing services.

                                    16



     (4) We will also reimburse Participating Dealers for bona fide due diligence expenses up to a maximum aggregate amount of $100,000.

     (5) Represents costs, other than those described in footnote (2), (3) and
(4) above, incurred for legal, accounting, advisory fees, filing fees, printing, marketing and other expenses related to the preparation and filing of the registration statement and the marketing of Shares offered hereby. The Advisor has paid all expenses with respect to our organization of and the offering of Shares to the extent they, excluding selling commissions, wholesaling and marketing expenses, any applicable volume discounts and due diligence fees described in footnote (2) (3) and (4) above, exceed $375,000.

     (6) An Acquisition Fee equal to 3% of the net proceeds of this offering (net of selling concessions, due diligence fees and organizational and offering costs) paid to the Advisor.

     (7) We do not presently intend to set aside any amounts as initial reserves, but may do so at a later date.

                          MANAGEMENT COMPENSATION

     The following table summarizes all forms, estimated maximum amounts and recipients of compensation anticipated to be paid to the Advisor, Participating Dealers, and their Affiliates. Other than as set forth in this prospectus, no compensation is anticipated to be paid to the Advisor and its Affiliates.
These fees were not determined by arm's length negotiations. The table excludes estimated amounts of compensation relating to any Shares issued pursuant to the Company?s Reinvestment Plan. For information about compensation paid to Affiliates since the date of inception of the Company, see ?Certain Transactions.?



                                                               Estimated
                                                               Amount if
                                           Actual Amount       Maximum Number
Entity Receiving Compensation and          Paid Through        (5,000,000) of
Form and Method of Compensation           (December 31, 2000)  Shares are Sold
---------------------------------          ------------------   ---------------
OFFERING AND ORGANIZATION STAGE

Participating Dealers receive Selling
Commissions equal to 8% of the Gross
Offering Proceeds of all Shares sold
by them.(1)                                $3,935,490           $8,000,000(4)

Wholesaling and Marketing Allocation       $0                   $2,000,000(4)

Advisor Offering Administration Fee (2)    $0                   $50,000


                                    17

Advisor receives Acquisition Fee
equal to 3% of the Net Offering
Proceeds of this Offering.(3)              $1,015,609           $2,685,750(4)

SCMI, CRC or other Affiliates of
the Advisor may receive gain on sale
of Mortgage Investments.(5)                Not applicable       Not determinable
                                                                at this time.

OPERATING STAGE(6)

Advisor receives a monthly Trust
Administration Fee equal to 1/12th
of 1/2 of 1% of the amount of
Average Invested Assets up to
$50,000,000 and 1/12th of 1%
of the Average Invested Assets in
excess of $50,000,000                      $0                   $200,000 to $750,000

SCMI receives Loan Servicing Fees
equal to 0.5% (annualized) of the
principal balance of all Residential
Mortgages and Contract for Deeds
serviced by SCMI. CRC does not receive
servicing fees for servicing Interim
Mortgages.                                 $253,735	             $150,000 to $650,000
                                                                per year(7)(8)

Advisor, Trustees or Affiliates may
receive Real Estate Brokerage
Commissions.(9)                            $0                   Not determinable
                                                                at this time.

Advisor receives Subordinated
Incentive Fee subject to certain
conditions described in footnote
(10) and (11) below, the Advisor will
receive a Subordinated Incentive Fee
equal to 25% of the amount by which
our Net Income for a year exceeds a
10% per annum non-compounded cumulative
return on our Adjusted Contributions.
For each year which it receives a
Subordinated Incentive Fee, the
Advisor shall also receive 5-year

                                    18

options to purchase 10,000 Shares
at the initial offering price of the
Shares (not to exceed 50,000 Shares).
See ?Management?Summary
of Advisory Agreement.?(10)(11)            $0                   Not determinable
                                                                at this time.

Advisor and Affiliates receive
reimbursement for costs of goods,
materials and services used for and by
us obtained from unaffiliated third
parties except for note servicing and
for travel and expenses incurred in
seeking any investments or seeking the
disposition of any of our investments.	     $0                  Not determinable
                                                               at this time.

Independent Trustees receive fees and
options equal to (1) the greater of
$1,000 per meeting or $4,000 per year,
(2) for each full year they serve 5-year                        Up to $4,000
options to purchase 2,500 Shares at an                          per year per
exercise price of $20 per share (not to    $30,000, plus        Trustee, plus
exceed 12,500 Shares per Trustee.)         options              options


     (1) The Participating Dealers may, in their sole discretion, provide volume discounts of up to 2% on a negotiated basis to Institutional Investors who purchase at least 50,000 Shares. The application of any volume discounts will reduce the amount of commissions that would be paid to Participating Dealers but will not change the Net Offering Proceeds we will receive. See "Plan of Distribution."

     (2) The Offering Administration fee is payable to the Advisor for its organization of this offering, including preparation of the offering, selection of Participating Dealers and negotiating the terms of the offering and administration of required filings and reports.

     (3) Acquisition Fees are payable to the Advisor for sourcing, evaluating, structuring and negotiating the acquisition terms of Mortgage Investments together with other related services that are described more fully under the Summary of the Advisory Agreement. The actual amounts of the fees paid will depend on the amount of Net Offering Proceeds.

     (4) The amounts that are stated would be paid if we sold the maximum number of Shares offered.

     (5) We will obtain Mortgage Investments from several sources, including SCMI, CRC or other Affiliates of the Advisor. All Mortgage Investments purchased from SCMI, CRC or other Affiliates of the Advisor will be at prices no higher than those that would be paid to unaffiliated third parties for mortgages with comparable terms, rates, credit risks and seasoning. See "Conflicts of Interest - Purchase of Mortgage Notes from Affiliates.? SCMI or CRC may realize a gain or a loss on the sale of a Mortgage Investment that it sells to us, with the amount of that gain or loss depending upon the price it paid for that Mortgage Investment and the price at which it sells it to us.

     (6) The Declaration of Trust provides that our Total Operating Expenses may not exceed in any fiscal year the greater of (a) 2% of the Average Invested Assets (defined generally as the average book value of our Mortgage Investments, without regard for non-cash reserves) or (b) 25% of our Net Income. The Advisor will have the responsibility of preparing an annual budget and submitting that budget to the Trustees.

     (7) We will utilize the services of SCMI, and nonaffiliated third parties to service the Residential Mortgages and Contracts for Deed we purchase and will utilize CRC to service our Interim Mortgages. For its efforts in servicing those items, SCMI will be paid a fee equal to 0.5% of the principal balance of the mortgages or Contracts for Deed being serviced by SCMI, a rate we believe is a competitive rate that is no higher than the rates charged by unaffiliated third parties. CRC is not paid a fee for servicing the Interim Mortgages. The servicing of the mortgages includes the collection of monthly payments from the borrower, the payment of all principal and interest to us, the payment of all real estate taxes and insurance to be paid out of escrow, regular distribution of information regarding the application of all funds received and enforcement of collection for all delinquent accounts, including foreclosure of an account when and as necessary.

     (8) The amount of servicing fees paid to SCMI will depend upon the principal balance of the loans serviced by SCMI or CRC. The numbers set forth herein assume that SCMI services all of our Mortgage Investments, and all of our money is invested in Mortgage Investments

     (9) If we foreclose on a property securing a Mortgage Investment and sell the property, we may pay real estate brokerage fees which are reasonable, customary and competitive, taking into consideration the size, type and location of the property (the "Competitive Commission"), which shall not in the aggregate exceed 6% of the gross sales price of the property; however, as to the Advisor, a Trustee, or an Affiliate thereof, such fees shall be paid only if such person provides a substantial amount of services in the sales effort, in which case such fees shall not exceed the lesser of (i) a percentage of the gross sales price of a property equal to 50% of the Competitive Commission, or
(ii) 3% (three percent) of the gross sales price of a property.

     (10) When our audited annual financial statements are received each year, the Advisor shall determine if the following conditions are satisfied:

(i) (A) the total of the Adjusted Contributions as of the end of the most recent fiscal year and any undistributed cash as of that date equals (B) the Gross Offering Proceeds as of that date less cumulative Capital Distributions made through that date; and

       (ii) for the year then ended, our Net Income equals or exceeds a 10% per annum non-compounded cumulative return on our Adjusted Contributions. The determination of our annual non-compounded cumulative return on our Adjusted Contributions shall be made by dividing our total Net Income for that year by the average of the month end Adjusted Contributions during that year.

     If our Trustees agree that both of those conditions are satisfied, we will, subject to the restrictions set forth in footnote (11) below, pay the Advisor the Subordinated Incentive Fee.

     (11) In no event may the Subordinated Incentive Fee exceed the amount permitted under Section IV.D. of the Statement of Policy on Real Estate Investment Trusts adopted by the North American Securities Administrators Association and in effect on the date of this prospectus.

                           CONFLICTS OF INTEREST

     Although a majority of the Trustees are Independent Trustees, the relationships among us, our Trustees, the Advisor and their Affiliates will result in various conflicts of interest. The Advisor, the Trustees, and their respective Affiliates are engaged in business activities involving real estate oriented investments and anticipate engaging in additional business activities in the future which may be competitive with our business. The Advisor, although not currently engaged in any competitive activities, may engage in the future in business activities that will be competitive with us. With respect to the conflicts of interest described in this prospectus, the Trustees and the Advisor will exercise their fiduciary duties to us and our shareholders in a manner that will preserve and protect our rights. See "Fiduciary Responsibility of Trustees."

     In addition, our Declaration of Trust imposes certain restrictions upon dealings between us and the Advisor, any Trustee or Affiliates thereof. In particular, the Declaration of Trust provides that we shall not engage in transactions with any Sponsor, the Advisor, a Trustee or Affiliates thereof, except to the extent that each such transaction has, after disclosure of such affiliation, been approved or ratified by the affirmative vote of a majority of the Independent Trustees, not otherwise interested in such transaction, who have determined that (a) the transaction is fair and reasonable to us and our shareholders; (b) the terms of such transaction are at least as favorable as the terms of any comparable transactions made on an arm?s-length basis and known to the Trustees; and (c) the total consideration is not in excess of the appraised value of the property being acquired, if an acquisition is involved. See "Summary of Declaration of Trust - Restrictions on Transactions with Affiliates."

     Certain conflicts of interest may arise in our management and operation, including those described below.

(1) Payment of Fees and Compensation. The Advisor and its Affiliates will receive compensation from the proceeds of the offering and our operations, including: (1) Acquisition Fees payable to the Advisor equal to 3% of the proceeds of this offering (net of commissions, due diligence fees and organizational and offering costs); (2) an offering administration fee of $50,000; (3) loan servicing fees payable to SCMI; (4) real estate brokerage commissions; and (5) a Subordinated Incentive Fee payable to the Advisor.
These fees, other than the Subordinated Incentive Fee, will be payable even if we are not profitable. See "Management Compensation" for a discussion of the fees payable to the Advisor and its Affiliates and ?Management ? Certain Transactions? for a description of transactions between the Company, the Advisor and Affiliates, including amounts paid in connection with past transactions. Subject to the compliance with our investment objectives and policies and the supervision of the Board of Trustees, the Advisor will have absolute discretion with respect to all investments we make.

       (2) Purchase of Mortgage Investments from Affiliates. We intend to acquire our Mortgage Investments from several sources, including South Central Mortgage, Inc. ("SCMI"), and Capital Reserve Corporation (CRC"). SCMI and CRC are Affiliates of the Advisor. See "Investment Portfolio" for information about the number of Mortgage Investments that have already been acquired from SCMI and CRC. The amount of additional Mortgage Investments to be acquired from SCMI or CRC in the future cannot be determined at this time and will depend upon the Mortgage Investments that are available from SCMI and CRC or other sources at the time we have funds to invest. At this time, SCMI and CRC are the only Affiliates that are expected to sell any Mortgage Investment to us. SCMI is a Texas corporation that is in the business of purchasing, selling and servicing mortgages and CRC is a Texas corporation that finances home purchases and renovations by investors. All Mortgage Investments purchased from SCMI, CRC or other Affiliates of the Advisor will be at prices no higher than would be paid to unaffiliated third parties for loans with comparable terms, rates, credit risks and seasoning.

     SCMI has agreed that, if the obligor on any Residential Mortgage or Contract for Deed that has had less than 12 payments made on it, that either SCMI or its Affiliate sells to us, defaults in the making of any payment or other obligation thereon during the period ending before the 12th payment after we bought that Residential Mortgage or Contract for Deed, then SCMI shall buy that Mortgage Investment from us or our assignee at a price equal to the total unpaid principal balance due thereon, plus accrued interest to the date of the purchase, plus insurance premiums, taxes and any other amounts that we spent in the maintenance, protection or defense of our interest therein or in the real property, including reasonable attorneys' fees. SCMI may satisfy its obligations under the foregoing purchase or repurchase requirement by either:

(a) Assigning and transferring to us a replacement Residential Mortgage or Contract for Deed (the "Replacement Mortgage Investment"), provided:
(i) the real property securing the Replacement Mortgage Investment, the creditworthiness of the obligor on the Replacement Residential Mortgage Investment and other general underwriting criteria are reasonably acceptable to us; and (ii) the value of the Replacement Residential
Mortgage Investment at the date of transfer to us shall be computed by us in accordance with our then applicable pricing schedule for acquisition of such Residential Mortgages or Contracts for Deed, giving due regard to principal balance, interest rate, term, amortization and other general factors used by us for acquisition of Residential Mortgages at that time; or

(b) Payment by SCMI to us, on a month to month basis, of all lost interest, tax and insurance escrow payments, as well as any costs incurred by us related to curing the default or obtaining title to and possession of the property securing the defaulted obligation, including but not limited to foreclosure, deed in lieu of foreclosure, bankruptcy claims or motions, evictions, maintaining and/or securing the property and remarketing costs less any additional down payments or settlements received by us.

     (3) Non-Arm's-Length Agreements. The agreements and arrangements relating to compensation between us and the Advisor or its Affiliates are not the result of arm's-length negotiations. However, the majority of the Trustees are Independent Trustees and all of the Trustees may be removed, with or without cause, by the holders of a majority of the outstanding Shares. The Advisor may be removed for cause by a majority of such Independent Trustees without ratification by the shareholders.

     (4) Competition for the Time and Services of Common Officers and Trustees. We will rely on the Advisor and its Affiliates for supervision of the management of our operations. Cricket Griffin, who is our President and Treasurer, is an employee of the Advisor. In the performance of their duties, the officers, directors and employees of the Advisor and its Affiliates may, for their own account or that of others, originate mortgages and acquire investments similar to those made or acquired by us. The Trustees also may act as trustees, directors or officers, or engage in other capacities, in other REITs or limited partnerships, and may acquire and originate similar Mortgage Investments for their own account or that of others. Accordingly, conflicts of interest may arise in operating more than one entity with respect to allocating time between such entities. Our Trustees, President and Advisor will devote such time to our affairs and the affairs of any other entities in which they are involved as they determine in their sole discretion to be necessary for our benefit and the benefit of those other entities. In exercising that discretion those persons will act in good faith and in compliance with the fiduciary duties they owe to us and to our shareholders.

     The Advisor and its Affiliates believe they have sufficient staff personnel to be fully capable of discharging their responsibility to us and to all other entities to which they or their officers or Affiliates are responsible.

     (5) Competition with Affiliates for the Purchase and Sale of Mortgage Investments. Various REITs, partnerships or other entities may in the future be formed by the Advisor or its Affiliates to engage in businesses which may be competitive with us and which may have the same management as ours. To the extent that those other REITs, partnerships or entities with similar investment objectives (or programs with dissimilar objectives for which a particular Mortgage Investments may nevertheless be suitable) (which we will collectively refer to herein as "Affiliated Programs") have funds available for investment at the same time as we do and a potentially suitable investment has been offered to us or an Affiliated Program, conflicts of interest will arise as to which entity should acquire the investment.

     If any conflict arises between us and any of the other Affiliated Programs, the Advisor will initially review our investment portfolio and the investment portfolios of each of those Affiliated Programs and will determine whether or not that Mortgage Investment should be made by us or that Affiliated Program. The Advisor's decision will be based upon such factors as the amount of funds available for investment, yield, portfolio diversification, type and location of the property on which the loan will be made, and proposed loan terms. The Trustees (including the Independent Trustees) will be responsible for monitoring this allocation method (described below with respect to new Affiliated Programs established in the future) to be sure that each is applied fairly to us. See "Summary of Declaration of Trust - Responsibility of Trustees.?

     If the Advisor or its Affiliates establish new Affiliated Programs after the date of this prospectus, and the making of a Mortgage Investment appears equally appropriate for us and one or more of those subsequently formed Affiliated Programs, the Mortgage Investment will be allocated to one program on a basis of rotation with the initial order of priority determined by the dates of formation of the programs.

     Further, our Trustees and the officers, directors and employees of the Advisor and its Affiliates may for their own account or that of others originate and acquire Mortgages and Mortgage Investments similar to those that we will make or acquire. The Trustees and the Advisor are, however, subject to a fiduciary duty to us and our shareholders. See "Fiduciary Responsibility of Trustees.? Each Trustee, on his or her own behalf, and the Advisor, on behalf of itself, the officers and directors of the Advisor, and all Persons controlled by the Advisor and its officers and directors, has agreed to first present suitable investments to us before recommending or presenting those opportunities to others or taking advantage of those opportunities on their own behalf. However, the provisions of the preceding sentence shall apply with respect to Affiliated Programs only in the manner described above and shall not apply to the activities conducted by SCMI or CRC. See "Management - Summary of the Advisory Agreement.? Except as described above, and subject to their fiduciary duty to us and our shareholders, neither the Trustees, the Advisor nor its Affiliates will be obligated to present to us any particular investment opportunity which comes to their attention, even if such opportunity is of a character which might be suitable for investment by us.

     There may be conflicts of interest on the part of the Advisor between us and any other Affiliates of the Advisor, which have the same investment objectives at such time as we attempt to sell Mortgage Investments, as well as in other circumstances. See "Investment Objectives and Policies - Other Policies" and "Summary of Declaration of Trust."

     (6) Additional Conflicts with Affiliates. Although we do not presently expect to do so, we are permitted to invest in mortgage loans on properties owned by Affiliates if those transactions are approved by a majority of our Trustees who are not otherwise interested in the transactions. In giving that approval, those transactions must be found to be as fair and reasonable to us and on terms and conditions not less favorable to us than those that are available from third parties. See "Summary of Declaration of Trust - Restrictions on Transactions with Affiliates.?

                                    24
     (7) Lack of Separate Representation. We sometimes use the same attorneys as the Advisor. Our attorneys and the attorneys for various experts who provide real property services for us may also perform services for the Advisor and its Affiliates. It is anticipated that such multiple representation will continue in the future. However, should a dispute arise between the Advisor, and us the Advisor will cause us to retain separate counsel for those matters. Should there be a necessity in the future to negotiate or prepare contracts and agreements between us and the Advisor for services other than those existing or contemplated on the effective date of this prospectus, those transactions will require approval by a majority of the Trustees, including a majority of the Independent Trustees, as being fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

     (8) Rights of Trustees and Officers. Except with respect to certain voting rights, any trustee or officer may acquire, own, hold and dispose of Shares for his individual account and may exercise all rights of a shareholder, to the same extent and in the same manner as if he were not a Trustee or officer. Any Affiliated Trustee or officer may be interested as trustee, officer, director, shareholder, partner, member, advisor or employee, or otherwise have a direct or indirect interest in any person who may be engaged to render advice or services to us, and may receive compensation from that person as well as compensation as Trustee, officer or otherwise hereunder. Those activities shall not necessarily be deemed to conflict with his duties and powers as Trustee or officer.

                                THE COMPANY

     We are a Maryland real estate investment trust formed on July 12, 1996.
We invest in Residential Mortgages, Contracts for Deed and Interim Mortgages financed by the proceeds of this offering. We seek to produce net interest income on our portfolio of Mortgage Investments while maintaining strict cost controls in order to generate net income for monthly distribution to our shareholders. We intend to continue to operate in a manner that will permit us to continue to qualify as a REIT for federal income tax purposes. As a result of that REIT status, we are permitted to deduct dividend distributions to shareholders, thereby effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to shareholders in the form of dividends. See "Federal Income Tax Considerations - Taxation of Taxable Shareholders.? Our principal executive offices are located at 5740 Prospect Avenue, Suite 1000, Dallas, TX 75206, telephone (214) 237-9305 or (800) 955-7917, facsimile (214) 237-9304.

     The overall management of our business is invested in our Board of Trustees. Our Advisor, UMT Advisors, Inc., has been retained to manage our day-to-day operations and to use its best efforts to seek out and present to us, whether through its own efforts or those of third parties retained by it, a sufficient number of suitable investment opportunities which are consistent with our investment policies and objectives and consistent with the investment programs the Trustees may adopt from time to time in conformity with the Declaration of Trust. See "Management.?

     Our Trustees and the management team of the Advisor have considerable expertise in the acquisition and management of mortgage assets, mortgage finance, asset/liability management, public company management and administration and the management of corporations in the real estate lending business.

INVESTMENT PORTFOLIO

     The following table sets forth certain information about our portfolio of Mortgage Investments in the aggregate as of years ended December 31, 2000 and 1999.
                                                  December 31,
                                         2000                    1999
                                         ----------------------------

RESIDENTIAL MORTGAGES
Number                                        541                 367
Interest rate                              11.50%              11.41%
Principal balance (1)                 $24,882,000         $16,162,000
Remaining term (1)                     336 months          336 Months
Current yield (1)                          11.91%              11.98%
Investment-to-value ratio (1)(2)           83.30%              83.40%

CONTRACTS FOR DEED
Number                                        188                 134
Interest rate                              11.92%              11.81%
Principal balance (1)                  $8,587,000          $5,990,673
Remaining term (1)                     354 Months          355 Months
Current yield (1)                          12.05%              12.00%
Investment-to-value ratio (1)(2)           87.90%              88.20%

INTERIM MORTGAGES
Number                                        183                 100
Interest rate                              12.75%              12.87%
Principal balance (1)                  $6,453,000          $4,199,632
Remaining term in months (1)                 6.81                6.62
Current yield (1)                          12.93%              13.05%
Investment-to-value ratio (1)(2)           54.00%              53.00%

(1) These amounts were determined at the time the Mortgage Investments were purchased.

(2) The investment-to-value ratio is determined at the time a Mortgage Investment is bought and is calculated by dividing the amount paid to buy that Mortgage Investment by the value of the underlying real estate that is security for that Mortgage Investment.

     Residential Mortgage and Contracts for Deed which have less than a 12 month payment history and/or less than 85% loan-to-value ratio when purchased by us are required to have seller recourse through the twelfth payment. Those seller recourse agreements require the seller to replace or repurchase any non-performing note and reimburse us for any interest, escrows, foreclosure, eviction, and property maintenance costs. A loan is considered non-performing if any portion of the principal, interest, or escrow payment is 30 days past due. SCMI, as seller, has the further option of either assigning and transferring to us a replacement note or funding on a month-to-month basis lost interest, tax, and insurance escrow payments. No seasoning is required for Interim Mortgages.

     Under the terms of our agreement, SCMI elected to fund on a month-to-month basis loans that were non-performing and covered by a recourse agreement. During 2000 we remarketed 43 properties secured by non-performing loans resulting in a gain of $6,877. As of December 31, 2000 we had 33 non-performing loans, representing 3.6% of our portfolio. Of the 33, 17 are covered under a recourse agreement. As of December 31, 2000, 501 of our 912 Mortgage Investments were covered under a recourse agreement. No provision for loan losses was provided as of year-end because we experienced a gain in remarketing the properties associated with non-performing loans.

     By comparison, during 1999 we remarketed 30 properties securing non-performing loans resulting in a gain of $29,358. As of December 31, 1999 we had 29 non-performing loans, representing 4.5% of our portfolio. Of the 29, twenty are covered under a recourse agreement. As of December 31, 1999, 251 of our 601 Mortgage Investments were covered under a recourse agreement. No provision for loan losses was provided as of year-end because we experienced a gain in remarketing the properties associated with non-performing loans. We intend to continue monitoring potential losses related to non-recoursed properties and, if deemed material, to reserve for anticipated losses in the fiscal year ending December 31, 2001.

     All of the properties that are security for the Residential Mortgages and Interim Mortgages are located in Texas. Each of the properties is adequately covered by a mortgagee?s title insurance policy and hazard insurance.

                           SELECTED FINANCIAL DATA

     The following table contains certain selected financial data and is qualified by the more detailed Financial Statements and notes thereto included elsewhere in this prospectus. The Balance Sheet Data and the Statement of Operations Data have been derived from our financial statements for the years December 31, 2000 and 1999, which have been audited by Jackson & Rhodes P. C., independent public accountants, and are included elsewhere in this prospectus. This data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto included in this prospectus.

                                           For the years ended
                                               December 31,
                                      2000                    1999
                                      ----------------------------
OPERATING DATA:
Total revenues                        $ 3,809,679      $ 2,502,504
Total expenses                            853,135          525,578
Net income                            $ 2,956,544      $ 1,976,926
Net income per Share                        $1.90            $2.02
Weighted average Shares outstanding     1,639,841          952,098

BALANCE SHEET DATA:
Cash                                  	$   200,912      $    14,331
Residential mortgages and
Contracts for Deed                     33,419,399       21,877,468
Interim mortgages                       6,453,111        4,199,632
Other assets                              832,664          310,715
Total assets                          $40,906,086      $26,402,146
Bank loan                               	7,000,000        5,000,000
Other liabilities                         311,845          227,307
Total liabilities                       	7,311,845        5,227,307
Total shareholders? equity             33,594,241       21,174,839
Total liabilities
and shareholders? equity              $40,906,086      $26,402,146

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OF THE COMPANY

     The following table sets forth certain information about the Mortgage Investments that we purchased during the periods set forth below.

                                                Years Ended
                                                December 31,
                                        2000                  1999
                                        --------------------------
RESIDENTIAL MORTGAGES
Purchase Price                           $9,941,000     $6,965,000
Total Number                                    207            151
Number Purchased From Affiliates                 48            104
Number Purchased From Other Sources             159             47
Interest Rate                                11.63%         11.34%
Unpaid Principal Balance (1)            $10,079,000     $7,196,000
Average Principal Balance (1)               $48,700        $46,100
Remaining Term (1)                       331 Months     350 Months
Current Yield (1)                            11.79%         11.80%
Purchase Price/Principal Balance (1)         98.63%         96.78%
Investment-To-Value Ratio (1)(2)             84.30%         84.80%

CONTRACTS FOR DEED
Purchase Price                           $2,182,000     $5,120,000
Total Number                                     42            116
Number Purchased From Affiliates                  8             36
Number Purchased From Other Sources              34             80
Interest Rate                                11.74%         11.90%
Unpaid Principal Balance (1)             $2,200,000     $5,188,000
Average Principal Balance (1)               $52,400        $44,700
Remaining Term (1)                              350            356
Current Yield (1)                            11.85%         12.06%
Purchase Price/ Principal Balance (1)        99.10%         98.70%
Investment To Value Ratio (1)(2)             85.10%         88.30%

INTERIM MORTGAGES
Loan Balance At Beginning Of Year        $4,200,000     $3,285,000
Loan Balance At Year End                 $6,453,000     $4,200,000
Net Increase In Portfolio                $2,253,000     $  915,000
Total Number Participated In                    373            300
Balance At Year End                             373            100
Number Purchased From Affiliates                373            299
Number Purchased From Other Sources               0              1
Interest Rate At Year-End                    12.75%         12.87%
Remaining Term (1)                      <12 months      <12 months
Current Yield At Year-End(1)                 12.93%         13.05%
Purchase Price/Principal Balance (1)           100%           100%
Investment To Value Ratio (1)(2)                54%            53%

(1) These amounts were determined at the time the Mortgage Investments were purchased.
(2) The investment-to-value ratio is determined at the time a Mortgage Investment is acquired and is determined by dividing the amount paid to acquire that Mortgage Investment by the value of the underlying real estate that is security for that Mortgage Investment.

RESULTS OF OPERATIONS - THE YEARS ENDED DECEMBER 31, 2000 AND 1999

     We were formed on July 12, 1996, however our business operations commenced in March 1997 when the Securities and Exchange Commission issued our order of registration for our initial public offering of Shares.

     As of December 31, 2000 our mortgage portfolio in the aggregate consisted of 541 Residential Mortgages and 188 Contracts for Deed and 183 Interim Mortgages. The portfolio had an unpaid principal balance on our balance sheet of $39.9 million. Five hundred thirty-eight of the Mortgage Investments were purchased from affiliates and three hundred seventy-four were purchased from unaffiliated third parties. The average Mortgage Investment in the portfolio had an interest rate of approximately 11.8% and a current annual yield of approximately 12.1%, and a loan-to-value ratio of 77.2% (the unpaid principal balance of the Mortgage Investment divided by the value of the real estate that is the security for that Mortgage Investment.)

     As of December 31, 1999 our mortgage portfolio in the aggregate consisted of 367 Residential Mortgages and 134 Contracts for Deed and 100 Interim Mortgages. The portfolio had and unpaid principal balance on our balance sheet of $26.1 million. Four hundred thirty-four of the Mortgage Investments were purchased from affiliates and two hundred six were purchased from unaffiliated third parties. The average Mortgage Investment in the portfolio had an interest rate of approximately 11.7% and a current annual yield of approximately 12.2%, and a loan-to-value ratio of 79.1% (the unpaid principal balance of the Mortgage Investment divided by the value of the real estate that is the security for that Mortgage Investment.)

    Our Mortgage Investments generated $3,809,679 and $2,502,504 in income during 2000 and 1999, respectively. The 52% increase in income in 2000 was attributed to the significant increase in Mortgage Investments purchased during the year. General and administrative expenses plus salaries and wages in 2000 of $518,548 were offset by reimbursement from the Advisor of $228,162. Interest expense was $562,749. The result was net income of $2,956,544 for the year 2000. By comparison, general and administrative expenses plus salaries and wages of $337,302 in 1999 were offset by reimbursement from the Advisor to us of $169,426. Interest expense was $357,702 in 1999. The result was net income of $1,976,926 in the 1999 period. The increase in expenses in 2000 was attributed to a 57% increase in interest expense from our larger line-of-credit, which increased by $2 million between 1999 and 2000; an 84% increase in payroll expenses having hired a third full-time employee; and a 252% increase in fees associated with renewing our blue-sky registrations in various states. In 2000 general and administrative expenses and salaries and wages were 8.27% of Net Income and 0.87% of Average Invested Assets. By comparison, in 1999 general and administrative expenses and salaries and wages were 7.27% of Net Income and 0.79% of Average Invested Assets. Earnings per share were $1.90 and $2.08 for 2000 and 1999, respectively.

     As part of our agreement to acquire notes from SCMI, SCMI agrees to repurchase, at no loss to us, any note that is in default any time during twelve months from our date of purchase. SCMI may satisfy its repurchase requirement to us by either assigning to us a replacement note or by funding to us lost interest, tax and insurance escrow payments, as well as any costs incurred by us related to curing the default. At year-end approximately one-half of our Residential Mortgages and Contracts for Deed consisted of notes with recourse agreements. We began the year with 29 defaulted loans, had an additional 52 loans default during 2000, sold 5 outright, sold 43 to new borrowers, and ended the year with 33 defaulted loans. A slight gain from outright sale and resale of property was recorded in 2000. Of the 33 properties vacant at year-end 17 are covered under a recourse agreement. The potential loss of interest on the remaining 16 is approximately $416 per month for every month that the property is defaulted plus foreclosure, repair and remarketing expenses less any amount in excess of the loan balance realized from a sale of the property. Of the Company?s properties that have been resold, the average length of default is 6 months. Potential loss of interest per property would then be approximately $2,500 if we fail to recover interest upon the resale of a defaulted loan.

     By comparison we began 1999 with 9 defaulted loans, had an additional 40 default, resold 20 and ended the year with 29 defaulted loans. The resold properties resulted in a slight gain in 1999. Of the 29 properties vacant at year-end 20 are covered under a recourse agreement. The potential loss of interest on the remaining 9 is approximately $427 per month for every month that the property is defaulted plus foreclosure, repair and remarketing expenses less any amount in excess of the loan balance realized from a sale of the property. Of the Company?s properties that have been resold, the average length of default is 5.6 months. Potential loss of interest per property would then be approximately $2,400 if we fail to recover interest upon the resale of a defaulted loan.

    During the year ended December 31, 2000, we paid total dividends of $1.96 share as compared to $2.03 per share during 1999.

         We began paying dividends to our shareholders on September 29, 1997. Monthly Distributions have continued each month thereafter. Below is historical information about dividends paid since inception through December 31, 2000.
                              DIVIDEND       ANNUAL RATE
     MONTH                    PER SHARE       OF RETURN
September 1997                $ 0.1688         10.13%
October 1997                  $ 0.1791         10.75%
November 1997                 $ 0.1667         10.00%
December 1997                 $ 0.1667         10.00%
January 1998                  $ 0.1669         10.01%
February 1998                 $ 0.1668         10.01%
March 1998                    $ 0.1750         10.50%
April 1998                    $ 0.1850         11.10%
May 1998                      $ 0.1750         10.50%
June 1998                     $ 0.1780         10.68%
July 1998                     $ 0.1667         10.00%
August 1998                   $ 0.1667         10.00%
September 1998                $ 0.1667         10.00%
October 1998                  $ 0.1690         10.14%
November 1998                 $ 0.1690         10.14%
December 1998                 $ 0.1680         10.08%

(continued)                   DIVIDEND       ANNUAL RATE
     MONTH                    PER SHARE       OF RETURN
January 1999                  $ 0.1667         10.00%
February 1999                 $ 0.1680         10.08%
March 1999                    $ 0.1680         10.08%
April 1999                    $ 0.1680         10.08%
May 1999                      $ 0.1680         10.08%
June 1999                     $ 0.1680         10.08%
July 1999                     $ 0.1680         10.08%
August 1999                   $ 0.1680         10.08%
September 1999                $ 0.1680         10.08%
October 1999                  $ 0.1680         10.08%
November 1999                 $ 0.1680         10.08%
December 1999                 $ 0.1680         10.08%
January 2000                  $ 0.1680         10.08%
February 2000                 $ 0.1667         10.00%
March 2000                    $ 0.1667         10.00%
April 2000                    $ 0.1667         10.00%
May 2000                      $ 0.1667         10.00%
June 2000                     $ 0.1667         10.00%
July 2000                     $ 0.1667         10.00%
August 2000                   $ 0.1667         10.00%
September 2000                $ 0.1667         10.00%
October 2000                  $ 0.1667         10.00%
November 2000                 $ 0.1667         10.00%
December 2000                 $ 0.1667         10.00%


CAPITAL RESOURCES AND LIQUIDITY

     We utilize funds available from the sale of Shares, funds available from our bank line-of-credit, and return of principal to purchase Mortgage Investments. The following table sets forth certain information about our capital resources and liquidity during the periods set forth below.

                                                   YEARS ENDED
                                                   DECEMBER 31,
                                            2000                    1999
                                            ----------------------------
Shares issued                                   698,499           451,273
Number of new shareholders                          257               197
Gross offering proceeds                     $13,970,000       $ 9,025,000
Net offering proceeds (after deduction
  of selling commissions and fees)          $12,501,000        $8,077,000
Principal receipts from Residential
  Mortgages and Contracts for Deed          $   957,000        $1,747,000
Principal receipts from Interim Mortgages   $ 9,618,000        $7,535,000
Net borrowing from credit line              $ 2,000,000        $3,516,000

     As of December 31, 2000 our aggregate sales of shares during the offering were 1,874,043 Shares resulting in Gross Offering Proceeds of $37,481,000 and Net Offering Proceeds to us (after the deduction of selling commissions and fees) of $33,545,000 (approximately 89.5% of Gross Offering

Proceeds). By comparison, as of December 31, 1999 our aggregate sales totaled 1,175,544 Shares resulting in Gross Offering Proceeds of $23,534,000 and Net Offering Proceeds to us (after the deduction of selling commissions and fees) of $21,059,000 (89.6% of gross proceeds). Total Shares outstanding for the periods were 1,844,043 and 1,185,544, respectively, which included the 10,000 initial shares acquired by Mortgage Trust Advisors, Inc., our first Advisor, before the public offering commenced.

     The Trustees approved and we entered into a new twelve-month credit facility with a new lender in the amount of $7,000,000, which will expire on August 22, 2001. The line-of-credit was collateralized with the assignment of certain Residential Mortgages. Interest is fixed at 10.5%. We use the line-of-credit to purchase Mortgage Investments prior to the receipt of funds from the sale of Shares. The net increase in funds available for this purpose was $2,000,000 from December 31, 1999 to December 31, 2000.

     Principal receipts from loans paying off when borrowers refinance with a new lender or from scheduled amortization of principal amounted to $957,000 during the year. These funds were used for acquisitions during the period.


INVESTMENT OBJECTIVES AND POLICIES

PRINCIPAL INVESTMENT OBJECTIVES

     Our principal investment objectives are to invest the Net Offering Proceeds in Mortgage Investments consisting of Residential Mortgages, Contracts for Deed and Interim Mortgages secured by single-family residential real estate. Those investments are expected to:

(1) produce net interest income;

(2) provide monthly Distributions from, among other things, interest on Mortgage Investments; and

(3) permit reinvestment of payments of principal and proceeds of prepayments, sales and insurance net of expenses.

     There is no assurance that these objectives will be attained. See "Risk Factors.?

INVESTMENT POLICY

     Our primary investment policy is to purchase the following types of Mortgage Investments: (1) first lien, fixed rate mortgages secured by single-family residential property throughout the United States (which we refer to herein as "Residential Mortgages"); (2) the Seller's unencumbered interest in fixed rate Contracts for Deed (also known as land contracts) for the sale of single-family residential property throughout the United States (which we refer to herein as "Contracts for Deed"); and (3) loans of 12 months or less in term, made to investors for the purchase, renovation and sale of single-family homes (which we refer to herein as "Interim Mortgages "). The Residential Mortgages, Contracts for Deed and the Interim Mortgages that we invest in are collectively referred to herein as the "Mortgage Investments.? See "Certain Legal Aspects of Mortgage Loans" for a discussion concerning mortgages, deeds of trust, contracts for deed, foreclosure and certain risks related to an investment in mortgages.

     A significant portion of the home buying public is unable to qualify for government insured or guaranteed or conventional mortgage financing. Strict income ratios, credit record criteria, loan-to-value ratios, employment history and liquidity requirements serve to eliminate conventional financing alternatives for many working class homebuyers. A large market of what are referred to as "B,? "C,? "D,? and "DD" grade mortgage notes has been generated through utilization of non-conforming underwriting criteria for those borrowers who do not satisfy the underwriting requirements for government insured or guaranteed or conventional mortgage financing. Although there is no industry standard for the grading of those non-conforming loans, the grade is primarily based on the credit worthiness of the borrower.

     We intend to acquire what we consider to be "B,? "C" and "D" grade mortgage loans. Typically non-conforming notes bear interest at above market rates consistent with the perceived increased risk of default. In practice, non-conforming notes experience their highest percentage of default in the initial 12 months of the loan. We intend to reduce the rate and expense of early payment defaults through the adherence to investment policies that require the seller of a note to us with a payment history of less than 12 months to replace or repurchase any non-performing note and to reimburse us for any interest, escrows, foreclosure, eviction, and property maintenance costs.

     Most of our Mortgage Loans to date are concentrated in the Dallas/Fort Worth Metropolitan area due to proximity of our loan servicers and the more ready availability to us of seasoned loans in that area. We anticipate that this concentration will continue, although it is our intention to expand our geographic presence through the purchase of Interim Loans and other Mortgage investments in other geographic areas of the United States.

UNDERWRITING CRITERIA

     We will not originate loans, except to facilitate the resale of a foreclosed property. Funds awaiting investment in Mortgage Investments will be invested in government securities, money market accounts or other assets that are permitted investments for REITs. See "Investment Objectives and Policies - Temporary Investments.?

     The underwriting criteria for our purchase of Mortgage Investments are as follows:

(1) Priority of Lien. All notes purchased must be secured by a first lien that is insured by a title insurance company. We will not purchase second liens or other subordinate or junior liens. Purchase of "wrap notes" will be permitted subject to loan to value ratios specified below. A "wrap note" is a secured lien note that "wraps" around an existing first lien and on which the holder has the right to service the first lien indebtedness. All Contracts for Deed must provide us with unencumbered title to the real estate collateral.

(2) Rate. The Advisor seeks to acquire Mortgage Investments that will provide us with a satisfactory net yield. Net yield is determined by the yield realized after payment of the note servicing fee (1/2 of 1% of note balance, annually) and administrative costs (estimated to be 1/2 of 1% of the first $50 million of Average Invested Assets and 1% of Average Invested Assets over $50 million). See "Summary of Declaration of Trust - Limitation on Total Operating Expenses". Under the Advisory Agreement with our Advisor, the servicing and administrative cost burden will be approximately 1% on the first $50 million in Average Invested Assets and 1-1/2% of Average Invested Assets in excess of $50 million. All rates will be fixed rates. We will not acquire adjustable rate loans. Some notes will be bought at a discount to increase their yield above the contractual rate. No notes will be purchased at a premium above the outstanding principal balance. This investment policy allows for acquisition of notes at various rates.

(3) Term and Amortization. There is no minimum term for the notes we acquire. The maximum term for Residential Mortgages and Contracts for Deed is 360 months and Interim Mortgages may not exceed 12 months in term. Amortization will vary from 0 (interest only on loans 12 months and less) to 360 months. Balloon notes are allowed, so the amortization period does not need to match the term. No amortization may exceed 360 months.

(4) Loan-to-Value Ratio. Except as set forth below, any loan purchased may not exceed an 85% loan-to-value ratio ("LTV"). Exceptions will be made for: (1) loans with LTV's in excess of 85% which may be purchased if discounted sufficiently to bring the Investment-To-Value Ratio to 85% or less (the LTV's will be established by appraisal on unseasoned loans, and by broker price opinion (BPO) or appraisals not more than 12 months old on seasoned notes); (2) loans that have seller recourse through the 12th monthly payment; and (3) Interim Mortgages (loans to real estate investors for purchase of homes for resale) may be purchased if they will not exceed a 50% LTV and will have a maturity of one year or less. However, the President shall have the authority to purchase Interim Mortgages with a LTV ratio up to 65% on a case-by-case basis.

(5) Seasoning. Residential Mortgages and Contracts for Deed must have a minimum of 12 months payment history or will be required to have seller recourse through the twelfth payment. Those seller recourse agreements will require the seller of a Residential Mortgage or Contract for Deed to us to replace or repurchase any non-performing note and reimburse us for any interest, escrows, foreclosure, eviction, and property maintenance costs. A note will be considered non-performing if any portion of the principal, interest or escrow payment is 30 days past due. No seasoning is required for Interim Mortgages.

(6) Borrower, Loan and Property Information. A completed Uniform Residential Loan Application (FNMC form 1003, FDMC form 65), or other form acceptable to us must accompany each loan acquired. The Form must include property address, year built, square footage, type of construction, purchase price of the property, date of purchase, down payment and original loan amount, rate, term and amortization, borrower and co-borrower name, address, home and work telephone numbers, prior residence, prior mortgagee or landlord, current employer and, if employed less than one year at current employer, previous employer, monthly income and expense information, listing of assets and liabilities and a listing of three references, with phone numbers and addresses, including next of kin. In addition, each loan file should include a Verification of Employment (completed) and a Verification of Rent (completed), if applicable.

(7) Appraisals and BPO's. Each unseasoned loan must have an appraisal demonstrating a LTV ratio or Investment-To-Value Ratio of not more than 85% (subject to the exceptions set forth in 4 above). The appraisals may be limited in scope (not requiring interior inspection) but must be performed by appraisers approved by the Advisor. Each seasoned note must be accompanied by an appraisal or a Broker Price Opinion (not more than 12 months old), demonstrating a LTV ratio or Investment-To-Value Ratio not in excess of 85% (subject to the exceptions set forth in 4 above), and photographs of the property securing the loan.

(8) Credit. Payment histories reflecting no late payments (30 days +) for twelve consecutive months will be deemed a sufficient demonstration of creditworthiness of the borrower for seasoned notes. For unseasoned notes, the borrower must have the following:

- Current credit report with acceptable explanations for any adverse ratings, no active bankruptcies, no prior foreclosures.

- Employment, verified, with current employer, or no lapse in employment for the last 12 months.

- Income ratio, verified, indicating income at least 2.5 times the monthly payment inclusive of escrows.

- Prior mortgage payment or rental history demonstrating 12 consecutive months pay history with no late pays (30 days past due).

(9) Escrow Requirement. All loans must have adequately funded tax and insurance escrow accounts and a continuing obligation to fund 1/12th of the annual insurance and tax amounts each month. The President, in her sole discretion, may waive this escrow requirement for loans evidencing a loan-to-value ratio of less than 80% or that are seasoned more than 24 months.

(10) Estoppel Letters. Each loan purchased must be accompanied with both a maker's and a payee's estoppel letter attesting to loan balances, payment amount, rate, term, security, escrow balance, current status of account, and next payment date. Estoppel letters must be no more than 30 days old at time of loan acquisition.

(11) Hazard Insurance. Each loan purchased must have, in effect, a prepaid hazard insurance policy with a mortgagee's endorsement for our benefit in an amount not less than the outstanding principal balance on the loan. We reserve the right to review the credit rating of the insurance issuer and, if deemed unsatisfactory, request replacement of the policy by an acceptable issuer.

(12) Geographical Boundaries. We may purchase loans in any of the 48 contiguous United States. However, in states which provide redemption rights after foreclosure, the maximum loan to value ratio will be 80%, or alternatively the loan must provide mortgage insurance.

(13) Mortgagees' Title Insurance. Each loan purchased must have a valid mortgagees' title insurance policy insuring a first lien position in an amount not less than the outstanding principal balance of the loan.

(14) Guarantees, Recourse Agreements, and Mortgage Insurance. Mortgage Investments with investment-to-value ratios in excess of 85% and/or less than 12 months seasoning will not be purchased without one or more of the following: government guarantees, seller recourse agreement, mortgage insurance or similar guarantees or insurances approved by the Board of Trustees, including a majority of the Independent Trustees.

(15) Pricing. Mortgage Investments will be purchased at no minimum percentage of the principal balance, but in no event in excess of the outstanding principal balance. Prices paid for notes will vary with seasoning, interest rate, credit, loan-to-value ratios, payment histories, guarantees or recourse agreements, and average yield of our loan portfolio among other factors. Our objectives will be accomplished through purchase of high rate loans, prepayment of notes purchased at a discount, reinvestment of principal payments, interim home purchase loans and other short-term investment of cash reserves and, if utilized, leverage of capital to purchase additional loans.

     The principal amounts of Mortgage Investments and the number of Mortgage Investments in which we invest will be affected by market availability and also depends upon the amount of Net Offering Proceeds available to us from the sale of our Shares. If less than the maximum Net Offering Proceeds are obtained, the number of different loans available for investment will be reduced. There is no way to predict the future composition of our portfolio since it will depend in part on the loans available at the time of investment. See "Investment Portfolio" for a description of the Mortgage Investments currently owned by us.

TEMPORARY INVESTMENTS

     We intend to use the Net Offering Proceeds to acquire Mortgage Investments. There can be no assurance as to when we will be able to invest the full amount of the Net Offering Proceeds in Mortgage Investments, although we will use our best efforts to invest or commit for investment the full amount of Net Offering Proceeds within 60 days of receipt. We will temporarily invest any Net Offering Proceeds not immediately invested in Mortgage Investments or for the other purposes described above, in certain short-term investments appropriate for a trust account or investments which yield "qualified temporary investment income" within the meaning of Section 856(c)(6)(D) of the Code or other investments which invest directly or indirectly in any of the foregoing (such as repurchase agreements collateralized by any of the foregoing types of securities) and/or such investments necessary for us to maintain our REIT qualification or in short-term highly liquid investments such as in investments with banks having assets of at least $50,000,000, savings accounts, bank money market accounts, certificates of deposit, bankers' acceptances or commercial paper rated A-1 or better by Moody's Investors Service, Inc., or securities issued, insured or guaranteed by the United States government or government agencies, or in money market funds having assets in excess of $50,000,000 which invest directly or indirectly in any of the foregoing.

OTHER POLICIES

     We will not: (a) issue senior securities; (b) invest in the securities of other issuers for the purpose of exercising control; (c) invest in securities of other issuers, other than in temporary investments as described under "Investment Objectives and Policies - Temporary Investments"; (d) underwrite the securities of other issuers; or (e) offer securities in exchange for property.

     We may borrow funds to make Distributions to our shareholders or to acquire additional Mortgage Investments. Our ability to borrow funds is subject to certain limitations set forth in the Declaration of Trust. See "Summary of Declaration of Trust - Restrictions on Borrowing.?

     Other than in connection with the purchase of Mortgage Investments, which may be deemed to be a loan from us to the borrower, we do not intend to loan funds to any person or entity. Our ability to lend funds to the Advisor, a Trustee or Affiliates thereof is subject to certain restrictions as described in "Summary of Declaration of Trust - Restrictions on Transactions with Affiliates.?

     We will not sell property to the Advisor, a Trustee or Affiliates thereof at terms less favorable than could be obtained from a non-affiliated party. See "Summary of Declaration of Trust - Restrictions on Transactions With Affiliates.?

     Although we do not intend to invest in real property, to the extent we do, a majority of the Trustees shall determine the consideration paid for such real property, based on the fair market value of the property. If a majority of the Independent Trustees determine, or if the real property is acquired from the Advisor, as Trustee or Affiliates thereof, a qualified independent real estate appraiser shall determine such fair market value selected by the Independent Trustees.

     We will use our best efforts to conduct our operations so as not to be required to register as an investment company under the Investment Company Act of 1940 and so as not to be deemed a "dealer" in mortgages for federal income tax purposes. See "Federal Income Tax Considerations.?

     We will not engage in any transaction which would result in the receipt by the Advisor or its Affiliates of any undisclosed "rebate" or "give-up" or in any reciprocal business arrangement which results in the circumvention of the restrictions contained in the Declaration of Trust and in applicable state securities laws and regulations upon dealings between us and the Advisor and its Affiliates.

     The Advisor and its Affiliates, including companies, other partnerships and entities controlled or managed by such Affiliates, may engage in transactions described in this prospectus, including acting as Advisor, receiving Distributions and compensation from us and others, the purchasing, warehousing, servicing and reselling of mortgage notes, property and investments and engaging in other businesses or ventures that may be in competition with us See "Conflicts of Interest,? "Management Compensation" and "Management.?

CHANGES IN INVESTMENT OBJECTIVES AND POLICIES

     The investment restrictions contained in the Declaration of Trust may only be changed by amending the Declaration of Trust with the approval of the shareholders. However, subject to those investment restrictions, the methods for implementing our investment policies may vary as new investment techniques are developed.


                                MANAGEMENT

GENERAL

     Our Trustees are responsible for the overall management and control of our business and are accountable to the Company as fiduciaries. The Trustees have retained the Advisor, including our President, who is an employee of the Advisor, to manage the Company?s day-to-day affairs and the acquisition and disposition of investments, subject to the supervision of the Trustees.

     We currently have five Trustees, three of whom are Independent Trustees. Our Declaration of Trust provides for not less than three nor more than nine Trustees, a majority of whom must be Independent Trustees. Each Trustee serves for a one-year term.

     The Trustees establish written policies on investments and borrowings and monitor our administrative procedures and investment operations and also monitor the performance of our President and the Advisor to assure that those policies are carried out. Until modified by the Trustees, we will follow the policies on investments and borrowings set forth in this prospectus. The Independent Trustees are responsible for reviewing our investment policies not less often than annually and with sufficient frequency to determine that the policies being followed are in the best interests of our shareholders.

     A vacancy in the Board of Trustees created by the death, resignation, or incapacity of a Trustee or by an increase in the number of Trustees (within the limits referred to above) may be filled by the vote of a majority of the remaining Trustees (with respect to a vacancy created by the death, resignation, or incapacity of an Independent Trustee, the remaining Independent Trustees shall nominate a replacement). The shareholders shall fill vacancies occurring as a result of the removal of Trustees by shareholders. Any Trustee may resign at any time and may be removed by the holders of at least a majority of the outstanding Shares (with or without cause) or by a majority of the Trustees (only for cause).

     The Trustees (including the Independent Trustees) shall periodically monitor the allocation of Mortgage Investments between us and any Affiliated Programs to insure that the allocation method described herein under the caption "Conflicts of Interest - Competition with Affiliates for the Purchase and Sale of Mortgage Investments" is being applied fairly to us.

                                    39
                    FIDUCIARY RESPONSIBILITY OF TRUSTEES

     Consistent with the duties and obligations of, and limitations on, the Trustees as set forth in our Declaration of Trust, and under the laws of the State of Maryland, the Trustees are accountable to our shareholders as fiduciaries. As a result, the Trustees are required to perform their duties in good faith and in a manner each Trustee believes to be in our best interest and the best interest of our shareholders and act with such care, including reasonable inquiry, as a prudent person in a similar position would use under similar circumstances. The Trustees will review annually our budget that will be prepared by our Advisor. In addition, the Independent Trustees must review our relationship with the Advisor and the Advisor's performance of its duties under the Advisory Agreement, and must determine that the compensation paid to the Advisor is reasonable in relation to the nature and quality of the services performed. The Advisor also has a fiduciary duty to both our shareholders and us.

LIMITATION ON LIABILITY OF TRUSTEES AND OFFICERS

     The Declaration of Trust provides that Trustees and officers shall have the fullest limitation on liability permitted under Maryland law. Pursuant to such statutory provisions Trustees and officers have no liability for breach of the duty of loyalty, unless such breach of duty results in an improper personal benefit or was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. In all situations in which the limitations of liability contained apply, the remedies available to us or our shareholders are limited to equitable remedies, such as injunctive relief or rescission, and do not include the right to recover money damages. The Trustees and other officers are liable to us or to our shareholders only
(i) to the extent the Trustee or officer actually received an improper benefit or profit in money, property or services, in which case any such liability shall not exceed the amount of the benefit or profit in money, property or services actually received; or (ii) to the extent that a judgment or other final adjudication adverse to such Trustee or officer is entered in a proceeding based on a finding in the proceeding that such Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

INDEMNIFICATION OF TRUSTEES, OFFICERS AND OTHERS

     The Declaration of Trust provides that, to the fullest extent allowed by Maryland law, we will indemnify the Trustees, the Advisor and their Affiliates and employees of each against losses incurred by them arising in connection with our business; provided that (1) the Trustees, the President, or the Advisor has determined, in good faith, that the course and conduct which caused the loss or liability was in our best interests, (2) that liability or loss was not the result of negligence or misconduct with respect to the affiliated Trustee, the President, the Advisor and its Affiliates or the result of bad faith, willful misfeasance, gross negligence or reckless disregard of the Trustee's duties, and (3) the indemnification or agreement to hold harmless is recoverable only out of our assets and not from our shareholders.

     To the extent that the indemnification of the Trustees may apply to the liabilities arising under the Securities Act of 1933, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable. In the event that a claim for indemnification by us of expenses incurred or paid by an indemnified party in the successful defense of any action, suit or proceeding is asserted by that person in connection with the offering of the Shares, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether that indemnification is against public policy as expressed in the Securities Act of 1933. We will then be governed by the final adjudication of such issue. In addition, we shall not indemnify the Trustees, the Advisor and their Affiliates for liabilities arising under a violation of federal and state securities laws associated with the offer and sale of
 Shares. We may indemnify a Trustee, the Advisor and their Affiliates who are performing services on our behalf for settlements and related expenses incurred in successfully defending such lawsuits, provided, that (1) a court either (a) approves the settlement and finds that indemnification of the settlement and related costs should be made or (b) approves indemnification of litigation costs if there has been a successful defense, or (2) there has been a dismissal with prejudice on the merits (without a settlement). Any person seeking indemnification shall inform the court of the published position of the Securities and Exchange Commission with respect to indemnification for securities law violations before seeking court approval for indemnification.

SHAREHOLDERS' RIGHTS AND REMEDIES

     In addition to potential legal action against the Trustees, the Declaration of Trust and laws of the State of Maryland provide each shareholder with certain legal rights and remedies, including the right, by a majority vote of the outstanding Shares entitled to vote, to remove the Trustees, with or without cause, or to terminate our existence. See "Summary of Declaration of Trust."

DEFENSES AVAILABLE TO TRUSTEES AND THE ADVISOR

     There are certain defenses under Maryland law and pursuant to the Declaration of Trust that are available to the Trustees and the Advisor in the event of a shareholder action against them. One such defense is the "business judgment rule.? A Trustee or the Advisor can, under the "business judgment rule,? argue that he performed the action giving rise to the shareholder's action in good faith and in a manner he reasonably believed to be in our best interests, and with such care as an ordinarily prudent person in a like position would have used under similar circumstances. The Trustees and the Advisor are also entitled to rely on information, opinions, reports or records prepared by experts (including accountants, consultants, counsel, etc.) who were selected with reasonable care. In the event a shareholder challenges an amendment to the Declaration of Trust made by Trustees without the shareholders' approval, the Trustees can defend by arguing that the Declaration of Trust permits amendments to the Declaration of Trust without shareholder vote in certain circumstances.

TRUSTEES AND OFFICERS

     Our Trustees and officers are as follows:

          NAME                       AGE     OFFICES HELD
     Christine "Cricket" Griffin     48      Trustee, Chairman of the Board,
                                               President and Treasurer
     Douglas R. Evans                55      Independent Trustee and
                                               Secretary
     Richard D. O'Connor, Jr.        45      Independent Trustee
     Paul R. Guernsey                50      Independent Trustee
     Michele A. Cadwell              48      Trustee

     Christine Griffin has been our President and a Trustee since July 1996. From June 1995 until July 1996, Ms. Griffin served as Chief Financial Officer of SCMI, a Texas based mortgage-banking firm that is an Affiliate of the Advisor and that sells Mortgages and provides mortgage-servicing services to us. Her responsibilities at SCMI included day-to-day bookkeeping through financial statement preparation, mortgage warehouse lines administration, and investor communications and reporting. Additionally, Ms. Griffin was responsible for researching and implementing a note servicing system for SCMI and its subservicer. Before joining SCMI, Ms. Griffin was Vice President of Woodbine Petroleum, Inc., a publicly traded oil and gas company for 10 years, during which time her responsibilities included regulatory reporting, shareholder relations, and audit supervision. Ms. Griffin is a 1978 graduate of George Mason University, Virginia with a Bachelor of Arts degree, summa cum laude, in Politics and Government.

     Richard D. O'Connor, Jr. is one of our Independent Trustees. He has been a Trustee since July 1996. In 2000 Mr. O?Connor became a partner of O?Connor & Jones, L.L.P., a Dallas law firm. From 1998 to 2000 Mr. O'Connor was a shareholder of Stollenwerck, Moore & Silverberg, P.C., a Dallas law firm. From 1993 to 1998, Mr. O'Connor practiced law as a sole practitioner specializing in the areas of real estate, business and contract law. Between 1985 and 1993, Mr. O'Connor was a partner with the Dallas law firm of Scoggins, O'Connor and Blanscet. Between 1989 and 1993, Mr. O'Connor was an attorney in the real estate department of J.C. Penney Company. Mr. O'Connor received a Bachelor of Business Administration degree from the University of Texas at Austin in 1976, and a J.D. degree from the University of Houston in 1978. Mr. O'Connor has been Board Certified in Commercial Real Estate law by the Texas Board of Legal Specialization since 1987.

     Paul R. Guernsey has been one of our Independent Trustees since July 1996. Since 1993 Mr. Guernsey has been a Partner and Chief Financial Officer of The Hartnett Group, Ltd. and related companies. These companies invest primarily in the financial markets, income and non-income producing real estate, real estate development, and residential mortgage loans. From 1991 through 1993 Mr. Guernsey was Chief Financial Officer of American Financial Network, Inc. a public company that operated a computerized loan origination network, seven residential mortgage brokerage companies, and a wholesale mortgage brokerage operation. From 1987 through 1991, he was Chief Financial Officer and then Vice President of Operations for Discovery Learning Centers, Inc., a chain of childcare centers. From 1986 to 1987, he worked with James Grant & Associates, a Dallas based merchant banking firm. From 1973 through

1985, he served in the audit, tax and management services departments of both a regional CPA firm, and as a partner of a local firm in Michigan. Mr. Guernsey graduated with a Bachelors Degree in Business (Accounting) from Ferris State University, Michigan in 1973 and is a member of the American Institute of CPA's.

     Douglas R. Evans has been one of our Independent Trustees since July 1996. Since February 1995, Mr. Evans has been a Principal of PetroCap, Inc., a firm that provides investment and merchant banking services to a variety of clients in the oil and gas industry. From 1987 until February 1995, Mr. Evans was President and Chief Executive Officer of Woodbine Petroleum, Inc., which was a publicly traded oil and gas company until it was taken private through a merger in September 1992. As part of his responsibilities at Woodbine, Mr. Evans managed and negotiated the sale of the parent company's REIT portfolio including mortgages and real property. Mr. Evans has been a licensed real estate broker in Texas since 1979 and a licensed real estate agent since 1976. Mr. Evans received an MBA from Southern Methodist University in 1972 and a Bachelors of Arts degree from the University of North Carolina in 1967.

     Michele A. Cadwell is one of our affiliated Trustees. She is a fee attorney affiliated with Commonwealth Land Title of Dallas, Texas. From 1998 to 1999, Ms. Cadwell was Manager ? Onshore Land Operations with EEX Corp.
Her primary responsibilities include drafting and negotiating exploration and marketing agreements, analysis of legislation and regulatory proposals, researching complex mineral titles, organization and management of non-core property divestitures, settlement of land owner disputes and advising and testifying on matters before the Oklahoma Corporation Commission. From 1980 until 1998 she was employed with Enserch Exploration, Inc. as Senior Land Representative. Ms. Cadwell is a 1974 graduate of the University of Oklahoma with a Bachelors of Arts Degree in English and a Juris Doctor Degree in 1978. She is admitted to both the Oklahoma and Texas bars.

COMMITTEES AND MEETINGS

     Our Board of Trustees does not have any audit, nominating, compensation or other standing committees.

     The Board of Trustees held 3 regular meetings during each of 1999 and 2000. None of the Trustees attended fewer than 75% of the meetings of the Board of Trustees.

COMPENSATION OF TRUSTEES

     Trustees who are not Independent Trustees do not receive any compensation for acting as Trustees. Independent Trustees are entitled to receive the greater of $1,000 per meeting or $4,000 per year. For each year in which they serve, each Independent Trustee shall also receive 5-year options to purchase 2,500 Shares at an exercise price of $20 per Share (not to exceed 12,500 Shares per Trustee). During each of the 12 months ended December 31, 2000 and 1999, Independent Trustees received $3,000 each for attending all of the meetings and waived their rights to further fees and each received 5-year stock options to purchase 2,500 Shares at an exercise price of $20 per Share.

CERTAIN TRANSACTIONS

     On July 17, 1996, we sold 10,000 Shares to Mortgage Trust Advisors, Inc., a Texas corporation that served as our advisor from 1996 to December 31, 2000, for $20 per share.

     Since our organization in July 1996, we have issued an aggregate of 40,000 five-year options to purchase our Shares at $20 per share to our Independent Trustees.

     We purchased Mortgage Investments from SCMI and private individuals for $12,122,681 and $12,084,748 for the years ended December 31, 2000 and 1999, respectively. We also paid servicing fees to SCMI of $138,735 and $82,735 during 2000 and 1999, respectively.

     SCMI is a Texas based mortgage bank of which the sole beneficial shareholder is Todd Etter, an officer and principal shareholder of the Advisor. Ms. Christine Griffin, our President and Treasurer and one of our Trustees, was previously the Chief Financial Officer of SCMI.

     CRC is a Texas corporation that is 50% owned by Todd Etter, an officer and principal shareholder of the Advisor. CRC is in the business of financing home purchases and renovations by real estate investors. We have and will continue to purchase Interim Mortgages from CRC.

     We paid acquisition fees of $344,124 and $328,129 in 2000 and 1999, respectively, to our prior Advisor, Mortgage Trust Advisors, Inc., a company organized and owned 25% by Todd Etter and 25% by Timothy Kopacka, both of whom are owners and officer of our current Advisor.

    We lease our office space from SCMI, which acts as a leasing agent for Todd Etter, the owner of the building, under a 3 year lease which commenced January 15, 2000, at an amount of $5,409 per month. In turn, we sublease a major portion of the space to SCMI for $4,668 per month, which reflects a 5% increase over the rental rate paid by us. We believe that the rental rate we pay is comparable to those available in arm?s-length transactions.


                      THE ADVISOR AND THE ADVISORY AGREEMENT

THE ADVISOR

     Our Advisor is UMT Advisors, Inc., a Texas corporation organized on November 3, 2000. The Advisor has been retained pursuant to an Advisory Agreement effective on January 1, 2001, to provide us with day-to-day management and administrative services. In addition, the Advisor is engaged to use its best efforts to seek out and present to us, whether through its own efforts or those of third parties retained by it, a sufficient number of suitable investment opportunities which are consistent with our investment policies and objectives and consistent with such investment programs as the Trustees may adopt from time to time in conformity with the Declaration of Trust. The services of the Advisor include managing our development of investment guidelines, overseeing servicing, negotiating purchases of loans and overseeing the acquisition or disposition of investments, and managing our assets. The Advisor has a fiduciary duty to us and to our shareholders. Prior to January 1, 2001, we were self-administered and utilized our prior advisor, Mortgage Trust Advisors, Inc., to select our investments.

     The directors and officers of the Advisor are set forth below. These officers of the Advisor may also provide services to us on behalf of the Advisor.

     NAME                          AGE       OFFICES HELD

     Todd Etter                    50        Chairman
     Christine ?Cricket? Griffin   48        President
     Timothy J. Kopacka            41        Vice President/Secretary
     Melvin E. Horton, Jr.         55        Vice President - Marketing


     Todd Etter has been Chairman of UMT Advisors, Inc. since its formation in 2000. He was President of Mortgage Trust Advisors, Inc., our former Advisor since 1996. In 1992 Mr. Etter formed and since that date has served as President of South Central Mortgage, Inc., a Dallas, Texas-based mortgage banking firm. From 1980 through 1987 Mr. Etter served as a Principal of South Central Securities, a NASD member firm. In 1982 he formed South Central Financial Group, Inc., a Dallas, Texas based investment-banking firm and continues to serve as its President. During the period 1980-1992 he sourced over $37 million in capital for cable television, real estate and child care center investments. From 1974 through 1981, he was Vice President of Crawford, Etter and Associates, a residential development, marketing, finance and construction company. In total, Crawford, Etter and Associates developed over 1,000 residential lots, marketed over 800 single-family homes and constructed over 400 homes. Mr. Etter received a Bachelors of Arts degree from Michigan State University in 1972.

     Christine Griffin. Ms. Griffin has served as President of UMT Advisors, Inc. since its inception. For Ms. Griffin?s biographical information, please see above under ?Trustees and Officers.?

     Timothy J. Kopacka has served as Vice-President of UMT Advisors, Inc. since its formation in 2000. Since 1996, Mr. Kopacka has served as Vice President of Mortgage Trust Advisors, Inc., the Company?s former Advisor. Since 1984, he has been President of Kopacka & Associates, Inc., dba Grosse Pointe Financial, a financial advisory firm. From 1987 to 1990, he served as Vice President of Marketing and Operations for Kemper Financial Services in their retirement plans division. From 1980 to 1983, he was employed with Deloitte, Haskins & Sells, an international accounting and consulting firm. From 1983 through 1986, Mr. Kopacka was Chief Financial Officer for Federal Tax Workshops, Inc., an educational and consulting firm for CPA's. Mr. Kopacka, a Certified Public Accountant, received a Bachelors of Arts degree in Accounting and Finance from Michigan State University. He is a member of the Michigan Association of CPA's, the Hawaii Association of Public Accountants and the American Institute of CPA's.

     Melvin E. Horton, Jr. He has served as a Vice President of UMT Advisors, Inc. since its inception. Since January 2000, Mr. Horton has been President of AML Advisors, a firm engaged in providing consulting, sales, and marketing advice to institutional and individual investors. From January 1997 to January 2000 he was Senior Vice President and Managing Director of the Private Client Group of Southwest Securities, Inc.(NYSE). Mr. Horton managed The Horton Company, a Registered Investment Advisor from January 1996 to January 1997. Between August 1982 and December 1988 and between May 1992 and January 1996, he acted in sales and management positions for Salomon Smith Barney and its predecessor firms including Shearson Lehman Brothers and EF Hutton. He served as President of MBI Financial from January 1989 to May 1992. Mr. Horton received a Bachelor?s degree in Business in Accounting and Finance in 1968 from Southern Methodist University and was awarded an MBA from the Cox School at SMU in 1971.

SUMMARY OF THE ADVISORY AGREEMENT

     With the approval of our Trustees, including all of the Independent Trustees, we entered into a contract with the Advisor (the ?Advisory Agreement?) effective on January 1, 2001, under which the Advisor provides us with our day-to-day administrative services. In addition, the Advisor is obligated to use its best efforts to develop and present to us, whether through its own efforts or those of third parties retained by it, a sufficient number of suitable investment opportunities that are consistent with our investment policies and objectives and also consistent with any investment programs that the Trustees may adopt from time to time in conformity with the Declaration of Trust. Prior to January 1, 2001, we were self-administered and our administrative services were provided by our President, Cricket Griffin, and we utilized our prior advisor, Mortgage Trust Advisors, Inc., to select our investments and to pay our overhead, with a limited contribution by us. Termination of that advisory agreement resulted in the Company being exposed to variable administrative expenses since the portion of costs that we had to contribute would no longer be fixed. In addition, our prior advisory agreement required that if additional services beyond those specified in our advisory agreement were required, the Company would have to incur the expense of adding personnel to perform those additional services. This meant that increased administrative costs would reduce the amount available to us for Distributions. Our Trustees entered the current agreement with our Advisor in order to fix our administrative costs while increasing the level of services provided through our present arrangement under which the Advisor will perform all of our administrative services plus certain additional services we require for a fixed fee.

    Although our Trustees retain exclusive authority over our management, the conduct of our affairs and the management and disposition of our assets, the Trustees have initially delegated to the Advisor, subject to the supervision and review of the Trustees and consistent with the provisions of our Declaration of Trust, the following responsibilities:

- develop underwriting criteria and a model for our investment portfolio;

- acquire, retain or sell our Mortgage Investments;

- seek out, present and recommend investment opportunities consistent with our investment policies and objectives, and negotiate on our behalf with respect to potential investments or the disposition thereof;

- pay our debts and fulfill our obligations, and handle, prosecute and settle any of our claims, including foreclosing and otherwise enforcing mortgages and other liens securing investments;

- obtain such services as may be required by us for mortgage brokerage and servicing and other activities relating to our investment portfolio;

- evaluate, structure and negotiate prepayments or sales of Mortgage
Investments;

- manage the structuring and registration of additional shares for our offering;

- develop our administrative budget;

- administer our day-to-day operations;

- coordinate marketing and sales of our shares;

- develop and maintain our web site;

- administer our Share Repurchase and Dividend Reinvestment Programs;

- coordinate engagement of market makers and listing of our shares at the appropriate time;

- develop institutional and retail secondary market interest for our shares;

- arrange our note warehousing credit facility and provide required financial guarantees;

- negotiate our loan purchases;

- develop and monitor our investment policies;

- develop high yield loan acquisition program;

- oversee loan servicing for our portfolio;

- oversee acquisition and disposition of our investments;

- manage our assets; and

- from time to time, or as requested by the Trustees, make reports to us regarding the Advisor's performance of the foregoing services.

     The Advisory Agreement has an initial term of one year. We may renew the Advisory Agreement annually subject to an evaluation of the performance of the Advisor by the Trustees and the affirmative vote of the Independent Trustees. The Advisory Agreement may be terminated (1) without cause by the Advisor or
(2) with or without cause by a majority of the Independent Trustees. Termination under either of those provisions may be made without penalty and upon 60 days' prior written notice to the non-terminating party.

     The Advisor may engage in other business activities related to real estate, Mortgage Investments or other investments whether similar or dissimilar to those made by us or act as advisor to any other person or entity having investment policies whether similar or dissimilar to ours (including other REITs). See "Investment Objectives and Policies.? However, except for the allocation of investments between us and other Affiliated Programs as described under the caption "Conflicts of Interest - Competition with Affiliates for the Purchase and Sale of Mortgage Investments" or except for the operations of SCMI or CRC, before the Advisor, the officers and directors of the Advisor and all persons controlled by the Advisor and its officers and directors may take advantage of an opportunity for their own account or present or recommend it to others, they are obligated to present an investment opportunity to us if (1) that opportunity is of a character which could be taken by us, (2) that opportunity is compatible with our investment objectives and policies and (3) we have the financial resources to take advantage of that opportunity. SCMI is currently in the business of purchasing, selling and servicing mortgages and CRC is currently in the business of financing home purchases and renovations by investors. SCMI and CRC will each continue in their business. However, SCMI and CRC have each agreed that, if it has any loans that it desires to sell, it will give us the right of first refusal to purchase that loan if (1) it is of a character which could be bought by us, (2) it is compatible with our investment objectives and policies and (3) we have the financial resources to purchase it.

     For a description of the compensation to be paid to the Advisor in consideration of the services it will render to us, see "Management Compensation."

     The Declaration of Trust provides that the Independent Trustees are to determine, at least annually, that the amount of compensation we pay the Advisor is reasonable in relation to the nature and quality of the services performed, based on the factors set forth in the Declaration of Trust and such other factors as they deem relevant, including the size of the fee in relation to the size, composition and profitability of our investment portfolio, the success of the Advisor in generating opportunities that meet our investment objectives, the rates charged to other REITs and to investors other than REITs by advisors performing similar services, the amount of additional revenues realized by the Advisor and its Affiliates for other services performed for us, the quality and extent of service and advice furnished by the Advisor, the performance of our investment portfolio and the quality of our investment portfolio in relationship to the investments generated by the Advisor for its own account.

     The Advisory Agreement provides for the Advisor to pay all of our expenses and for us to reimburse the Advisor for any third-party expenses that should have been paid by us but which were instead paid by the Advisor. However, the Advisor remains obligated to pay: (1) the employment expenses of its employees,
(2) its rent, utilities and other office expenses (except those relating to office space occupied by the Advisor that is maintained by us) and (3) the cost of other items that generally fall under the category of the Advisor's overhead that is directly related to the performance of services for which it is otherwise receiving fees from us.

                           PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information as of the date of this prospectus by each person who is known to us to be the beneficial owner of more than 5% of our Shares and the beneficial ownership of all directors and officers as a group as of such date.

                                        Number of           Percent
Name and Address                        Shares (1)          of Class
----------------                        ----------          --------
Christine Griffin (2)	                   10,000(3)            0.53%
Richard D. O'Connor, Jr. (2)             2,500(3)            0.13%
Paul R. Guernsey (2)                    10,000(3)            0.53%
Douglas R. Evans (2)                    10,000(3)            0.53%
Douglas R. Evans Family                    750               0.04%
Michele A. Cadwell (2)(5)                7,500(3)            0.40%
All Trustees and
Executive Officers as a
Group (5 persons)                      40,000(4)            2.16%

     (1) For purposes of this table, Shares indicated as being owned beneficially include Shares not presently outstanding but which are subject to exercise within 60 days through options, warrants, rights or conversion privileges. For the purpose of computing the percentage of the outstanding Shares owned by a shareholder, Shares subject to that exercise are deemed to be outstanding securities of the class owned by that shareholder but are not deemed to be outstanding for the purpose of computing the percentage by any other person.

     (2) A trustee and/or executive officer of our Company. The addresses of all trustees and executive officers are c/o United Mortgage Trust, 5740 Prospect Avenue, Suite 1000, Dallas, Texas 75206.

     (3) Includes Shares issuable upon the exercise of stock options at an exercise price of $20.00 per Share.

     (4) Includes the Shares described in footnote (3) above.

     (5) Ms. Cadwell will no longer receive options as of January 1, 2000 because she is no longer considered an Independent Trustee because she is providing services to us in her capacity as a fee agent with a title company.


                    DIVIDEND POLICY AND DISTRIBUTIONS

     We intend to reinvest any Disposition Proceeds except to the extent they represent capital gains on loans purchased at a discount. We intend to distribute substantially all of our taxable income for each year (which does not ordinarily equal net income as calculated in accordance with GAAP) to our shareholders so as to comply with the REIT provisions of the Code. To the extent we have funds available, we will declare regular monthly dividends. Any taxable income remaining after the distribution of the final regular monthly dividend each year will be distributed together with the first regular monthly dividend payment of the following taxable year or in a special dividend distributed prior thereto. The dividend policy is subject to revision at the discretion of our Board of Trustees. All Distributions will be made by us at the discretion of our Board of Trustees and will depend on our taxable earnings, our financial condition, maintenance of REIT status and such other factors as the Board of Trustees deems relevant.

     Distributions to our shareholders will generally be subject to tax as ordinary income, although a portion of such Distributions may be designated by us as capital gain or may constitute a tax-free return of capital. We do not intend to declare dividends that would result in a return of capital. Any Distribution to shareholders of income or capital assets will be accompanied by a written statement disclosing the source of the funds distributed. If, at the time of distribution, this information is not available, a written explanation of the relevant circumstances will accompany the Distribution and the written statement disclosing the source of the funds distributed will be sent to the shareholders not later than 60 days after the close of the fiscal year in which the Distribution was made. In addition, we will annually furnish to each of our shareholders a statement setting forth Distributions paid during the preceding year and their characterization as ordinary income, capital gains, or return of capital. For a discussion of the federal income tax treatment of Distributions that we pay, see "Certain Federal Income Tax Considerations - Taxation of Shareholders.?

     We commenced paying monthly dividends to our shareholders on September 29, 1997. The following table shows the dividends per share that have been paid by us since that date.
                              DIVIDEND       ANNUAL RATE
     MONTH                    PER SHARE       OF RETURN
September 1997                $ 0.1688         10.13%
October 1997                  $ 0.1791         10.75%
November 1997                 $ 0.1667         10.00%
December 1997                 $ 0.1667         10.00%
January 1998                  $ 0.1669         10.01%
February 1998                 $ 0.1668         10.01%
March 1998                    $ 0.1750         10.50%
April 1998                    $ 0.1850         11.10%
May 1998                      $ 0.1750         10.50%
June 1998                     $ 0.1780         10.68%
July 1998                     $ 0.1667         10.00%
August 1998                   $ 0.1667         10.00%
September 1998                $ 0.1667         10.00%
October 1998                  $ 0.1690         10.14%
November 1998                 $ 0.1690         10.14%
December 1998                 $ 0.1680         10.08%
January 1999                  $ 0.1667         10.00%
February 1999                 $ 0.1680         10.08%
March 1999                    $ 0.1680         10.08%
April 1999                    $ 0.1680         10.08%
May 1999                      $ 0.1680         10.08%
June 1999                     $ 0.1680         10.08%
July 1999                     $ 0.1680         10.08%
August 1999                   $ 0.1680         10.08%
September 1999                $ 0.1680         10.08%

(continued)                   DIVIDEND       ANNUAL RATE
     MONTH                    PER SHARE       OF RETURN
October 1999                  $ 0.1680         10.08%
November 1999                 $ 0.1680         10.08%
December 1999                 $ 0.1680         10.08%
January 2000                  $ 0.1680         10.08%
February 2000                 $ 0.1667         10.00%
March 2000                    $ 0.1667         10.00%
April 2000                    $ 0.1667         10.00%
May 2000                      $ 0.1667         10.00%
June 2000                     $ 0.1667         10.00%
July 2000                     $ 0.1667         10.00%
August 2000                   $ 0.1667         10.00%
September 2000                $ 0.1667         10.00%
October 2000                  $ 0.1667         10.00%
November 2000                 $ 0.1667         10.00%
December 2000                 $ 0.1667         10.00%


                            SUMMARY OF REINVESTMENT PLAN

     We have a Reinvestment Plan pursuant to which you may elect to have the entire amount or any portion of your Distributions reinvested in additional Shares of the Company.

     You may purchase Shares under the Reinvestment Plan for $20 per share until all of the 750,000 Shares registered as part of this offering have been sold. After that time, we may purchase Shares either through purchases on the open market, if a market then exists, or through an additional issuance of Shares. In any case, the price per share will be equal to the then-prevailing market price, which shall equal the price on the securities exchange or over-the-counter market on which the Shares are listed at the date of purchase if the Shares are then listed.

     You may elect to participate in the Reinvestment Plan by completing the Subscription Agreement, the enrollment form or by other written notice to our plan administrator. Participation in the plan will begin with the next distribution made after receipt of your written notice. We may terminate the Reinvestment Plan for any reason at any time upon 10 days? prior written notice to participants. Your participation in the plan will also be terminated to the extent that a reinvestment of your Distributions in our Shares would cause the percentage ownership limitation contained in our Declaration of Trust to be exceeded.

     If you elect to participate in the Reinvestment Plan and are subject to federal income taxation, you will incur a tax liability for Distributions allocated to you even though you have elected not to receive the Distributions in cash but rather to have the Distributions held pursuant to the Reinvestment Plan. Specifically, you will be treated as if you have received the Distribution from us in cash and then applied such Distribution to the purchase of additional Shares. You will be taxed on the amount of such Distribution as ordinary income to the extent such Distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the Distribution as a capital gain Distribution.
     We will provide to each shareholder participating in the Reinvestment Plan, annually, all material information concerning the reinvestment of Distributions, including the tax consequences thereof.

       You will have the opportunity to withdraw from the Reinvestment Plan at any time.

       We will pay a commission of 5% to any Participating Dealers who make sales of our Shares under the Reinvestment Plan.

                         SHARE REPURCHASE PROGRAM

     We have a Share Repurchase Program (SRP) that may provide you with limited interim liquidity. Subject to certain restrictions and limitations, the SRP may enable you to sell Shares back to us in accordance with the procedures described herein. The SRP works as follows:

Q:    Who is eligible?

A.    Any shareholder.

Q.    When can I request Shares to be repurchased?

A.    Quarterly.

Q.     How can I make a request to have my Shares repurchased?

A. Not later than 30 days prior to the end of the calendar quarter in which you want your Shares repurchased you must send us a letter specifying the number of Shares you wish to have repurchased together with the Share certificate or certificates for at least that number of Shares. Your Share certificate must be properly endorsed, including any signature guarantee that we may request. All Shares to be repurchased will be repurchased within 30 days (following the end of the calendar quarter) after receipt by the Company.

Q.    Are there limits on the number of Shares that will be repurchased?

A. Yes. We will repurchase from all shareholders in the aggregate an amount equal to the greater of (1) $250,000 per quarter, or (2) the total amount reinvested under the Reinvestment Plan. In the event that more Shares are presented for repurchase under (1) or (2) above, each shareholder presenting Shares for repurchase will have their pro-rata portion of Shares presented repurchased. Also, we may decline to make any share repurchases during any period of time that we believe that we are in possession of material, non-public information about the Company or if we believe that the repurchase would not be permitted under the laws of the State of Maryland.

      We will notify you if we cannot repurchase your Shares for any reason. In such case, you will be given the opportunity to ask that we repurchase the Shares at such time, if any, as there are sufficient funds or the reason for our inability to repurchase no longer exists.
If you make such a request, we will retain the Shares you submitted to us and we will repurchase those Shares ahead of any subsequently received request for repurchase. If you do not make such request by the date that we specify, your request will be cancelled and the Shares will be returned to you.

Q.    How much will the Company pay per share?

A. Presently, we will pay $20 per share if you have owned your Shares for at least two years, and $18 per share if you have owned your Shares for less than two years. While we do not presently contemplate changing the repurchase price, we may decide to do so if we are offering Shares to the public at a price other than $20 per share. In the event we change the repurchase price (which is not presently anticipated), we will send a letter to Shareholders informing them of the change, and will disclose the change in quarterly reports filed with the Commission on Form 10-Q.

Q. Will I continue to receive Distributions after tendering my Shares for repurchase?

A. Yes. You will continue to receive Distributions through the end of the month preceding the date that we actually repurchase your Shares.

Q.    Are there any Shares you will not repurchase?

A. We will not repurchase any Shares that are held by a shareholder who bought them from someone other than the Company.

Q.    How long will the SRP last?

A. The SRP will exist during the offering period and will be terminated following the close of the offering period: (i) at such time as a secondary market-maker quotes a bid and ask price for at least 30 continuous trading days; or (ii) upon the listing of the Shares on a national securities exchange or the inclusion of the Shares for quotation on a national market system. We cannot assure that those conditions will be satisfied. We may also terminate the SRP at any time and we may thereafter adopt a new SRP.

Q.    What happens to the Shares repurchased?

A. Shares we purchase under the SRP will become treasury stock, will have the status of authorized but unissued Shares and will be available for all proper Trust purposes. Shares we purchase through the SRP will not be reissued in an amount that would exceed the number of Share registered for the Reinvestment Plan under this offering, unless they are first registered with the Commission under the Act and under appropriate state securities laws or otherwise issued in compliance with such laws.

Q.    Do I have to offer my Shares for repurchase under the SRP?

A. No. Shareholders have no obligation to sell their Shares to us. The SRP is only intended to provide interim liquidity for shareholders until a secondary market develops for the Shares. No such market presently exists and we cannot assure that one will develop.

Q. What if I want to purchase Shares again after having sold my Shares to the Company under the SRP?

A. Through the duration of this offering, you may purchase Shares provided you meet the suitability requirements and live in a state where the Shares are authorized for sale, however, we will not pay a selling concession to your registered representative on any Shares purchased by you up to the number of Shares you previously sold to the Company under the SRP.


                     FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes material Federal income tax considerations to our shareholders and us. This discussion is based on existing Federal income tax law, which is subject to change, possibly retroactively. This discussion does not discuss all aspects of Federal income taxation which may be relevant to a particular shareholder in light of its personal investment circumstances or to certain types of investors subject to special treatment under the Federal income tax laws (including financial institutions, insurance companies, broker dealers and, except to the extent discussed below, tax exempt entities and foreign taxpayers) and it does not discuss any aspects of state, local or foreign tax law. This discussion assumes that investors will hold their Shares as "capital assets" (generally, property held for investment) under the Code.

     Because the tax aspects of an investment in the Company are complex and vary according to your own individual circumstances, we urge you to consult with your own tax advisor as to the specific tax consequences of purchasing, holding and disposing of the Shares, including the application and effect of Federal, state, local and foreign income and other tax laws.

GENERAL

     We elected to become subject to tax as a REIT, for Federal income tax purposes, commencing with the taxable year ending December 31, 1996. Our Board of Trustees currently expects that we will operate in a manner that will permit us to qualify a REIT for the taxable year ending December 31, 2001, and in each taxable year thereafter. This treatment will permit us to deduct dividend distributions to our shareholders for Federal income tax purposes, thus effectively eliminating the "double taxation" that generally results when a corporation or trust earns income and distributes that income to its shareholders in the form of dividends.

     We have obtained an opinion of Butzel Long ("Counsel") concerning the likely outcome on the merits of the material federal income tax issues. In particular, it is Counsel's opinion that it is more likely than not that (i) we have been organized in conformity with the requirements for qualification as a REIT, and our proposed method of operation described in this prospectus and in the Declaration of Trust will meet the requirements for taxation as a REIT under the Code for any taxable year with respect to which we make the necessary election; and (ii) subject to certain limitations regarding certain Tax-Exempt Entities (described below), generally Distributions to a shareholder that is a Tax-Exempt Entity will not constitute UBTI, provided that shareholder has not financed the acquisition of its Shares with "acquisition indebtedness" within the meaning of the Code. In rendering this opinion, Counsel relied upon information and undertakings supplied by the Advisor and us, and the facts contained in the prospectus concerning our organization and operation. Any alteration of the foregoing may adversely affect the validity of the opinions rendered.

     Each prospective investor should note that the opinions described herein represent only Counsel's best legal judgment as to the most likely outcome of an issue if the matter were litigated. Opinions of counsel have no binding effect or official status of any kind, and in the absence of a ruling from the IRS, there can be no assurance that the IRS will not challenge the conclusion or propriety of any of Counsel's opinions. We do not intend to apply for a ruling from the IRS that we qualify as a REIT.

QUALIFICATION AS A REIT

     Under the Code, a trust, corporation or unincorporated association meeting certain requirements (set forth below) may elect to be treated as a REIT for purposes of federal income taxation. If a valid election is made, then, subject to certain conditions, our income that is distributed to our shareholders will be taxed to those shareholders without being subject to tax at the company level. We will be taxed on any of our income that is not distributed to our shareholders. Once made, the REIT election continues in effect until voluntarily revoked or automatically terminated by our failure to qualify as a REIT for a taxable year. If our election to be treated as a REIT is terminated automatically, we will not be eligible to elect REIT status until the fifth taxable year after the year for which our election was terminated. However, this prohibition on a subsequent election to be taxed as a REIT is not applicable if (1) we did not willfully fail to file a timely return with respect to the termination taxable year, (2) inclusion of incorrect information in that return was not due to fraud with intent to evade tax, and (3) we establish that failure to meet the requirements was due to reasonable cause and not to willful neglect. While we have no intention of voluntarily revoking our REIT election, if we do so, we will be prohibited from electing REIT status for the year to which such revocation relates and for the next four taxable years.

     There can be no assurance, however, that we will continue to qualify as a REIT in any particular taxable year, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances. If we were not to qualify as a REIT in any particular year, we would be subject to federal income tax as a regular, domestic corporation, and our shareholders would be subject to tax in the same manner as shareholders of a corporation. In this event, we could be subject to potentially substantial income tax liability in respect of each taxable year that we fail to qualify as a REIT, and the amount of earnings and cash available for distribution to our shareholders could be significantly reduced or eliminated.

     The following is a brief summary of certain technical requirements that we must meet on an ongoing basis in order to qualify, and remain qualified, as a REIT under the Code.

     Share Ownership Tests

       Our Shares must be transferable and must be held by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months). In addition no more than 50% of the outstanding Shares may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. The 100-shareholder and 5-shareholders requirements are not applicable to the first taxable year for which an election to be treated as a REIT is made. On the date of the initial closing of the sale of the Shares, we had at least 100 shareholders who were independent of each other and of us. We currently have more than 100 such shareholders. In addition, the Declaration of Trust permits a restriction on transfers of Shares that would result in violation of the 5-shareholder rule. See "Summary of Declaration of Trust.? Applicable Treasury Regulations state that such a restriction will not cause the Shares to fail the free transferability requirement.

     Asset Tests

     We must generally meet the following asset tests (the "REIT Asset Tests") at the close of each quarter of each taxable year.

     (a) at least 75% of the value of our total assets must consist of Qualified REIT Real Estate Assets, Government securities, cash, and cash items (the "75% Asset Test"); and

     (b) the value of securities held by us but not taken into account for purposes of the 75% Asset Test must not exceed (i) 5% of the value of our total assets in the case of securities of any one non-government issuer, or (ii) 10% of the outstanding voting securities of any such issuer.

     Gross Income Tests

     We must generally meet the following gross income tests (the "REIT Gross Income Tests") for each taxable year.

     (a) at least 75% of our gross income must be derived from certain specified real estate sources including interest income, certain categories of real property, and gain from the disposition of Qualified REIT Real Estate Assets or "qualified temporary investment income" (i.e., income derived form "new capital" within one year of the receipt of such capital) (the "75% Gross Income Test");

     (b) at least 95% of our gross income for each taxable year must be derived from sources of income qualifying for the 75% Gross Income Test, dividends, interest, and gains from the sale of stock or other securities not held for sale in the ordinary course of business (the "95% Gross Income Test").

     We intend to maintain our REIT status by carefully monitoring our income, to comply with the REIT Gross Income Tests. See "Taxation of the Company" for a discussion of the tax consequences of failure to comply with the REIT provisions of the Code.

     Distributions to Shareholders. Each year, we must distribute to our shareholders an amount equal to (a) 90% of the sum of (i) our REIT Taxable Income (defined below) before deduction of dividends paid and excluding any net capital gain and (ii) the excess of net income from "foreclosure property" (described above in "Sources of Income") over the tax on such income, minus (b) any "excess non-cash income" (income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like kind exchange that is later determined to be taxable) (the "90% Distribution Test"). REIT Taxable Income is the taxable income of a REIT, computed as if the REIT were an ordinary corporation, but with an allowance for a deduction for dividends paid, an exclusion for net income from foreclosure property, a deduction for the 100% tax on the greater of the amount by which the REIT fails the 75% or the 95% income test, and an exclusion for an amount equal to any net income derived from prohibited transactions.

     Dividends that are either (1) paid during the taxable year or (2) declared before our tax return for the taxable year must be filed (including extensions) and paid within 12 months of the end of such taxable year and no later than our next regular distribution payment, are considered distributions for purposes of the 90% Distribution Test. Those dividends are taxable to our shareholders (other than Tax-Exempt Entities) in the years in which they are paid, even though they reduce our REIT Taxable Income for the year in which declared. However, in order to avoid the excise tax described in "Taxation of the Company", distributions of fourth quarter dividends in certain years may be requiredon or before January 31st of the following year.

     The Trustees intend to make Distributions to our shareholders on a monthly basis sufficient to meet the 90% Distribution Test. Because of (1) the possible receipt of income from certain sources without corresponding cash receipts, (2) timing differences that may arise between the realization of taxable income and net cash flow (e.g. as a result of the original issue discount rules), and (3) possible adjustments by the IRS to deductions and gross income reported by us, it is possible that we may not have sufficient cash or liquid assets at a particular time to distribute 90% of our REIT Taxable Income. In such event, we may attempt to declare a consent dividend, which is a hypothetical distribution to shareholders out of our earnings and profits. The effect of such a consent dividend, to those shareholders who agree to such treatment, and as long as such consent dividend is not preferential, would be that those shareholders would be treated for federal income tax purposes as if that amount had been paid to them in cash and they had then immediately contributed that amount back to us as additional paid-in capital. This would result in taxable income distribution but would also increase the shareholder?s tax bases in their Shares by the amount of the taxable income recognized.

     If we fail to meet the 90% Distribution Test due to an adjustment to our income by reason of a judicial decision or by agreement with the IRS, we may pay a "deficiency dividend" to shareholders in the taxable year of the adjustment, which would relate back to the year being adjusted. In that case, we would also be required to pay interest plus a penalty to the IRS. However, a deficiency dividend cannot be used to meet the 90% Distribution Test if the failure to meet that test was not due to a later adjustment to our income but rather was attributable to our failure to distribute sufficient amounts to our shareholders. If we cannot declare a consent dividend or if we lack sufficient cash to distribute 90% of our REIT Taxable Income or to pay a "deficiency dividend" in appropriate circumstances, we could be required to borrow funds or liquidate a portion of our investments in order to pay our expenses, make the required cash Distributions to shareholders, or satisfy our tax liabilities. There can be no assurance that those funds will be available to the extent, and at the time, that we would require them.

     In addition, if the IRS successfully challenged our deduction of all or a portion of the fees we pay to the Advisor, those payments could be recharacterized as dividend distributions to the Advisor in its capacity as shareholder. If those distributions were viewed as preferential distributions they would not count toward the 90% Distribution Test. Because of the factual nature of the inquiry, Counsel is unable to opine as to the deductibility of such fees. See "Taxation of the Company - Fees paid by the Company,? below.

TAXATION OF THE COMPANY

     In any year in which we qualify as a REIT, we will generally not be subject to Federal income tax on that portion of our REIT taxable income or capital gain that is distributed to our shareholders. We will, however, be subject to federal income tax at normal corporate income tax rates upon any undistributed taxable income or capital gain.

     Notwithstanding our qualification as a REIT, we may also be subject to tax in certain other circumstances. If we fail to satisfy either the 75% or the 95% Gross Income Test, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will generally be subject to a 100% tax on the greater of the amount by which we fail either the 75% or the 95% Gross Income Test. We will also be subject to a tax of 100% on net income derived from any "prohibited transaction,? and if we have (1) net income from the sale or other disposition of "foreclosure property' which is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property, we will be subject to federal income tax on that income at the highest corporate income tax rate. In addition, if we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year and (2) 95% of our REIT capital gain net income for such year, we would be subject to a (i) 4% federal excise tax on the excess of such required distribution over, generally, the amounts actually distributed during the taxable year, plus (ii) any undistributed amount of ordinary and capital gain net income from the preceding taxable year. We may also be subject to the corporate alternative minimum tax, as well as other taxes in certain situations not presently contemplated.

                                    58
TAXATION OF TAXABLE SHAREHOLDERS

     Dividend Income. Distributions we pay to our shareholders will be taxable to shareholders who are not Tax-Exempt Entities as ordinary income to the extent of our current or accumulated earnings and profits. Distributions we pay which are designated as capital gains dividends by us will be taxed as long-term capital gains to taxable shareholders to the extent that they do not exceed our actual net capital gain for the taxable year. Shareholders that are corporations may be required to treat up to 20% of any such capital gains dividends as ordinary income. Such Distributions, whether characterized as ordinary income or as capital gain, are not eligible for the 70% dividends received deduction for corporations.

     Distributions we pay to shareholders which are not designated as capital gains dividends and which are in excess of our current or accumulated earnings and profits are treated as a return of capital to the shareholders and reduce the tax basis of a shareholder's Shares (but not below zero). Any such distribution in excess of the tax basis is taxable to any such shareholder that is not a Tax-Exempt Entity as a gain realized from the sale of the Shares.

     Our declaration of a consent dividend would result in taxable income to consenting shareholders (other than Tax-Exempt Entities) without any corresponding cash distributions. See "Qualification as a REIT - Distributions to Shareholders,? above.

     Portfolio Income. Dividends paid to shareholders will be treated as portfolio income with respect to shareholders who are subject to the passive activity loss rules. Such income therefore will not be subject to reduction by losses from passive activities (i.e. any interest in a rental activity or in a trade or business in which the shareholder does not materially participate, such as an interest held as a limited partner) of that shareholder. Such Distributions will, however, be considered investment income that may be offset by certain investment expense deductions.

     Reinvestment Plan. Distributions will be taxed in the manner described above even if they are used to purchase shares under the Reinvestment Plan.

     No Flow Through of Losses. Shareholders should note that they are not permitted to deduct any of our net losses.

     Sale of Shares. Shareholders who sell their Shares will recognize taxable gain or loss equal to the difference between the amount realized on that sale and their basis in those Shares. Gain or loss recognized by a shareholder who is not a dealer in securities and whose Shares have been held for more than one year will generally be taxable as long-term capital gain or loss. If we purchase Shares under the Share Repurchase Program, the transaction will be treated as a sale of Shares by participating shareholders.

     Back-up Withholding. Distributions will ordinarily not be subject to withholding of federal income taxes. Withholding of such tax at a rate of 31% may be required, however, by reason of a failure of a shareholder to supply our agent or us with the shareholder's Taxpayer Identification Number. Such

"Backup" withholding may also apply to a shareholder who is otherwise exempt from backup withholding if that shareholder fails properly to document his status as an exempt recipient of Distributions. Each shareholder will therefore be asked to provide and certify his correct Taxpayer Identification Number or to certify that he is an exempt recipient.

TAXATION OF TAX-EXEMPT ENTITIES

     In general, a shareholder who is a Tax-Exempt Entity will not be subject to tax on Distributions received from us. The IRS has ruled that amounts distributed as dividends by a qualified REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a Tax-Exempt Entity. Thus, Distributions paid to a shareholder which is a Tax-Exempt entity and gain on the sale of Shares by a Tax-Exempt Entity (other than those Tax-Exempt Entities described below) will not be treated as UBTI, even if we incur indebtedness in connection with the acquisition of real property or the acquisition or making of a Mortgage Investment, provided that the Tax-Exempt Entity has not financed the acquisition of its Shares.

     For Tax-Exempt Entities which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in the Shares will constitute UBTI unless the organization is able properly to deduct amounts set aside or placed in reserve for certain purposes so as to offset the UBTI generated by its investment in the Shares. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

     In the case of a "qualified trust" (generally, a pension or profit sharing trust) holding stock in a REIT, the Revenue Reconciliation Act of 1993 treats the beneficiaries of that trust as holding stock in the REIT in proportion to their actuarial interests in the qualified trust, instead of the prior law treatment of a qualified trust as a single individual. The Revenue Reconciliation Act of 1993 also requires a qualified trust that holds more than 10% of the Shares of a REIT to treat a percentage of REIT dividends as UBTI if the REIT incurs debt to acquire or improve real property. This new rule applies to taxable years beginning in 1994 only if (1) the qualification of the REIT depends upon the application of the "look through" exception (described above) to the restriction on REIT shareholdings by five or fewer individuals, including qualified trusts, and (2) the REIT is "predominantly held" by qualified trusts. A REIT is "predominantly held" by qualified trusts if either
(A) a single qualified trust holds more than 25% by value of interest in the REIT or (B) one or more qualified trusts (with each owning more than 10% by value of the interest in the REIT) hold in the aggregate more than 50% of the interests in the REIT. The percentage of any dividend paid (or treated as paid) to a qualified trust that is treated as UBTI is equal to the amount of modified gross income (gross income less directly connected expenses) from the unrelated trade or business of the REIT (treating the REIT as if it were a qualified trust), divided by the total modified gross income of the REIT. If the percentage so determined in less than 5 percent, none of the dividends will be treated as UBTI. Because (1) we expect the Shares to be widely held, and (2) the Declaration of Trust prohibits any shareholder from owning more than 9.8 percent of the Shares entitled to vote, this new provision should not result in UBTI to any Tax-Exempt Entity.

STATEMENT OF STOCK OWNERSHIP

     We are required to demand annual written statements from the record holders of designated percentages of our Shares disclosing the actual owners of the Shares. We must also maintain, within the Internal Revenue District in which we are required to file our federal income tax return, permanent records showing the information we have received regarding the actual ownership of those Shares and a list of those persons failing or refusing to comply with those demands.

STATE AND LOCAL TAXES

     Our tax treatment and the tax treatment of our shareholders in states having taxing jurisdiction over them may differ from the federal income tax treatment. Accordingly, no discussion of state taxation is provided herein nor is any representation made as to our tax status or the tax status of the Shares or shareholders in such states. Each shareholder should consult his own tax advisor as to the status of the Shares under the state tax laws applicable to him.

                          ERISA CONSIDERATIONS

     The following is a summary of material considerations arising under ERISA and the prohibited transaction provisions of ERISA and of Section 4975 of the Code that may be relevant to a prospective purchaser of the Shares. This discussion does not deal with all aspects of ERISA or Section 4975 of the Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan Shareholders (including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Code, and governmental plans and church plans that are exempt from ERISA and Section 4975 of the Code but that may be subject to state law requirements) (all of which we refer to in this discussion as ?Qualified Plans?) in light of their particular circumstances.

     In considering whether to purchase Shares with the assets of a Qualified Plan, the plan fiduciary should consider (1) whether the investment is in accordance with the documents and instruments governing the Qualified Plan;
(2) whether such an investment, alone and in conjunction with any other plan investment, satisfies the diversification, prudence and liquidity requirements of ERISA, to the extent applicable; (3) the need to value the assets of the Qualified Plan annually; and (4) the effect if our assets are treated as "plan assets" following that investment.

     A fiduciary should also consider the entire discussion under the preceding section entitled "Federal Income Tax Considerations," as material contained therein is relevant to any decision by a Qualified Plan to purchase the Shares.

     The fiduciary of an IRA, or of an employee benefit plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees (a "Non-ERISA Plan"), should consider that such an IRA or Non-ERISA Plan may only make investments that are authorized by the appropriate governing documents, not prohibited under
Section 4975 of the Code and permitted under applicable state law.

     In addition to imposing general fiduciary standards of investment prudence and diversification, ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving the assets of the Qualified Plan and persons who have certain specified relationships to the Qualified Plan ("parties in interest" within the meaning of ERISA, "disqualified persons" within the meaning of the Code).

     A Prohibited Transaction may occur if the assets of the Company are deemed to be assets of a Qualified Plan (i.e., the "look-through rule") that invests in Shares and thereafter a ?party in interest? or a "disqualified person" deals with the assets in a manner not permitted under ERISA or the Code. Under such circumstances, any person that exercises authority or control with respect to the management or disposition of Plan assets is a Qualified Plan fiduciary and, therefore, is a "party in interest" and a "disqualified person" capable of participating in a Prohibited Transaction with the Qualified Plan. Thus, the action of an employee of the Company in dealing with the assets of the Company can, under certain circumstances, cause a Qualified Plan that invests in the Shares to be a participant in a Prohibited Transaction. While "Plan assets" are not defined in ERISA or the Code, the United States Department of Labor ("DOL") has issued regulations (the "DOL Regulations") that provide guidance on the circumstances under which a Qualified Plan's investment in Shares will be subject to the "look-through rule" and thus turn the Company's assets into Qualified Plan assets. The DOL Regulations provide an exception to the "look-through rule" for a Qualified Plan that invests in a "publicly-offered security." This exception would apply to the Shares, if they are part of a class of securities that is "widely- held," "freely-transferable," and either registered under Section 12(b) or 12(g)of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or sold pursuant to an effective registration statement under the Act, provided the class of securities of which the security is a part are registered under the Exchange Act within 120 days or such longer period as is allowed by the SEC after the end of the fiscal year of the issuer during which the offering occurred. The Shares are being sold in an offering registered under the Act and the Company represents that the class of securities of which the Shares are a part were registered under the Exchange Act within applicable time limits.

     The DOL Regulations indicate that a security is "widely-held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely-held" because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the issuer's control. The Company represents that the Shares are held by over 100 independent investors and, therefore should be considered "Widely-held."

     The DOL Regulations further provide that whether a security is "freely-transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations state that generally, when a security is part of an offering in which the minimum investment is$10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the determination of the finding that such securities are "freely-transferable." The DOL Regulations indicate that a restriction or prohibition against a transfer or assignment that would result in a termination or reclassification of an entity for federal or state income tax purposes will not affect the determination of whether securities are "freely transferable." The Company believes that the limits imposed under the Declaration of Trust on the transfer of the Excess Shares are designed to prevent violations of the prohibition against five or fewer persons owning more than 50% of the Shares (which would cause a termination of REIT status for tax purposes) or are otherwise permitted under the DOL Regulations and, therefore, will not cause the Shares to not be "freely- transferable." The DOL Regulations are interpretive in nature and, therefore, no assurance can be given that the DOL and the United States Department of the Treasury will not conclude that the Shares are not "freely-transferable," or not "widely-held". However, the Company believes that the Shares will be "publicly offered securities" for purposes of the DOL Regulations and that (i) the assets of the Company will not be deemed to be "plan assets" of any Plan that invests in the Shares and (ii) any person who exercises authority or control with respect to the Company's assets should not be treated as a Plan fiduciary of any Plan that invests in the Shares, for purposes of the prohibited transaction rules of ERISA and Section 4975 of the Code.

ANNUAL VALUATION

     A fiduciary of a Qualified Plan subject to ERISA is required to determine annually the fair market value of the assets of such Qualified Plan as of the end of such Plan's fiscal year and to file annual reports reflecting such value. In addition, a trustee of an IRA must provide an IRA participant with a statement of the value of the IRA each year.

     Because we do not expect to list the Shares for quotation and a public market is unlikely to develop until the sale of all of the Shares, it is likely that no determination of the fair market value of a Share will be readily available. In these circumstances, the Declaration of Trust provides that we may, but need not, make available to fiduciaries of Qualified Plans an annual good faith estimate of the value of our portfolio of investments, on the basis of their value if then liquidated, and the amount attributable to each Share. There can be no assurance that, if we do provide this estimate, (1) such value could or will actually be realized by us or by shareholders upon liquidation (in part because appraisals or estimates of value do not necessarily indicate the price at which assets could be sold and because no attempt will be made to estimate the expenses of selling any of our assets), (2) shareholders could realize such value if they were to attempt to sell their Shares, or (3) such value would comply with the ERISA or IRA requirements described above.

                      SUMMARY OF DECLARATION OF TRUST

     Each shareholder shall be bound by and deemed to have agreed to the terms of the Declaration of Trust by his election to become a shareholder. Our Declaration of Trust is our organizational document and it has been reviewed and approved unanimously by the Trustees. The following is a summary of the material provisions of the Declaration of Trust but is qualified in its entirety by specific reference to the Declaration of Trust attached as an exhibit to the Registration Statement.

SHAREHOLDER MEETINGS

     An annual meeting of shareholders for the election of the Trustees and such other business as shall be stated in the notice of meeting will be held each year, not less than 30 days after delivery of the annual report, but in no event later than June 30 of each such year. Special meetings may be called by the Chairman of the Board, by the President, by a majority of Trustees or by a majority of the Independent Trustees, or by shareholders holding, in the aggregate, not less than 10% of the outstanding Shares. At any meeting of shareholders, each shareholder is entitled to one vote for each share owned of record (other than Excess Shares, described below) on the applicable record date. In general, the presence in person or by proxy of a majority of the outstanding Shares shall constitute a quorum, and a majority vote of the shareholders will be binding on all of our shareholders. See "Description of the Shares,? below.

SHAREHOLDER VOTING RIGHTS

     Except as otherwise provided, all Shares shall have equal voting rights. Shareholders are entitled to vote by written consent and do not have cumulative voting rights.

     Excess Shares (Shares held by a shareholder in excess of 9.8% of the outstanding Shares entitled to vote) are not entitled to any voting rights and are not considered outstanding for the purpose of determining a quorum.

     All elections for Trustees shall be decided by a plurality vote (at a meeting or without a meeting, provided that at least a majority of the outstanding Shares shall cast a vote in such election). Unless otherwise provided by the Declaration of Trust, a majority of the votes cast at a meeting at which a quorum is present or a majority of outstanding Shares cast, without a meeting, shall decide all other questions.

     Each shareholder entitled to vote may do so (1) at a meeting, in person, by written proxy or by a signed writing or consent directing the manner in which he desires that his vote be cast (which must be received by the Trustees prior to such meeting) or (2) without a meeting, by a signed writing or consent directing the manner in which he desires that his vote be cast (which must be received by the Trustees prior to the date the votes of the shareholders are to be counted).

     Any or all Trustees may be removed, with or without cause, by the affirmative vote of the holders of at least a majority of the outstanding Shares entitled to vote.

     None of the Advisor, the Trustees nor their Affiliates may vote any Shares held by them on matters submitted to the shareholders regarding: (1) the removal of the Advisor, the Trustees or their Affiliates and (2) any transaction between us and the Advisor, the Trustees or their Affiliates. Shares held by the Advisor, the Trustees and their Affiliates shall not be included in determining the number of outstanding Shares entitled to vote on these matters, nor in the Shares actually voted thereon.

     The holders of a majority of the outstanding Shares may vote to terminate our existence at any time.

     A vote of the majority of the outstanding Shares entitled to vote is necessary to amend the Declaration of Trust, except that amendment of the provision regarding supermajority approval of certain Rollups or conversion transactions requires the vote of the holders of 80% of the outstanding Shares. See "Summary of Declaration of Trust - Amendment of the Declaration
 of Trust, below.

SHAREHOLDER LISTS; INSPECTION OF BOOKS AND RECORDS

     An alphabetical list of names, record addresses and business telephone numbers of all shareholders with the number of Shares held by each, shall be maintained as part of our books and records at our principal office. That list shall be updated at least quarterly, and shall be open for inspection by a shareholder or his designated agent upon a shareholder's request. That list shall also be mailed to any shareholder requesting the list within 10 days of the request. We may require the shareholder who requests a shareholder's list to represent that the list is not requested for a commercial purpose unrelated to the shareholder's interest as a shareholder.

     Any shareholder and any designated representative thereof shall be permitted access to all of our records at all reasonable times, and may inspect and copy any of them. In addition, our books and records shall be open for inspection by state securities administrators upon reasonable notice and during normal business hours at our principal place of business.

TRUSTEES

      A majority of the Trustees shall at all times be Independent Trustees. The Board of Trustees currently consists of five Trustees, including three Independent Trustees, and one Trustee employed by the Advisor. Each Trustee shall serve a term of one year.

     The Declaration of Trust provides that the number of Trustees may be increased or decreased by the Trustees but shall not be less than three nor more than nine at any one time. Any Trustee may resign at any time and may be removed by a majority of the Trustees for cause only or by a majority of the outstanding Shares entitled to vote with or without cause. The shareholders shall fill vacancies occurring as a result of the removal of Trustees by shareholders.

     No bond is required to secure the performance of a Trustee unless the Trustees so provide. The Trustees are empowered to fix the compensation of all officers whom they select, including the President. The Independent Trustees will be paid the greater of $1,000 per meeting or $4,000 per year. We will not compensate trustees affiliated with the Advisor or employed by us by us for their service as Trustees.

     Our President, the Advisor, the Trustees and their Affiliates may not vote any Shares held by them on matters submitted to the shareholders regarding the removal of the President, Advisor, the Trustees or their Affiliates. Shares held by the President, the Advisor, the Trustees and their Affiliates may not be included in determining the number of outstanding Shares entitled to vote on these matters, nor in the Shares actually voted thereon.

AMENDMENT OF THE DECLARATION OF TRUST

     Our Declaration of Trust may be amended by the vote of the holders of a majority of the outstanding Shares and a majority of the Trustees, including a majority of the Independent Trustees, except that: (a) the amendment of the provision contained in the Declaration of Trust regarding super majority shareholder approval of certain Roll-Up or conversion transactions requires the vote of the holders of 80% of the outstanding Shares; and (b) any amendment which would change any rights with respect to any outstanding class of our securities, by reducing the amount payable thereon upon our liquidation, or by diminishing or eliminating any voting rights pertaining thereto, requires the vote or written consent of the holders of two-thirds of the outstanding securities of such class. Notwithstanding the foregoing, a majority of the Trustees, including a majority of the Independent Trustees, are authorized to amend our Declaration of Trust without the consent of shareholders (1) to the minimum extent necessary, based on an opinion of counsel, if any provision of the Declaration of Trust conflicts with the provisions of the Code applicable to REITs, the regulations there under, or to comply with other laws or regulations, (2) to delete or add any provision required to be deleted or added by the Securities and Exchange Commission or a state "blue sky" commissioner, which addition or deletion is deemed by such official to be for the benefit or protection of shareholders, or (3) to clarify an ambiguity, correct an inconsistency or supplement the Declaration of Trust in a manner not inconsistent with any other provision contained therein.

RESPONSIBILITY OF TRUSTEES

     The Board of Trustees is responsible for our general policies and for such general supervision and management of our business as may be necessary to insure that such business conforms to the provisions of the Declaration of Trust.

     The Trustees are accountable to the shareholders as fiduciaries and are required to perform their duties in good faith and in a manner each Trustee believes to be in our best interest and in the best interest of our shareholders. The Trustees are also required to perform their duties, with such care, including reasonable inquiry, as a prudent person in a like position would use under similar circumstances. See "Fiduciary Responsibilities of Trustees.?

     The laws of the State of Maryland and our Declaration of Trust provide certain limits on the liability of our Trustees and officers to our shareholders and us. See "Fiduciary Responsibility of Trustees - Limitation on Liability of Trustees and Officers.? In addition, the Declaration of Trust provides for us to indemnify the Trustees, the Advisor and their Affiliates against certain liabilities. See "Fiduciary Responsibility of Trustees - Indemnification of Trustees, Officers and Others.?

     The Declaration of Trust provides that the Trustees shall have full, absolute and exclusive power, control, management and authority over our assets and over our business and affairs to the same extent as if the Trustees were the sole owners thereof in their own right. The Trustees have the power to enter into commitments to make any investment, purchase or acquisition, or to exercise any power authorized by the Declaration of Trust. We use our Advisor to supervise our day-to-day operations, subject to compliance with our investment objectives and policies, and also subject to the supervision of the Trustees.

     The Trustees have the responsibility to establish written policies on investments and borrowings and shall monitor ours and the Advisor's administrative procedures, investment operations and performance to assure that those policies are carried out. Until modified by the Trustees, we shall follow the policies on investments and borrowings set forth in this prospectus. A majority of the Independent Trustees must approve any change in our investment objectives.

     In addition, the Trustees have a fiduciary duty to our shareholders to review our relationship with the Advisor.

     The Trustees (including the Independent Trustees) have the responsibility periodically to monitor the allocation of Mortgage Investments among us and the Affiliated Programs to insure that the allocation method described herein is being applied fairly to us. See "Conflicts of Interest - Competition with Affiliates for Purchase and Sale of Mortgages.?

LIMITED LIABILITY OF SHAREHOLDERS

     The Maryland statute under which we were formed provides that shareholders are not personally liable for our obligations. The Declaration of Trust also provides that every written agreement entered into by us shall contain a provision that our obligations are not enforceable against the shareholders personally.

DESCRIPTION OF THE SHARES

     Except with respect to "Excess Shares" (which are Shares held by a shareholder which are in excess of 9.8% of the outstanding Shares entitled to vote), all of the Shares are of one class and have a par value of $.01 per share. We are authorized to issue as many Shares (including fractional Shares) as the Trustees may determine. Shareholders are entitled to one vote for each share held on all matters presented for a vote of shareholders. In meetings where a quorum is present, a majority of the votes cast by shareholders is required to adopt a provision, unless otherwise provided. All Shares participate equally in Distributions when and as declared by the Trustees and in the assets available for distribution after payment of liabilities upon dissolution and liquidation. The Shares, when issued, will be fully paid and nonassessable and will not be subject to redemption by us except in the cases of (1) a redemption to prevent a violation of the concentration of ownership provisions of the Code applicable to REITs, or (2) under our Repurchase Plan, nor will they have any preference, conversion, exchange, preemptive or cumulative voting rights.

     Any demands or Distributions with respect to the Excess Shares (see "Shareholder Voting Rights") shall be held by us in a savings bank account for the benefit of the holders of such Excess Shares until such time as the Excess Shares cease to be Excess Shares.

     Excess Shares shall be deemed to have been offered for sale to the Company for a period of 120 days from the date of (i) the transfer that created the Excess Shares, if the Company had actual knowledge of the transfer, or (ii) if the Company does not know of the transfer, the determination by the Trustees that a transfer creating Excess Shares has taken place. The price for such Excess Shares shall be their fair market value as of the date of either (i) or
(ii) above. After the Company gives notice of its intention to purchase the Excess Shares, such Shares shall have no further rights (beyond the right of the shareholder to receive payment therefore). In the event the Company determines not to purchase the Excess Shares, said Shares shall have no further rights until they are held by a shareholder owning 9.8% or less of the outstanding Shares of the Company.

MARYLAND ANTI-TAKEOVER LAW PROVISIONS

     The Declaration of Trust provides that we elect to be governed by the special voting requirements of the Maryland Corporations and Associations Article (the "Special Voting Article").

     The Special Voting Article contains an "interested shareholder" provision that prohibits a Maryland corporation (which includes a Maryland real estate investment trust) from engaging in a broad range of business combination or other similar transaction with an interested shareholder for a period of five years after that person first became an interested shareholder. After that five year period, those transactions may not be consummated unless (i) the transaction is first recommended by our Trustees, (ii) the transaction is approved by the affirmative vote of at least 80% of the votes entitled to be cast by all of our shareholders and 66 2/3% of the votes entitled to be cast by all shareholders other than the interested shareholder unless, among other things, our shareholders receive a minimum price (as defined in the Special Voting Article) for their Shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its Shares.

     A business combination with an interested shareholder that is approved by our Trustees at any time before a person first becomes an interested shareholder is not subject to the special voting requirements or fair price provisions of the Special Voting Article. An amendment to our Declaration of Trust charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding Shares of voting stock and 66 2/3% of the votes entitled to be cast by holders of outstanding Shares of voting stock who are not interested shareholders. That amendment would not be effective until eighteen months after the vote of shareholders and does not apply to any business combination with a person who was an interested shareholder on the date of the shareholder vote.

     The Special Voting Article also contains a control share provision which states that "control Shares" acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding Shares of stock owned by the acquirer or by officers or Trustees who are our employees. "Control Shares" are voting Shares of stock which, if aggregated with all other Shares of stock previously acquired by such a person, would entitle the acquirer to exercise voting power in electing Trustees within one of the following ranges of voting power: (i) 20% or more but less than 33 1/3%, or (ii) 33 1/3% or more but less than a majority, or (iii) a majority of all voting power. Control Shares do not include Shares the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means, subject to certain exceptions, the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to, control Shares.

     A person who has made or proposes to make a control share acquisition upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our Trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the Shares. If no request for a meeting is made, we may present the question ourselves at any shareholders' meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, we may redeem any or all of the control Shares (except those for which voting rights have previously been approved) for fair value, without regard to voting rights.
Fair value shall be determined as of the date of the meeting of the shareholders at which the voting rights of the control Shares are considered as of the date of the last acquisition of control Shares by the acquiring person. If voting rights for control Shares are approved at a shareholders' meeting and the acquirer becomes entitled to vote a majority of the Shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the Shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

RESTRICTIONS ON TRANSFER OF SHARES

     Certain transfers or purchases may be prohibited by our Trustees to ensure our continued qualification as a REIT under the Code.

     For us to continue to qualify as a REIT under the Code, not more than 50% of our outstanding Shares may be owned by five or fewer individuals during the last half of the year, and the Shares must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In order to prevent five or fewer individuals from acquiring more than 50% of our outstanding Shares, and our resulting failure to qualify as a REIT, we will limit the ownership and transfer of the Shares in order to comply with those limitations.

     The Trustees will require each proposed transferee of Shares to deliver a statement or affidavit setting forth the number of Shares, if any, already owned, directly or indirectly, by that transferee and will refuse to permit any transfer of Shares which would cause an accumulation of Shares that would jeopardize our status as a REIT.

     The Declaration of Trust also provides that the Board of Trustees may redeem Shares in order to maintain our REIT status. Except for the redemption of "Excess Shares" which will be at the price set forth under "Summary of Declaration of Trust - Description of the Shares" above, the redemption price shall be determined in good faith by the Independent Trustees.

RESTRICTIONS ON CERTAIN CONVERSION TRANSACTIONS AND ROLLUPS

     The Declaration of Trust requires that 80% in interest of our shareholders and all the Independent Trustees approve certain exchange offers, mergers, consolidations or similar transactions in which our shareholders receive securities in a surviving entity having a substantially longer duration or materially different investment objectives and policies, or that provides significantly greater compensation to management from that which is described in this prospectus, except for any such transaction effected because of changes in applicable law, or to preserve tax advantages for a majority in interest of the shareholders. It should be noted that standards such as "substantially longer life,? "materially different investment objectives and policies" or "provides significantly greater compensation to management" are not defined and are by their nature potentially ambiguous. Any ambiguities will be resolved by the Trustees (a majority of whom are independent).

     Notwithstanding the foregoing, we may not participate in any proposed Roll-Up, which would:

(a) result in our shareholders having voting rights that are less than those provided in the Declaration of Trust;

(b) result in our shareholders having rights to receive reports that are less than those provided in the Declaration of Trust;

(c) include provisions which would operate materially to impede or frustrate the accumulation of Shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity);

(d) limit the ability of an investor to exercise the voting rights of its securities in the Roll-Up Entity on the basis of the number of the Shares held by that investor;

(e) result in investors in the Roll-Up Entity having rights of access to the records of the Roll-Up Entity that are less than those provided in the Declaration of Trust; or

(f) require us to pay the cost of the transaction if the Roll-Up is not approved by our shareholders;

provided, however, that nothing shall be construed to prevent participation in any proposed Roll-Up which would result in shareholders having rights and restrictions comparable to those contained in the Declaration of Trust, with the prior approval of a majority of the shareholders.

     The Declaration of Trust also requires that an appraisal of all our assets shall be obtained from a competent independent expert in connection with a proposed Roll-Up.

RATIFICATION OF DECLARATION OF TRUST

     The Declaration of Trust has been reviewed and ratified by all of the Trustees by unanimous written consent.

TERMINATION

     We may be dissolved at any time without approval of a majority of the Board of Trustees by an affirmative vote of the holders of a majority of the outstanding Shares.

LIMITATION ON TOTAL OPERATING EXPENSES

     Our goal is to limit our annual Total Operating Expenses (exclusive of loan servicing fees and other third-party expenses) to 0.5% of our Average Invested Assets up to $50 million and 1% of Average Invested Assets in excess of $50,000,000. Under the Advisory Agreement with our Advisor, we will pay a trust administration fee of 1/12th of 1/2 of 1% on the first $50,000,000 of Mortgage Investments and 1/12th of 1% of the amount of the Mortgage Investments in excess of $50,000,000.The Declaration of Trust provides that our Total Operating Expenses may not exceed in any fiscal year the greater of (a) 2% of the Average Invested Assets (defined generally as the average book value our Mortgage Investments, without regard for non-cash reserves) or (b) 25% of our Net Income. In the event our Total Operating Expenses exceed the limitations described above then within 60 days after the end of the Company's fiscal year, the Advisor shall reimburse the Company the amount by which the aggregate annual Total Operating Expenses paid or incurred by the Company exceed the limitation.

LIMITATION ON ACQUISITION EXPENSES AND FEES

     The total of Acquisition Fees and Acquisition Expenses shall be reasonable, and shall not exceed an amount equal to 6% of the purchase price of any Mortgage Investment. Notwithstanding the above, a majority of the Trustees (including a majority of the Independent Trustees) not otherwise interested in the transaction may approve fees in excess of these limits if they determine the transaction to be commercially competitive, fair and reasonable to us. However, in any event, the Acquisition Fees to be paid to the Advisor or its Affiliates for sourcing, evaluating, structuring and negotiating the acquisition terms of Mortgage Investments shall not exceed 3.0% of the proceeds of their offering.

RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES

     Our Declaration of Trust imposes certain restrictions upon dealings between us and the Advisor, any Trustee or Affiliates thereof. In particular, the Declaration of Trust provides that we shall not engage in transactions with any Sponsor, the Advisor, a Trustee or Affiliates thereof, except to the extent that each such transaction has, after disclosure of such affiliation, been approved or ratified by the affirmative vote of a majority of the Independent Trustees, not otherwise interested in such transaction, who have determined that (a) the transaction is fair and reasonable to us and our shareholders; (b) the terms of such transaction are at least as favorable as the terms of any comparable transactions made on arms length bases and known to the Trustees; and (c) the total consideration is not in excess of the appraised value of the property being acquired, if an acquisition is involved. As a result of the foregoing, a majority of the Independent Trustees, not otherwise interested in the transaction, will be required to approve the purchase of each Mortgage Investment that is purchased from a Sponsor, the Advisor or an Affiliate thereof, after determining that those purchases are made on terms and conditions that are no less favorable than those that could be obtained from independent third parties for mortgages with comparable terms, rates, credit risks and seasoning. Our Trustees have approved both the Advisory Agreement with the Advisor and our use of SCMI, an affiliate of the Advisor, to service the mortgage notes acquired by us for an annual service fee equal to 0.5% of the outstanding principal balance of each note that it services. See "Investment Objectives and Policies - Other Policies.?

     Payments to the Advisor, the Trustees and their Affiliates for services rendered in a capacity other than that as the Advisor or Trustees may only be made upon a determination of a majority of the Independent Trustees, not otherwise interested in such transaction that: (1) the compensation is not in excess of their compensation paid for any comparable services; and (2) the compensation is not greater than the charges for comparable services available from others who are competent and not affiliated with any of the parties involved.

RESTRICTIONS ON BORROWING

     The Declaration of Trust provides that we may not incur indebtedness unless: (1) that indebtedness is not in excess of 50% of our Net Asset Value; or (2) a majority of the Independent Trustees have determined that such indebtedness is otherwise necessary to satisfy the requirement that we distribute at least 90% of our REIT Taxable Income or is advisable to assure that we maintain our qualification as a REIT for federal income tax purposes. In addition, our aggregate secured and unsecured borrowings shall be reasonable in relation to our Net Assets and shall be reviewed by the Trustees at least quarterly. In the absence of satisfactory showing that a higher level of borrowing is appropriate, the maximum amount of those borrowings shall not exceed 50% of our Net Assets. Any excess over such 50% level shall be approved by a majority of Independent Trustees and disclosed to shareholders in our next quarterly report, along with justification for that excess.

RESTRICTION ON INVESTMENTS

     The Declaration of Trust prohibits investments in (1) any foreign currency, bullion, commodities or commodities future contracts (this limitation is not intended to apply to interest rate futures, when used solely for hedging purposes); (2) short sales; and (3) any security in any entity holding investments or engaging in activities prohibited by the Declaration of Trust.

     In addition to other investment restrictions imposed by the Trustees from time to time consistent with our objective to qualify as a REIT, we will observe the following restrictions on our investments set forth in our Declaration of Trust:

(a) Not more than 10% of our total assets will be invested in unimproved real property or mortgage loans on unimproved real property. For purposes of this paragraph, "unimproved real properties" does not include properties under construction, under the contract for development or plan for development within one year;

(b) We may not invest in real estate contracts of sale unless those contracts of sale are recordable in the chain of title and unless that investment is made in conjunction with the acquisition or sale of real property or when held as security for Mortgages made or acquired by us;

(c) Except for the types of investments described herein in the section entitled "Investment Objectives and Policies,? we may not invest in equity securities unless a majority of Trustees, including a majority of Independent Trustees, not otherwise interested in that transaction approve the transaction as being fair, competitive and commercially reasonable;

(d) We may not make or invest in any mortgage loans that are subordinate to any mortgage or equity interest of the Advisor, a Trustee or Affiliates thereof;

(e) To the extent we invest in real property, a majority of the Trustees shall determine the consideration paid for that real property, based on the fair market value of the property. If a majority of the Independent Trustees so require, or if the real property is acquired from the Advisor, as Trustee or Affiliates thereof, the fair market value of that real property shall be determined by a qualified independent real estate appraiser selected by the Independent Trustees;

(f) We will not invest in indebtedness (herein called "junior debt") secured by a mortgage on real property which is subordinate to the lien of other indebtedness (herein called "senior debt"), except where the amount of that junior debt, plus the outstanding amount of the senior debt, does not exceed 85% of the appraised value of that property, if after giving effect thereto, the value of all such investments of the Company (as shown on our books in accordance with generally accepted accounting principles after all reasonable reserves but before provision for depreciation) would not then exceed 25% of our tangible assets.

(g) We will not engage in trading, as compared with investment activities; and

(h) We will not engage in underwriting or the agency distribution of securities issued by others.


CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS

     The following discussion contains summaries of certain legal aspects of mortgage loans that are general in nature. Because many of the legal aspects of mortgage loans are governed by applicable state laws (which may vary substantially), the following summaries do not purport to be complete, to reflect the laws of any particular state, to reflect all the laws applicable to any particular mortgage loan or to encompass the laws of all states in which the properties securing mortgage loans in which we might invest are situated. The summaries are qualified in their entirety by reference to the applicable federal and state laws governing mortgage loans.

Mortgages And Deeds Of Trust And Contract For Deed Generally

     Mortgage loans are secured by either mortgages or deeds of trust or other similar security instruments, depending upon the prevailing practice in the state in which the related mortgaged property is located. There are two parties to a mortgage, the mortgagor, who is the borrower and owner of the mortgaged property, and the mortgagee, who is the lender. In a mortgage transaction, the mortgagor delivers to the mortgagee a note, bond or other written evidence of indebtedness and a mortgage. A mortgage creates a lien upon the real property encumbered by the mortgage as security for the obligation evidenced by the note, bond or other evidence of indebtedness. Although a deed of trust is similar to a mortgage, a deed of trust has three parties, the borrower-property owner called the trustor (similar to a mortgagor), a lender called the beneficiary (similar to a mortgagee), and a third-party grantee called the trustee. Under a deed of trust, the borrower grants the property, until the debt is paid, in trust for the benefit of the beneficiary to the trustee to secure payment of the obligation generally with a power of sale. The trustee's authority under a deed of trust and the mortgagee's authority under a mortgage are governed by applicable law, the express provisions of the deed of trust or mortgage, and, in some cases, the direction of the beneficiary.

     A Contract for Deed (also known as a land contract) is a document evidencing the agreement between a seller of real estate ("vendor") and a buyer pursuant to which the seller retains legal title to the property and agrees with the purchaser to transfer the property in exchange for the payment of the purchase price, plus interest, over the term. Upon full performance of the contract by the purchaser, the seller is obligated to convey title to the property. As with mortgage or deed of trust financing, during the effective period of the contract of deed, the purchaser is typically responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

     The real property covered by a mortgage is most often the fee estate in land and improvements. However, a mortgage may encumber other interests in real property such as a tenant's interest in a lease of land and improvements and the leasehold estate created by such lease. A mortgage covering an interest in real property other than the fee estate requires special provisions in the instrument creating such interest or in the mortgage to protect the mortgagee against termination of such interest before the mortgage is paid.

     The priority of liens on real estate created by mortgages and deeds of trust depends on their terms and, generally, on the order of filing with a state, county or municipal office, although such priority may in some states be altered by the mortgagee's or beneficiary's knowledge of unrecorded liens against the mortgaged property. However, filing or recording does not establish priority over governmental claims for real estate taxes and assessments. In addition, the Internal Revenue Code of 1986, as amended, provides priority to certain tax liens over the lien of the mortgage.

Foreclosure

     Foreclosure of a mortgage is generally accomplished by judicial actions initiated by the service of legal pleadings upon all necessary parties having an interest in the real property. Delays in completion of foreclosure may occasionally result from difficulties in locating necessary parties defendant. When the mortgagee's right to foreclose is contested, the legal proceedings necessary to resolve the issue can be time-consuming. A judicial foreclosure may be subject to most of the delays and expenses of other litigation, sometimes requiring up to several years to complete. At the completion of the judicial foreclosure proceedings, if the mortgagee prevails, the court ordinarily issues a judgment of foreclosure and appoints a referee or other designated official to conduct the sale of the property. Such sales are made in accordance with procedures that vary from state to state. The purchaser at such sale acquires the estate or interest in real property covered by the mortgage.

     Foreclosure of a deed of trust is generally accomplished by a non-judicial trustee's sale under a specific provision in the deed of trust and/or applicable statutory requirements which authorizes the trustee, generally following a request from the beneficiary/lender, to sell the property to a third party upon any default by the borrower under the terms of the note or deed of trust. A number of states may also require that a lender provide notice of acceleration of a note to the borrower. Notice requirements under a trustee' sale vary from state to state. In some states, the trustee must record a notice of default and send a copy to the borrower-trustor and to any person who has recorded a request for a copy of a notice of default and notice of sale. In addition, the trustee must provide notice in some states to any other individual having an interest in the real property, including any junior lien holders. In some states, the borrower, or any other person having a junior encumbrance on the real estate, may, during a reinstatement period, cure the default by paying the entire amount in arrears plus the costs and expense incurred in enforcing the obligations. Generally, state law controls the amount of foreclosure expenses and costs, including attorneys' fees, which may be recovered by a lender. If the deed of trust is not reinstated, a notice of sale must be posted in a public place and, in most states, published for a specific period of time in one or more newspapers. In addition, some state laws require that a copy of the notice of sale be posted on the property and sent to all parties having an interest in the real property.

     The method of enforcing the rights of the mortgagee under a contract for deed varies on a state-by-state basis depending upon the extent to which state courts are willing or able to enforce the contract for deed strictly according to its terms. The terms of contracts for deed generally provide that upon default by the borrower, the borrower loses his or her right to occupy the property, the entire indebtedness is accelerated, and the borrower?s equitable interest in the property is forfeited. The vendor in such a situation does not have to foreclose in order to obtain title to the property, although in some cases, both a quiet title action to clear title to the property (if the borrower has recorded notice of the contract for deed) and an ejectment action to recover possession may be necessary. In a few states, particularly in cases of default during the early years of a contract for deed, ejectment of the borrower and a forfeiture of his or her interest in the property will be permitted. However, in most states, laws (analogous to mortgage laws) have been enacted to protect borrowers under contracts for deed from the harsh consequences of forfeiture. These laws may require the vendor to pursue a judicial or nonjudicial foreclosure with respect to the property and give the borrower a notice of default and some grace period during which the contract for deed may be reinstated upon full payment of the default amount.

     In case of foreclosure under either a mortgage or deed of trust, the sale by the referee or other designated official or by the trustee is often a public sale. However, because of the difficulty a potential buyer at the sale might have in determining the exact status of title to the property subject to the lien of the mortgage or deed of trust and the redemption rights that may exist (see "Statutory Rights of Redemption" below), and because the physical condition of the property may have deteriorated during the foreclosure proceedings and/or for a variety of other reasons (including exposure to potential fraudulent transfer allegations), a third party may be unwilling to purchase the property at the foreclosure sale. For these and other reasons, it is common for the lender to purchase the property from the trustee, referee or other designated official for an amount equal to the outstanding principal amount of the indebtedness secured by the mortgage or deed of trust, together with accrued, and unpaid interest and the expenses of foreclosure, in which event, if the amount bid by the lender equals the full amount of such debt, interest and expenses, the mortgagee's debt will be extinguished. Thereafter, the lender will assume the burdens of ownership, including paying operating expenses and real estate taxes and making repairs. The lender is then obligated as an owner until it can arrange a sale of the property to a third party. The lender will commonly obtain the services of a real estate broker and pay the broker's commission in connection with the sale of the property. Depending upon market conditions, the ultimate proceeds of the sale of the property may not equal the lender's investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure, forfeiture and/or bankruptcy proceedings. Furthermore, an increasing number of states require that any environmental hazards be eliminated before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See

"Environmental Risks" below. As a result, a lender could realize an overall loss on a mortgage loan even if the related mortgaged property is sold at foreclosure or resold after it is acquired through foreclosure for an amount equal to the full outstanding principal amount of the mortgage loan, plus accrued interest.

     In foreclosure proceedings, some courts have applied general equitable principles. These equitable principles are generally designed to relieve the borrower from the legal effects of his defaults under the loan documents. Examples of judicial remedies that have been fashioned include judicial requirements that the lender undertake affirmative and expensive actions to determine the causes of the borrower's default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender's judgment and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from temporary financial disability. In other cases, courts have limited the right of the lender to foreclose if the default under the mortgage instrument is not monetary, such as the borrower's failing to maintain adequately the property or the borrower's executing a second mortgage or deed of trust affecting the property. Finally, some courts have been faced with the issue of whether or not federal or state constitutional provisions reflecting due process concerns for adequate notice require that borrowers under mortgages receive notices in addition to the statutorily-prescribed minimum. For the most part, these cases have upheld the notice provisions as being reasonable or have found that the sale under a deed of trust, or under a mortgage having a power of sale, or under a contract for deed does not involve sufficient state action to afford constitutional protection to the borrower.

Environmental Risks

     Real property pledged as security to a lender may be subject to potential environmental risks. Of particular concern may be those mortgaged properties that are, or have been, the site of manufacturing, industrial or disposal activity. Such environmental risks may give rise to a diminution in value of property securing any mortgage loan or, as more fully described below, liability for clean-up costs or other remedial actions, which liability could exceed the value of such property or the principal balance of the related mortgage loan. In certain circumstances, a lender may choose not to foreclose on contaminated property rather than risk incurring liability for remedial actions.

     Under the laws of certain states, the owner's failure to perform remedial actions required under environmental laws may in certain circumstances give rise to a lien on mortgaged property to ensure the reimbursement of remedial costs incurred by the same. In some states such lien law priority over the lien of an existing mortgage against such property. Because the costs of remedial action could be substantial, the value of a mortgaged property as collateral for a mortgage loan could be adversely affected by the existence of an environmental condition giving rise to a lien.

     The state of law is currently unclear as to whether and under what circumstances clean-up costs, or the obligation to take remedial actions, can be imposed on a secured lender. Under the laws of some states and under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), current ownership or operation of a property provides a sufficient basis for imposing liability for the costs of addressing releases or threatened releases of hazardous substances on that property. Under such laws, a secured lender who holds indicia of ownership primarily to protect its interest in a property could under certain circumstances fall within the liberal terms of the definition of "owner or operator,? consequently, such laws often specifically exclude such a secured lender, provided that the lender does not participate in the facility's management of environmental matters.

     In 1992, the United States Environmental Protection Agency (the "EPA") issued a rule interpreting and delineating CERCLA's secured creditor exemption. This rule defined and specified the range of permissible actions that may be undertaken by a lender who holds a contaminate facility as collateral without exceeding the bounds of the secured creditor exemption. In February 1994, however, the United States Court of Appeals for the D.C. Circuit struck down the EPA's lender liability rule on the grounds that it exceeded EPA's rule making authority under CERCLA. A petition for writ of certiorari to the United States Supreme Court appealing the D.C. Circuit's decision was denied in January 1995. At the present time, the future status of the rule and similar legislation now pending in Congress is unclear, although the EPA has stated that it will continue to adhere to the rule as a matter of policy and is in the process of preparing guidance to this effect. Certain courts that have addressed the issue of lender liability under CERCLA have, in some cases without relying on any EPA rule or policy, nonetheless interpreted the secured creditor exemption consistent with the EPA rule. In any event, the EPA rule does not or would not necessarily affect the potential for liability under state law or federal laws other than CERCLA. Furthermore, it is not clear at the present time whether any such lender protections would be binding in actions brought by a party other than the federal government.

     We expect that at the time most, if not all, mortgage loans are purchased, no environmental assessment or a very limited environmental assessment of the mortgaged properties will have been conducted.

     "Hazardous substances" are generally defined as any dangerous, toxic or hazardous pollutants, chemicals, wastes or substances, including, without limitation, those so identified pursuant to CERCLA or any other environmental laws now existing, and specifically including, without limitation, asbestos and asbestos containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, and urea formaldehyde.

     If a lender is or becomes liable for clean up costs, it may bring an action for contribution against the current owners or operators, the owners or operators at the time of on-site disposal activity or any other party who contributed to the environmental hazard, but such persons or entities may be bankrupt or otherwise judgment proof. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower (see "Anti-Deficiency Legislation" below) may curtail the lender's ability to recover from its borrower the environmental clean up and other related costs and liabilities incurred by the lender.

Junior Mortgage And Deeds Of Trust; Rights Of Senior Mortgages Or
Beneficiaries

     Priority of liens on mortgaged property created by mortgages or deeds of trust depends on their terms and, generally, on the order of filing with a state, county or municipal office, although such priority may in some states be altered by the mortgagee's or beneficiary's knowledge of unrecorded liens, leases or encumbrances against the mortgaged property. However, filing or recording does not establish priority over governmental claims for real estate taxes and assessments or, in some states, for reimbursement of remediation costs of certain environmental conditions. See "Environmental Risks.? In addition, the Code provides priority to certain tax liens over the lien of a mortgage.

     We do not presently intend to acquire junior mortgages or deeds of trust that are subordinate to senior mortgages or deeds of trust held by the other lenders. Our rights as mortgagee or beneficiary under a junior mortgage or deed of trust will be subordinate to those of the mortgagee as beneficiary under the senior mortgage or deeds of trust, including the prior rights of the senior mortgagee as beneficiary to receive rents, hazard insurance and condemnation proceeds and to cause the property securing the mortgage loan to be sold upon default of the mortgagor, thereby extinguishing the junior mortgagee's or beneficiary's lien unless we assert our subordinate interest in foreclosure litigation or satisfies the defaulted senior loan. As discussed more fully below, in many states a junior mortgagee may satisfy a defaulted senior loan in full, or may cure such default, and bring the senior loan current, in either event adding the amounts expended to the balance due on the junior loan. Absent a provision in the senior mortgage, no notice of default is required to be given to the junior mortgagee or beneficiary.

     The form of mortgage or deed of trust used by many institutional lenders confers on the mortgagee or beneficiary the right both to receive proceeds collected under any hazard insurance policy and awards made in connection with any condemnation proceedings, and to apply such proceeds and awards to any indebtedness secured by the mortgage or deed of trust, in such order as the mortgagee may determine. Thus, in the event improvements on the property are damaged or destroyed by fire or other casualty, or in the event the property is taken by condemnation, the mortgagee or beneficiary under the senior mortgage or deed of trust will have the prior right to collect any insurance proceeds payable under a hazard insurance policy and any award of damages in connection with the condemnation and to apply the same to the indebtedness secured by the senior mortgage or deed of trust. Proceeds in excess of the amount of senior indebtedness will, in most cases, be applied to the indebtedness secured by a junior mortgage or deed of trust. The laws of certain states may limit the ability of mortgagees or beneficiaries to apply the proceeds of hazard insurance and partial condemnation awards to the secured indebtedness. In such states, the mortgagor or trustor must be allowed to use the proceeds of hazard insurance to repair the damage unless the security of the mortgagee or beneficiary has been impaired. Similarly, in certain states, the mortgagee or beneficiary is entitled to the award for a partial condemnation of the real property security only to the extent that its security is impaired.

     The form of mortgage or deed of trust used by many institutional lenders typically contains a "future advance" clause, which provides that additional amounts advanced to or on behalf of the mortgagor or trustor by the mortgagee or beneficiary are to be secured by the mortgage or deed of trust. While such a clause is valid under the laws of most states, the priority of any advance made under the clause depends, in some states, on whether the advance was an "obligatory" or "optional" advance. If the mortgagee or beneficiaries obligated to advance the additional amounts, the advance may be entitled to receive the same priority as amounts initially made under the mortgage or deed of trust, notwithstanding that there may be intervening junior mortgages or deeds of trust and other liens between the date of recording of the mortgage or deed of trust and the date of the future advance, and notwithstanding that the mortgagee or beneficiary had actual knowledge of such intervening junior mortgages or deeds of trust and other liens at the time of the advance. Where the mortgagee or beneficiary is not obligated to advance the additional amounts and has actual knowledge of the intervening junior mortgages or deeds of trust and other liens, the advance may be subordinate to such intervening junior mortgages or deeds of trust and other liens. Priority of advances under a "future advance" clause rests, in other states, on state law giving priority to advances made under the loan agreement up to a "credit limit" amount stated in the recorded mortgage or deed of trust.

     Another provision typically found in the forms of mortgage and deed of trust used by many institutional lenders obligates the mortgagor or trustor to pay before delinquency all taxes and assessments on the property and, when due, all encumbrances, charges and liens on the property which appear prior to the mortgage, to provide and maintain fire insurance on the property, to maintain and repair the property and not to commit or permit any waste thereof, and to appear in and defend any action or proceeding purporting to affect the property or the rights of the mortgagee under the mortgage. Upon a failure of the mortgagor or trustor to perform any of these obligations, the mortgagee or beneficiary is given the right under the mortgage or deed of trust to perform the obligation itself, at its election, with the mortgagor or trustor agreeing to reimburse the mortgagee or beneficiary for any sums expended by the mortgagee or beneficiary on behalf of the mortgagor or trustor. All sums so expended by the mortgagee or beneficiary become part of the indebtedness secured by the mortgage.

Statutory Rights Of Redemption

     In some states, after a foreclosure sale pursuant to a mortgage or deed of trust, the borrower and certain foreclosed junior lienors are given a statutory period in which to redeem the property from the foreclosure sale. In some states, redemption may occur only upon payment of the entire principal balance of the loan, accrued interest and expenses of foreclosure. In other states, redemption may be authorized if the borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property. The right of redemption may defeat the title of any purchaser as a foreclosure sale or any purchaser from the lender subsequent to a foreclosure sale. Certain states permit a lender to avoid a post-sale redemption by waiving its right to a deficiency judgment. Consequently, the practical effect of the redemption right is often to force the lender to retain the property and pay the expenses of ownership until the redemption period has run. Under the laws of some states, Mortgages under contracts for deed may also have a post-foreclosure right of redemption and a mortgager with a sufficient equity investment in the property may be permitted to share in the proceeds of any sale of the property after the indebtedness is paid or may otherwise be entitled to a prohibition of the enforcement and the forfeiture clause.

Anti-Deficiency Legislation

     We may acquire interests in mortgage loans that are nonrecourse loans as to which, in the event of default by a borrower, recourse may be had only against the specific property pledged to secure the related mortgage loan and not against the borrower's other assets. Even if recourse is available pursuant to the terms of the mortgage loan against the borrower's assets in addition to the mortgaged property, certain states have imposed statutory prohibitions that impose prohibitions against or limitations on such recourse. Some state statutes limit the right of the mortgagee or beneficiary to obtain a deficiency judgment against the borrower following foreclosure. A deficiency judgment is a personal judgment against the former borrower equal in most cases to the difference between the net amount realized upon the public sale of the security and the amount due to the lender. Other statutes require the mortgagee or beneficiary to exhaust the security afforded under a mortgage by foreclosure in an attempt to satisfy the full debt before bringing a personal action against the borrower. In certain states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting such security; however, in some of these states, the lender, following judgment on such personal action, may be deemed to have elected a remedy and may be precluded from exercising remedies with respect to the security. The practical effect of such an election requirement is that lenders will usually proceed first against the security rather than bringing personal action against the borrower. Other statutory provisions limit any deficiency judgment against the former borrower following a judicial sale to the excess of the outstanding debt over the fair market value of the property at the time of the public sale. The purpose of these statutes is generally to prevent a mortgagee form obtaining a large deficiency judgment against the borrower as a result of low bids or the absence of bids at the judicial sale.

Bankruptcy Laws

     Statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of the secured mortgage lender to obtain payment of the loan, to realize upon collateral and/or to enforce a deficiency judgment. Under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceeding) are automatically stayed upon the filing of the bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. The delay and consequences thereof caused by such automatic stay can be significant. However, that automatic stay can be removed unless the debtor can provide adequate security to the Creditor, usually in the form of post-petition payments on the debt. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor, including, without limitation, any junior mortgagee, may stay the senior lender form taking action to foreclose that junior lien.

     Under the Bankruptcy Code, provided certain substantive and procedural safeguards for the lender are met, the amount and terms of a mortgage secured by property of the debtor may be modified under certain circumstances. The outstanding amount of the loan secured by the real property may be reduced to the then current value of the property (with a corresponding partial reduction of the amount of the lender's security interest) pursuant to a confirmed plan or lien avoidance proceeding, thus leaving the lender a general unsecured creditor for the differences between such value and the outstanding balance of the loan. Other modifications may include the reduction in the amount of each monthly payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts with federal bankruptcy jurisdiction have approved plans, based on the particular facts of the reorganization case that effected the curing of a mortgage loan default by paying arrearage over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its rehabilitative plan to de-accelerate a secured loan and to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor's petition. This may be done even if the full amount due under the original loan is never repaid. Other types of significant modifications to the terms of the mortgage or deed of trust may be acceptable to the bankruptcy court, often depending on the particular facts and circumstances of the specific case.

     In a bankruptcy or similar proceeding action may be taken seeking the recovery as a preferential transfer of any payments made by the mortgagor under the related mortgage loan to the lender. Payments on long-term debt may be protected from recovery as preferences if they are payments in the ordinary course of business made on debts incurred in the ordinary course of business. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

Enforceability Of Certain Provisions

     Prepayment Provisions

     In the absence of state statutory provisions prohibiting prepayment fees (e.g., in the case of single-family residential loans) courts generally enforce claims requiring prepayment fees unless enforcement would be unconscionable. However, the laws of certain states may render prepayment fees unenforceable for certain residential loans or after a mortgage loan has been outstanding for a certain number of years, or may limit the amount of any prepayment fee to a specified percentage of the original principal amount of the mortgage loan, to a specified percentage of the outstanding principal balance of a mortgage loan, or to a fixed number of month's interest on the prepaid amount. In certain states, prepayment fees payable on default or other involuntary acceleration of a mortgage loan may not be enforceable against the mortgagor or trustor. Some state statutory provisions may also treat certain prepayment fees as usurious if in excess of statutory limits. See "Certain Laws and Regulations - Applicability of Usury Laws.? We may invest in mortgage loans that do not require the payment of specified fees as a condition to prepayment or the requirements of which have expired, and to the extent mortgage loans do require such fees, such fees generally may not be a material deterrent to the prepayment of mortgage loans by the borrowers.

     Due-On-Sale Provisions

     The enforceability of due-on-sale clauses has been the subject of legislation or litigation in many states, and in some cases, typically involving single-family residential mortgage transactions, their enforceability has been limited or denied. The Garn-St. Germain Depository Institutions Act of 1982 (the "Garn-St. Germain Act") preempts state constitutional, statutory and case law that prohibits the enforcement of due-on-sale clauses and permits lenders to enforce these claims in accordance with their terms, subject to certain exceptions. As a result, due-on-sale clauses have become generally enforceable except in those states whose legislatures exercised their authority to regulate the enforceability of such clauses with respect to certain mortgage loans. The Garn-St. Germain Act does "encourage" lenders to permit assumption of loans at the original rate of interest or at some other rate less than the average of the original rate and the market rates.

     Under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from such bankruptcy proceeding.

     Acceleration on Default

     We may invest in mortgage loans that contain a "debt-acceleration" clause, which permits the lender to accelerate the full debt upon a monetary or non-monetary default of the borrower. The courts of most states will enforce clauses providing for acceleration in the event of a material payment default after giving effect to any appropriate notices. The equity courts of any state, however, may refuse to foreclose a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the acceleration unconscionable. Furthermore, in some states, the borrower may avoid foreclosure and reinstate an accelerated loan by paying only the defaulted amounts and the costs and attorneys' fees incurred by the lender in collecting such defaulted payments.

     State courts also are known to apply various legal and equitable principles to avoid enforcement of the forfeiture provisions of installment contracts. For example, a lender's practice of accepting late payments from the borrower may be deemed a waiver of the forfeiture clause. State courts also may impose equitable grace periods for payment of arrearage or otherwise permit reinstatement of the contract following a default. Not infrequently, if a borrower under an installment contract has significant equity in the property, equitable principles will be applied to reform or reinstate the contract or to permit the borrower to share the proceeds upon a foreclosure sale of the property if the sale price exceeds the debt.

     Secondary Financing:  Due-on-Encumbrance Provisions

     Some mortgage loans may have no restrictions on secondary financing, thereby permitting the borrower to use the mortgaged property as security for one or more additional loans. Some mortgage loans may preclude secondary financing (often by permitting the first lender to accelerate the maturity of its loan if the borrower further encumbers the mortgaged property) or may require the consent of the senior lender to any junior or substitute financing; however, such provisions may be unenforceable in certain jurisdictions under certain circumstances.
                                    83
     Where the borrower encumbers the mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender's security may create a superior equity in favor of the junior lender. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with, delay and in certain circumstances even prevent the taking of action by the senior lender. Fourth, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

     Applicability of Usury Laws

     State and federal usury laws limit the interest that lenders are entitled to receive on a mortgage loan. In determining whether a given transaction is usurious, courts may include charges in the form of "points" and "fees" as "interest,? but may exclude payments in the form of "reimbursement of foreclosure expenses" or other charges found to be distinct from "interest.? If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the form employed and the degree of overcharge are both immaterial. Statutes differ in their provision as to the consequences of a usurious loan. One group of statues requires the lender to forfeit the interest above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may have the recorded mortgage or deed of trust cancelled upon paying its debt with lawful interest, or the lender may foreclose, but only for the debt plus lawful interest. Under a second, more severe type of statute, a violation of the usury law results in the invalidation of the transaction, thereby permitting the borrower to have the recorded mortgage or deed of trust cancelled without any payment and prohibiting the lender from foreclosing.


                                 THE OFFERING

Shares Offered

     We are offering a maximum of 5,750,000 Shares at a purchase price of $20 per share. Included in the Shares offered are 750,000 Shares that we have registered for sale only to shareholders who receive this prospectus and purchase Shares under this offering, and to shareholders who purchased Shares under our prior offering and who receive this prospectus and who elect to participate in our Reinvestment Plan.

     We are offering the Shares on a ?best efforts? basis through member firms of the National Association of Securities Dealers, Inc., who become Participating Dealers. A ?best efforts? offering means that no one has committed to purchase any Shares and there is no guarantee that any minimum number of Shares will be sold.

Minimum Purchase Requirements

     Shares will be sold only to a person who meets our suitability requirements and who makes a minimum purchase of 250 Shares ($5,000).

Notwithstanding the foregoing, a minimum of 50 Shares ($1,000) may be purchased by an Individual Retirement Account ("IRA") established under Section 408 of the Code, or a Keogh Plan established under Section 401 of the Code. It should be noted, however, that an investment in Shares, in and of itself, will not create an IRA or a Keogh Plan for any investor and that in order to create an IRA or Keogh Plan, an investor must comply with the provisions of the Code.

Suitability Requirements

     We have established certain suitability standards for the purchase of Shares applicable to individual investors. See "Suitability Standards.? We reserve the right to reject subscriptions in our sole discretion. To prevent a possible violation of REIT concentration of ownership standards, we intend to limit share ownership so that at no time will five or fewer shareholders own more than 50% of the outstanding Shares. See "Summary of Declaration of Trust
- Redemption and Restriction on Transfer of Shares.?

Termination Of The Offering

     The offering will terminate when all Shares being offered have been sold, unless we terminate the offering earlier (which we are entitled to do in our sole discretion for any reason whatsoever).

Purchases By Qualified Plans

     Depending upon the particular circumstances, and subject to the terms of the governing plan instruments, the purchase of Shares may be a suitable investment for IRAs and qualified pension, profit sharing or other retirement plans (including Keogh plans) and trusts and bank commingled trust funds for such plans (collectively, "Qualified Plans"). ERISA and the Code, however, impose significant penalties for certain investments by Qualified Plans (including IRAs). In order to ensure that any investment contemplated by a Qualified Plan will not result in the imposition of such penalties, we will not permit the purchase of Shares with assets of any Qualified Plan (including Keogh Plans and IRAs) if we, the Advisor or any of our Affiliates (1) has investment discretion with respect to the assets of the Qualified Plan to be invested, (2) regularly gives individualized investment advice which serves as the primary basis for the investment decisions made with respect to such assets, or (3) is otherwise a fiduciary with respect to those assets for purposes of the prohibited transaction provisions of ERISA or the Code. See "ERISA Considerations."

Broker Compensation

     We will pay to the Participating Dealers selling commissions equal to 8% of the Gross Offering Proceeds (subject to any volume discounts for Institutional Investors). We will also reimburse Participating Dealers for bona fide due diligence expenses up to a maximum aggregate amount of $100,000. The Participating Dealers may, in their sole discretion, provide volume discounts of up to 2% on a negotiated basis to Institutional Investors who purchase at least 50,000 Shares. The application of any volume discounts will reduce the amount of commissions that would be paid to the Participating Dealers but will not change the Net Offering Proceeds that we receive. See "The Offering - Plan of Distribution."

     In addition, we will allocate 2% of Gross Offering Proceeds for wholesaling and marketing expenses, some of which may be reallowed to Participating Dealers for any wholesaling and marketing assistance provided by them.

     The form of Participating Dealer Agreement provides that we shall indemnify the Participating Dealer with respect to any liabilities arising out of the Securities Act. Certain Participating Dealers may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933 (the "Securities Act"), and compensation paid the Participating Dealers in connection with the sale of Shares may be deemed to be "underwriting commissions" within the meaning of the Securities Act.

     In connection with sales of 50,000 or more Shares ($1,000,000) to a ?purchaser? as defined below, a Participating Dealer may agree in its sole discretion to reduce the amount of its selling commissions by up to 2%. Such reduction will be credited to the purchaser by reducing the total purchase price payable by such purchaser.

     For example, if an investor purchases 50,000 Shares, he could pay as little as $980,000 rather than $1,000,000 for the Shares, in which event the commission on the sale of such Shares would be $60,000 ($1.20 per share) and, after payment of the Participating Dealer?s fee, we would receive net proceeds of $920,000 ($18.40 per share). The net proceeds to the Company will not be affected by volume discounts.

     Because all investors will be deemed to have contributed the same amount per Share to the Company for purposes of declaring and paying dividends, an investor qualifying for a volume discount will receive a higher return on his investment than investors who do not qualify for such discount.

     Subscriptions may be combined for the purpose of determining the volume discounts in the case of subscriptions made by any ?purchaser,? as that term is defined below, provided all such Shares are purchased through the same broker-dealer. The volume discount shall be prorated among the separate subscribers considered to be a single ?purchaser.? Any request to combine more than one subscription must be made in writing, and must set forth the basis for such request. Any such request will be subject to verification by the Advisor that a single ?purchaser? made all of such subscriptions.

     For the purpose of such volume discounts, the term ?purchaser? includes:

- an individual, his or her spouse and their children under the age of 21 who purchase the Shares for his, her or their own accounts;

- a corporation, partnership, association, joint-stock company, trust fund or any organized group of persons, whether incorporated or not;

- an employees? trust, pension, profit sharing or other employee benefit plan qualified under Section 401(a) of the Internal Revenue Code; and

- all commingled trust funds maintained by a given bank.

Notwithstanding the above, in connection with volume sales made to investors, the Advisor may, in its sole discretion, waive the ?purchaser? requirements and aggregate as part of a combined order for purposes of determining the number of Shares purchased, provided that any aggregate group of subscriptions must be received from the same broker-dealer. Any such reduction in selling commission will be prorated among the separate subscribers. An investor may reduce the amount of his purchase price to the net amount referenced above, if applicable. If such investor does not reduce the purchase price, the excess amount submitted over the discounted purchase price shall be returned to the actual separate subscribers for Shares. Except as provided in this paragraph, separate subscriptions will not be cumulated, combined or aggregated.

     California residents should be aware that volume discounts will not be available in connection with the sale of Shares made to California residents to the extent such discounts do not comply with the provisions of Rule 260.140.51 adopted pursuant to the California Corporate Securities Law of 1968. Pursuant to this Rule, volume discounts can be made available to California residents only in accordance with the following conditions:

- there can be no variance in the net proceeds to the Company from the sale of the Shares to different purchasers of the same offering;

- all purchasers of the Shares must be informed of the availability of quantity discounts;

- the same volume discounts must be allowed to all purchasers of Shares that are part of the offering;

- the minimum amount of Shares on the purchase of volume discounts are allowed cannot be less than $10,000;

- the variance in the price of the Shares must result solely from a different range of commissions, and all discounts allowed must be based on a uniform scale of commissions; and

- no discounts are allowed to any group of purchasers.

Accordingly, volume discounts for California residents will be available in accordance with the foregoing table of uniform discount levels based on dollar volume of Shares purchased, but no discounts are allowed to any group of purchasers, and no subscriptions may be aggregated as part of a combined order for purposes of determining the number of Shares purchased.


Subscription Procedure

     In order to purchase Shares, you must complete and execute a Subscription Agreement in the form attached to this prospectus. Payment for the Shares, in an amount equal to $20 per share, should be delivered to the Participating Dealer, together with executed Subscription Agreements, where applicable.

     Payment for subscriptions may be made by an investor: (a) by delivery to the Participating Dealer of a check made payable to United Mortgage Trust, or (b) by authorizing the Participating Dealer to wire transfer the purchase price for Shares indicated in the Subscription Agreement to the Company?s bank account, in each case in the amount of $20 for each share he wishes to purchase and in total amount of not less than the minimum subscription of 250 Shares ($5,000) (50 Shares ($1,000) for IRA's and Keogh plans). Properly completed Subscription Agreement must be in the Participating Dealer?s possession at that time.

     An investor, by subscribing for Shares and accepting confirmation of the purchase of Shares without objection after receipt of such confirmation accompanied by the prospectus, will be assenting to all of the terms and conditions of the Declaration of Trust. In addition, by placing an order for Shares, an investor (i) represents that he, she or it has authority to order Shares and, if appropriate, to execute a Subscription Agreement, (ii) if he, she or it is a qualified plan (including a Keogh plan or an Individual Retirement Account) or is otherwise a "benefit plan investor" as defined in Department of Labor Regulation 2510.3-101(f)(2), represents that to the best of his, her or its knowledge neither we, the Advisor or any Affiliate (a) has investment discretion with respect to the assets being used to purchase Shares, (b) regularly gives individualized investment advice which serves as the primary basis for the investment decisions made with respect to such assets, or (c) is otherwise a fiduciary with respect to such assets, and
(iii) represents that he, she or it meets the suitability requirements established by us or, if different, the standard applicable to residents of the state in which the investor resides, as set forth in the portion of this prospectus entitled "Suitability Standards And How To Subscribe."

     Each subscription will be accepted or rejected by the Company within 30 days after its receipt and no sale of Shares shall be completed until at least five business days after the date on which the subscriber receives this prospectus. If a subscription is rejected, the funds will be returned to the subscriber within ten business days without interest and without deduction.


                                SALES MATERIAL

     In addition to and apart from this prospectus, we will utilize certain sales material in connection with the offering of Shares. This material may include fact sheets and other guides to be used internally by broker dealers, an investor sales promotion brochure, speeches for public seminars, audio video and slide presentations, invitations to attend public seminars, prospecting letters, mailing cards, articles and publications concerning real estate and Mortgage Investments, and so called "tombstone" advertisements. In certain jurisdictions, such sales material will not be available. Use of any materials, including sales materials to be distributed to NASD members and their associated persons will be conditioned on filing with and, if required, clearance by appropriate regulatory authorities. Such clearance does not mean, however, that the agency allowing use of the sales literature has passed on the merits of this offering or the accuracy of the material contained in such literature.

     Other than as described herein, we have not authorized the use of other sales material, other than marketing bulletins to be used internally by broker dealers. The offering is made only by means of this prospectus. Although the information contained in such material does not conflict with any of the information contained in this prospectus, such material does not purport to be complete, and should not be considered as part of this prospectus or the Registration Statement of which this prospectus is a part, or as incorporated in this prospectus or the Registration Statement by reference, or as forming the basis of the offering of the Shares which are offered hereby.


                                 LEGAL MATTERS

     Legal matters in connection with the Shares offered hereby will be passed on for us by Butzel Long, Detroit, Michigan. Certain tax matters will be passed on by Butzel Long.


                             REPORTS TO INVESTORS

     We will distribute to our shareholders, within 120 days after the end of our fiscal year, copies of our annual report which will include annual financial statements (balance sheet, statement of income or loss, statement of shareholders' equity, statement of cash flows and a statement of surplus) accompanied by a report containing an opinion of independent certified public accountants. We shall also include in our annual report: (1) the ratio of the costs of raising capital during the period to the capital raised, (2) the total Operating Expenses as a percentage of Average Invested Assets and as a percentage of Net Income, (3) full disclosure of all material terms, factors and circumstances describing any and all transactions with the Advisor, a Trustee, a Sponsor or Affiliates thereof and of fees, commissions, compensation and other benefits paid or accrued to the Advisor, a Trustee, a Sponsor or Affiliates thereof for the fiscal year completed, showing the aggregate amount paid or accrued to each recipient and the services performed for such year (including fees or charges paid or accrued to the Advisor, a Trustee, the Sponsor or Affiliates thereof by third parties doing business with us), (4) a statement of Distributions to the shareholders and their sources and (5) a report from the Independent Trustees that the policies being followed by us are in the best interests of our shareholders and the basis for that determination. The Independent Trustees shall have the duty to examine and comment in the annual report on the fairness of any such transactions with the Advisor, a Trustee, the Sponsor or Affiliates thereof. Within 75 days after December 31 in each year, we will distribute to our shareholders all of our information necessary in the preparation of their federal income tax returns.

     We will distribute to the shareholders within 60 days after the end of our first three fiscal quarters of each fiscal year, copies of a quarterly report that will include an unaudited balance sheet, an unaudited statement of income for the year to date, and an unaudited statement of cash flows for the year to date.

     Financial information contained in all reports to investors will be prepared on an accrual basis of accounting in accordance with generally accepted accounting principles.

                                    EXPERTS

     Our financial statements as of December 31, 2000 and 1999, are included herein and elsewhere in the registration statement have been included herein and in the registration statement in reliance upon the report of Jackson & Rhodes, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement on Form S-11 for the Shares offered under this prospectus under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the Registration Statement and the exhibits related thereto filed with the Commission. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete.
For each of these contracts, agreements or documents filed as an exhibit to the Registration Statement, we refer you to the actual exhibit for a more complete description of the matters involved. Copies of the Registration Statement and the exhibits related thereto, as well as periodic reports and information filed by us under the informational requirements of the Securities Exchange Act of 1934, may be obtained upon payment of the fees prescribed by the Commission, or may be examined at the offices of the commission without charge at:

Public Reference Section
Securities and Exchange Commission
Room 1024, Judiciary Plaza
450 Fifth Street, NW
Washington, D.C. 20549

Central Regional Office
Randall J. Fons, Regional Administrator
1801 California Street, Suite 4800
Denver, CO 80202-2648
(303) 844-1000

     The Commission also maintains a web site at http://www.sec.gov where you can retrieve this information.

     We currently furnish our shareholders with annual reports containing financial statements audited by its independent auditors and with quarterly reports containing unaudited summary financial information for each of the first three-quarters of each fiscal year. See the section of this prospectus entitled "Reports to Investors" for more information about the reports we provide to our shareholders.

                                   GLOSSARY

     The definitions of terms used in this prospectus are set forth below.

     "Acquisition Expenses" shall mean expenses related to our selection of, and investment in, Mortgage Investments, whether or not acquired or made, including but not limited to legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, title insurance and miscellaneous other expenses.

     "Acquisition Fees" shall mean the total of all fees and commissions, however designated, paid by any party in connection with the origination or acquisition of Residential Mortgages or Contracts for Deed by us. Included in the computation of such fees or commissions shall be any real estate commission, selection fee, development fee, nonrecurring management fee, loan fees or points or any fee of a similar nature, however designated.

     "Adjusted Contributions," used in calculating the Subordinated Incentive Fee, shall mean (1) the product of $20 times the number of outstanding Shares, reduced by (2) the total of cash distributed to shareholders with respect to the Shares from Disposition Proceeds and the return (if any) of uninvested Net Offering Proceeds.

     "Advisor" shall mean the person(s) or entity retained by the Trustees that will be responsible for providing advice with respect to developing a model for our portfolio, developing underwriting criteria and monitoring yields and performing other duties as described in the Advisory Agreement, including a person or entity to which an Advisor subcontracts substantially all such functions. Initially the Advisor shall be UMT Advisors, Inc., or anyone that succeeds it in such capacity.

     "Advisory Agreement" shall mean the agreement between the Advisor and us whereby pursuant the Advisor will act as our investment advisor and manager of our Trust.

     "Affiliate" shall mean (i) any Person directly or indirectly controlling, controlled by or under common control with another Person, (ii) any Person owning or controlling 10% or more of the outstanding voting securities or beneficial interests of such other Person, (iii) any executive officer, director, trustee, general partner of such Person, and (iv) if such other Person is an executive officer, director, trustee or partner of another entity, then the entity for which that Person acts in any such capacity.

     "Affiliated Programs" shall mean any and all REITs, partnerships or other entities which may in the future be formed by the Advisor, a Sponsor or their Affiliates to engage in businesses which may be competitive with us and which have similar investment objectives as we do (or programs with dissimilar objectives for which a particular Mortgage Investment may nevertheless be suitable). An Affiliated Program may have the same management as we do.

     "Average Invested Assets" shall mean the average of the aggregate book value of our assets for any period invested, directly or indirectly, in Mortgage Investments before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

     "Capital Distributions" shall mean Distributions of: (1) non-reinvested principal payments and (2) Proceeds of Mortgage Prepayments, Sales and Insurance.

     "Cash Flow" shall mean, with respect to any period, (a) all cash receipts derived from payments of principal and base interest on Mortgages held by us (exclusive of any Proceeds of Mortgage Prepayments, Sales and Insurance) plus
(b) cash receipts from operations (including any interest from our temporary investments) without deduction for depreciation or amortization, less (c) cash receipts used to pay operating expenses.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent revenue laws.

     "Contract for Deed" refers to the Seller's unencumbered interest in contracts for deed (also known as land contracts) for the sale of single-family residential property throughout the United States in which we will invest.

     "Counsel" shall mean Butzel Long.

     "CRC" shall mean Capital Reserve Corporation, a Texas corporation that is 50% owned by Todd Etter, a principal shareholder of the Advisor. CRC is engaged in the business of financing home purchase and renovations.

     "Declaration of Trust" shall mean our Declaration of Trust, as amended and/or amended and restated from time to time.

     "Disposition Proceeds" shall mean:  (1) Proceeds of Mortgage
Prepayments, Sales or Insurance and (2) payments of principal when due which are paid to us with respect to Mortgage Investments and other Mortgages.

     "Distributions" shall mean any cash distributed to shareholders arising from their interest in the Shares.

     "Gross Offering Proceeds" shall mean the total proceeds from the sale of Shares during the offering period before deductions for Organization and Offering Expenses. For purposes of calculating Gross Offering Proceeds, the purchase price of all Shares shall be deemed to be $20 per share.

     "Independent Trustees" shall mean the Trustees who (1) are not affiliated, directly or indirectly, with the Advisor, a Sponsor or any of their Affiliates, whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or service as an officer or director of the Advisor, a Sponsor or any of their Affiliates, (2) do not serve as a director or Trustee of more than two other REITs organized by a Sponsor or advised by the Advisor and (3) perform no other services for us, except as Trustees. For this purpose, an indirect relationship shall include circumstances in which a member of the immediate family of a Trustee has one of the foregoing relationships with the Advisor, a Sponsor or the Company.

     "Institutional Investors" shall mean a bank, trust company, savings institution, insurance company, securities dealer, investment company or business development company as defined in the Investment Company Act of 1940, or a pension or profit sharing trust with assets of at least $5,000,000.

     "Interim Mortgages" shall mean loans of 12 months or less in term, made to investors for the purchase, renovation and sale of single-family homes.

     "Investment-to-Value Ratio" means the amount paid by us to purchase a Mortgage Investment divided by the value of the real estate that is the security for that Mortgage Investment.

     "Mortgage Investments" shall mean our investments in Residential Mortgages, Contracts for Deed and Interim Mortgages.

     "Mortgage Prepayments, Sales or Insurance" shall mean any transaction by us (other than the receipt of base interest, principal payments when due on a Mortgage Investment and the issuance of Shares) including without limitation prepayments, sales, exchanges, foreclosures, or other dispositions of Mortgage Investments held by us or the receipt of insurance proceeds or of guarantee proceeds from any insurer or recoursing party or otherwise, or any other disposition of our assets.

     "Mortgages" shall mean, in a broad sense, beneficial interests or participation interests in whole mortgages, mortgage certificates, mortgage-backed securities, participation certificates backed by either a single mortgage or a pool of mortgages or interests in pass-through entities which, under the REIT provisions of the Internal Revenue Code, would be considered to be qualifying real estate assets for purposes of our qualification as a REIT (e.g. regular interests in real estate mortgage investment conduits ("REMICs")).

     "Net Assets" or "Net Asset Value" shall mean our total assets (other than intangibles) valued at cost before deducting depreciation or other non-cash reserves less our total liabilities. The Net Asset Value shall be calculated at least quarterly on a basis consistently applied.

     "Net Income" shall mean, for any period, total revenues applicable to such period, less the expenses applicable to such period other than additions to allowances or reserves for depreciation, amortization or bad debts or other similar non-cash reserves; provided, however, that Net Income shall not include any gain from the sale or other disposition of our Mortgage Investments or other assets.

     "Net Offering Proceeds" shall mean the Gross Offering Proceeds received by us with respect to the sale of Shares less Organization and Offering Expenses.

     "Organization and Offering Expenses" shall mean all expenses incurred by and to be paid from our assets in connection with and in preparing ourselves for registration and subsequently offering and distributing the Shares to the public, including, but not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters' attorneys), expenses for printing, engraving, mailing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, trustees, escrow holders, depositaries, experts, expenses of qualification of the sale of the securities under federal and state laws, including taxes and fees, accountants' and attorneys' fees. For the purposes of determining "Organization and Offering Expenses,? any volume discounts that are given by Participating Dealers shall be deemed to be part of the selling commissions paid to brokers for selling the Shares.

     "Participating Dealers" shall mean the dealer members of the National Association of Securities Dealers, Inc. that are designated by us to participate in the sale of the Shares.

     "Person" shall mean and include individuals, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies or associations, joint ventures, companies, trusts, banks, trust companies, land trusts, business trusts or other entities and governments and agencies and political subdivisions thereof.

     "Proceeds of Mortgage Prepayments, Sales and Insurance" shall mean receipts from Mortgage Prepayments, Sales or Insurance less the following:

(i) the amount paid or to be paid in connection with or as an expense of such Mortgage Prepayments, Sales or Insurance; and

(ii) the amount necessary for the payment of all debts and obligations of the Company including but not limited to fees to the Advisor or Affiliates and amounts, if any, required to be paid to, arising from or otherwise related to the particular Mortgage Prepayments, Sales or Insurance.

     "Qualified Plan" shall mean any qualified pension, profit sharing or other retirement plan (including a Keogh plan) and any trust, bank commingled trust fund for such a plan and any IRA.

     "REIT" shall mean a corporation or trust that qualifies as a real estate investment trust described in sections 856 through 860 of the Code (the "REIT Provisions").

     "REIT Taxable Income" shall mean the taxable income as computed for a corporation which is not a REIT, (1) without the deductions allowed by sections 241 through 247, 249 and 250 of the Code (relating generally to the deduction for dividends received); (2) excluding amounts equal to (a) the net income from foreclosure property, and (b) the net income derived form prohibited transactions; (3) deducting amounts equal to (x) any net loss derived from prohibited transactions, and (y) the tax imposed by section 857(b)(5) of the Code upon a failure to meet the 95% and/or the 75% gross income tests; and (4) disregarding the dividends paid, computed without regard to the amount of the net income from foreclosure property which is excluded from REIT Taxable Income.

     "Residential Mortgage" shall mean the first lien, fixed rate mortgages secured by single-family residential property throughout the Unites States that we will invest in.

     "Roll-Up" shall mean a transaction involving the acquisition, merger, commission or consolidation either directly or indirectly of us and the issuance of securities of a Roll-Up Entity. Such term does not include:

(i) a transaction involving our securities of that have been for at least 12 months listed on a national securities exchange or traded through the National Association of Securities Dealers
Automated Quotation Market System; or

(ii) a transaction involving the conversion to corporate, trust or association form of only ourselves, if as a consequence of the transaction, there will be no significant adverse change in any of the following:

(A) shareholders' voting rights;
(B) our term and existence;
(C) Sponsor or Advisor compensation; or
(D) our investment objectives.

     "Roll-Up Entity" shall mean a partnership, real estate investment trust, corporation, trust or other entity that would be created or would survive after the successful completion of a proposed Roll-Up transaction.

     "Shares" shall mean our Shares of beneficial interest.

     "Sponsor" shall mean any person directly or indirectly instrumental in organizing us, wholly or in part, or any Person who will control, manage or participate in our management and any Affiliate of such Person, but does not include (1) any person whose only relationship with us is that of an independent asset manager whose only compensation from us is as such, and
(2) wholly-independent third parties such as attorneys, accountants, and underwriters whose only compensation from us is for professional services. A Person may also be deemed one of our Sponsors by: (1) taking the initiative, directly or indirectly, in founding or organizing our business or enterprise, either alone or in conjunction with one or more other Persons; (2) receiving a material participation in us in connection with the founding or organizing of our business, in consideration of the services or property, or both services and property; (3) having a substantial number of relationships and contacts with us; (4) possessing significant rights to control our Company properties; (5) receiving fees for providing services to us which are paid on a basis that is not customary in the industry; or (6) providing goods or services to us on a basis which was not negotiated at arms length with us.

     "Subordinated Incentive Fee" shall mean the fee paid to the Advisor pursuant to the Advisory Agreement. The Subordinated Incentive Fee shall be equal to 25% of the amount by which our Net Income for a year exceeds a 10% per annum non-compounded cumulative return on its Adjusted Contributions. For each year which it receives a Subordinated Incentive Fee, the Advisor shall also receive 5-year options to purchase 10,000 Shares at the initial offering price of $20 per share. See "Management - Summary of Advisory Agreement.?

     "Tax-Exempt Entities" shall mean any investor that is exempt from federal income taxation, including without limitation a Qualified Plan, an endowment fund, or a charitable, religious, scientific or educational organization.

     "Total Operating Expenses" shall mean all of our operating, general, and administrative expenses as determined by generally accepted accounting principles, exclusive of the expenses of raising capital, interest payments, taxes, non-cash expenditures (i.e. depreciation, amortization, bad debt reserve), Acquisition Fees and other costs related directly to a specific Mortgage Investment by us, such as expenses for originating, acquiring, servicing or disposing of a Mortgage.

     ?Trust Administrative Fee? shall mean a fee paid to the Advisor equal to 1/12th of 1/2 of 1% of the first $50,000,000 in Average Invested Assets and 1% of Average Invested Assets in excess of $50,000,000.

     "Trustees" shall mean our trustees.

     "UBTI" shall mean unrelated business taxable income as described in the Code.

                                UNITED MORTGAGE TRUST

                             INDEX TO FINANCIAL STATEMENTS


                                                                       Page

Independent Auditors? Report                                            F-1

Balance Sheets as of December 31, 2000 and 1999                         F-2

Statements of Income
     Year Ended December 31, 2000 and 1999                              F-3

Statements of Changes in Shareholders? Equity
     Year Ended December 31, 2000 and 1999                              F-4

Statements of Cash Flows
     Year Ended December 31, 2000 and 1999                              F-5

Notes to Financial Statements                                           F-6

                          INDEPENDENT AUDITORS? REPORT



Board of Trustees
United Mortgage Trust

We have audited the accompanying balance sheets of United Mortgage Trust as of December 31, 2000, and 1999, and the related statements of income, changes in shareholders? equity and cash flows for the years then ended. These financial statements are the responsibility of the Company?s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Mortgage Trust as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                                     Jackson & Rhodes P.C.

Dallas, Texas
February 5, 2001



















                                    F-1


                             UNITED MORTGAGE TRUST
                            BALANCE SHEETS (Audited)
                 For the Years Ended  December 31, 2000 and 1999

                                                    December 31,
                                           2000                    1999
                                           ----------------------------
ASSETS
Cash                                       $   200,912      $    14,331
Investment in residential mortgages
  and contracts for deed                    33,419,399       21,877,468
Interim mortgages                            6,453,111        4,199,632
Accrued interest receivable                    667,513          244,381
Receivable from affiliate (Note 5)             105,765           23,765
Equipment, less accumulated depreciation
  of $2,296 and $1,776, respectively             2,415            2,219
Other assets                                    56,971           40,350
                                           -----------       ----------
Total Assets                               $40,906,086      $26,402,146
                                           -----------       ----------
LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Line of credit (Note 3)                  $ 7,000,000      $ 5,000,000
  Dividend payable                             308,239          227,181
  Accounts payable & accrued
    liabilities                                  3,606              126
                                           -----------       ----------
      Total Liabilities                    $ 7,311,845      $ 5,227,307
                                           -----------       ----------
Commitments and contingencies (Note 6)

Shareholders' equity:
  Shares of beneficial interest; $.01 par
    Value; 100,000,000 shares authorized
    1,884,043 and 1,185,544 shares
    outstanding                            $    18,840      $    11,856
  Additional paid-in capital                33,541,746       21,047,321
  Retained earnings                             33,655          115,662
                                           -----------       ----------
      Total Shareholders' Equity           $33,594,241      $21,174,839
                                           -----------       ----------
Total Liabilities & Shareholders Equity    $40,906,086      $26,402,146
                                           -----------       ----------

See accompanying notes to financial statements.




                                    F-2


                          UNITED MORTGAGE TRUST
                      STATEMENTS OF INCOME (Audited)
              For the Years Ended December 31, 2000 and 1999

                                              December 31,
                                     2000                     1999
                                     -----------------------------
Revenues:
Interest income                      $3,809,679         $2,502,504
                                     ----------         ----------
Expenses:
  Salaries and wages                    169,841             92,330
  General and administrative            348,707            244,972
  Interest expense                      562,749            357,702
  Expense reimbursement from
    affiliate (Note 5)                 (228,162)          (169,426)
                                     ----------         ----------
                                        853,135            525,578
                                     ----------         ----------

Net income                           $2,956,544         $1,976,926
                                     ----------         ----------

Net income per share of
  beneficial interest                     $1.95              $2.08
                                     ----------           --------
Weighted average shares
  outstanding                         1,514,014            952,098
                                     ----------           --------

See accompanying notes to financial statements.

                                          UNITED MORTGAGE TRUST
                            STATEMENTS OF CHANGES IN SHAREHOLDERS? EQUITY (Audited)
                                For the Years Ended December 31, 2000 and 1999
                                  Shares of          Additional    Retained
                              Beneficial Interest      Paid-in     Earnings
                              Shares      Amount       Capital     (Deficit)      Total
                              ------------------     ----------    ---------  -----------
Balance, Dec 31, 1998         734,271    $7,343    $12,974,938   $   69,667   $13,051,948

Proceeds from shares issued   451,273     4,513      8,072,383         --       8,076,896

Dividends ($2.03 per share)      --         --           --      (1,930,931)   (1,930,931)

Net income                       --         --           --       1,976,926     1,976,926
                              -------    ------    -----------   ----------   -----------
Balance, Dec 31, 1999       1,185,544   $11,856    $21,047,321   $  115,662   $21,174,839

Proceeds from shares issued   698,499     6,984     12,494,425         --      12,501,409

Dividends ($2.01 per share)      --         --           --      (3,038,551)   (3,038,551)

Net income                       --         --           --       2,956,544     2,956,544
                              -------    ------    -----------   ----------   -----------
Balance, Dec 31, 2000       1,884,043   $18,840    $33,541,746   $   33,655   $33,594,241
                            ---------    ------    -----------   ----------   -----------

See accompanying notes to financial statements.

                                          F-4



                               UNITED MORTGAGE TRUST
                         STATEMENTS OF CASH FLOWS (Audited)
                   For the Years Ended December 31, 2000 and 1999

                                                      December 31,
                                             2000                     1999
                                             -----------------------------
Cash flow from operating activities:
  Net income                                 $  2,956,544     $  1,976,926
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Depreciation and amortization                   520              520
      Net amortization of discount on
        mortgage investments                      (32,266)         (51,690)
      Changes in assets and liabilities:
        Accrued interest receivable              (423,132)        (110,903)
        Other assets                              (16,621)         (35,000)
        Accounts payable and accrued
          liabilities                               3,480           (1,393)
            Net cash provided by              ------------     -----------
            operating activities:               2,488,525        1,778,460
                                              ------------     -----------
Cash flow from investing activities:
  Investment in residential mortgages and
    contracts for deed                        (12,122,681)     (12,084,748)
  Principal receipts on residential
    mortgages and contracts for deed              957,140        1,746,963
  Investment in interim mortgages             (11,871,385)      (8,449,544)
  Principal receipts on interim
    mortgages                                   9,617,906        7,534,936
  Loan acquisition costs                         (344,124)        (328,129)
  Purchase of equipment                              (716)            (753)
            Net cash used in investing       -------------     -----------
            activities:                       (13,763,860)     (11,581,275)
                                             -------------     -----------
Cash flow from financing activities:
  Proceeds from issuance of shares of
    beneficial interest                        12,501,409        8,076,896
  Net borrowings on line of credit              2,000,000        3,515,691
  Receivable from affiliate                       (82,000)          (8,581)
  Dividends                                    (2,957,493)      (1,824,914)
            Net cash provided by             ------------      -----------
            financing activities:              11,461,916        9,759,092
                                             ------------      -----------
Net increase (decrease) in cash                   186,581          (43,723)

Cash at beginning of year                          14,331           58,054
                                             ------------      -----------
Cash at end of period                        $    200,912      $    14,331
                                             ------------      -----------
Interest paid                                $    562,749      $   357,731
                                             ------------      -----------

See accompanying note to financial statements.
<FN/>

                                    F-5



                               UNITED MORTGAGE TRUST
                            Notes to Financial Statements
                             December 31, 2000 and 1999

1. DESCRIPTION OF BUSINESS

The Company

United Mortgage Trust (?the Company?) is a Maryland real estate investment trust which qualifies as a real estate investment trust (a ?REIT?) under federal income tax laws. The Advisor to the Company is a shareholder, MTA, (the ?Advisor?) a Texas corporation. The Company invests exclusively in first lien, fixed rate mortgages secured by single-family residential property throughout the United States. Such loans are originated by others to the Company?s specifications or to specifications approved by the Company. Most, if not all, of such loans are not insured or guaranteed by a federally owned or guaranteed mortgage agency.

The Company is currently offering up to 2,500,000 shares in a public offering at an offering price of $20 per share. As of February 5, 2000, the Company had sold 1,983,739 shares aggregating net proceeds of $35,500,000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and certificates of deposit with original maturities of less than three months.

Residential Mortgages, Contracts for Deed and Interim Mortgages

Residential Mortgages, Contracts for Deed and Interim Mortgages are recorded at the lower of cost or estimated net realizable value, net of discounts and including loan acquisition costs. The mortgage investments are collateralized by real property owned by the borrowers. Loan acquisition fees are incurred when the Company purchases the interim mortgages. The loan acquisition fees and discounts on the notes are amortized using the interest method over the estimated life of the mortgages (5-1/2 years). Unamortized discount amounted to $527,652 and $628,958 at December 31, 2000 and 1999, respectively. Unamortized loan acquisition costs amounted to $638,048 and $508,535 at December 31, 2000 and 1999, respectively.

                                    F-6


Office Equipment

Office equipment is recorded at cost and depreciated by the straight-line method over the five-year expected useful lives of the assets.
Expenditures for normal maintenance and repairs are charged to income, and significant improvements are capitalized.

Income Taxes

The Company intends to continue to qualify as a REIT under the Internal
Revenue Code of 1986 as amended (the ?Code?).   A REIT is generally not
subject to federal income tax on that portion of its REIT taxable income (?Taxable Income?), which is distributed to its shareholders provided that at least 95% of Taxable Income is distributed. No provision for taxes will be made in the financial statements, as the Company believes it is in compliance with the Code.

Basic Earnings Per Share

The Company has adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128. SFAS 128 provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive earnings per share reflects the potential dilution of securities that could share in the earnings of the Company. Because the Company?s potential dilutive securities are not dilutive, the accompanying presentation is only of basic loss per share.

3. LINE-OF-CREDIT

The Company had a $5,000,000 line-of-credit maturing on April 1, 2000, collateralized with the assignment of certain Residential Mortgages. Interest was fixed at 10%. The Company entered into a new twelve-month credit facility with a new lender in the amount of $7,000,000, which will expire on August 22, 2001. The line-of-credit is collateralized with the assignment of certain Residential Mortgages. Interest is fixed at 10.5%.

4. EMPLOYMENT CONTRACT/STOCK OPTIONS

The Company has entered into an employment agreement with its Chairperson which provides for a salary plus a bonus equal to 25% multiplied by the amount which the Company?s administrative expenses fall below the approved administrative budget. The Chairperson has received options to purchase 2,500 shares of Company stock at $20 per share. The Chairperson also will receive, at the end of each year of service for five years, additional five-year options to purchase 2,500 shares of Company stock at $20 per share.

For each year in which they serve, each Trustee of the Company also receives 5-year options to purchase 2,500 shares of Company stock at $20 per share.

Following is a summary of the options transactions for 2000 and 1999:

                                           2000             1999
Outstanding at beginning of year           30,000           20,000
   Granted                                 10,000           10,000
   Expired                                     --               --
   Exercised                                   --               --
                                           ------           ------
Outstanding at end of year                 40,000           30,000
                                           ------           ------
Exercisable at end of year                 40,000           30,000
                                           ------           ------
Exercise price per share                   $20.00           $20.00
                                           ------           ------

In October 1995, the Financial Accounting Standards Board (?FASB?) issued SFAS 123, ?Accounting for Stock-Based Compensation.? SFAS 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award. However, SFAS 123 also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, ?Accounting for Stock Issued to Employees.?

Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. Entities electing to remain with the accounting in Opinion 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. The pro forma disclosure requirements are effective for financial statements for fiscal years beginning after December 15, 1995. The Company has elected to measure compensation cost, including options issued, under Opinion 25.

No pro forma disclosures are provided herein since the calculated fair value of the options was nominal.

5. RELATED PARTY TRANSACTIONS

The Company currently leases its office space from an affiliate under terms of a month-to-month lease at $5,409 per month and subleases a major portion of the space to South Central Mortgage, Inc. (?SCM?), a related party, for $4,668 per month. The sublease rental rate is approximately five percent higher than the amount paid by the Company. Rent expense amounted to $8,487 and $6,681 for the years ended December 31, 2000 and 1999, respectively. Minimum lease payments in the future under the leases are as follows:

                               Minimum   Minimum
                                Lease    Sublease    Net
Year Ending December 31:       Payments  Payments  Amount
         2001                   61,308    56,016    5,292
         2002                   61,308    56,016    5,292

The Company purchased first lien mortgage notes from SCM and private individuals for $12,122,681 and $12,084,748 for the years ended December 31, 2000 and 1999, respectively. The Company has also entered into a Mortgage Servicing Agreement with SCM, incurring service fees of $138,659 and $82,735 during 2000 and 1999, respectively. The Company also paid acquisition fees to the Advisor of $344,124 and $328,129 in 2000 and 1999, respectively.

In 1997, the Company entered into a Funding Agreement with the Advisors whereby the Advisors agreed to fund the Company?s general and administrative expenses. In consideration of the agreement, the Company will contribute to the Advisor, as a contribution to the Advisor?s overhead on a monthly basis, an amount equal to .5% of the Company?s average invested assets for the immediately preceding month.

6. COMMITMENTS AND CONTINGENCIES

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk are primarily temporary cash investments and mortgage notes receivable. The Company places its temporary cash investments with major financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. The majority of all first lien mortgage notes receivable are ?Sub-Prime, B and C Grade? notes secured by single-family homes, principally in the Dallas/Fort Worth Metropolitan area.

Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, ?Disclosures about Fair Value of Financial Instruments.? The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. The fair value of financial instruments classified as current assets or liabilities including cash and cash equivalents, receivables and accounts and notes payable approximate carrying value due to the short-term maturity of the instruments. The fair value of first lien mortgage notes approximates carrying value based on their effective interest rates compared to current market rates.

Potential Loan Losses

As part of our agreement to acquire notes from SCMI, SCMI agrees to repurchase, at no loss to us, any note that is in default any time during twelve months from our date of purchase. SCMI may satisfy its repurchase requirement to us by either assigning to us a replacement note or by funding to us lost interest, tax and insurance escrow payments, as well as any costs incurred by us related to curing the default. At year-end approximately one-half of our Residential Mortgages and Contracts for Deed consisted of notes with recourse agreements. We began the year with 29 defaulted loans, had an additional 52 loans default during 2000, sold 5 outright, sold 43 to new borrowers, and ended the year with 33 defaulted loans. A slight gain from outright sale and resale of property was recorded in 2000. Of the 33 properties vacant at year-end 17 are covered under a recourse agreement. The potential loss of interest on the remaining 16 is approximately $416 per month for every month that the property is defaulted plus foreclosure, repair and remarketing expenses less any amount in excess of the loan balance realized from a sale of the property. Of the Company?s properties that have been resold, the average length of default is 6 months. Potential loss of interest per property would then be approximately $2,500 if we fail to recover interest upon the resale of a defaulted loan. No provision for loan losses has been provide as the Company believes its exposure to losses as of December 31, 2000 and 1999 was nominal.

                                UNITED MORTGAGE TRUST

                               Subscription Agreement

To:
United Mortgage Trust
5740 Prospect Avenue, Suite 1000
Dallas, Texas 75206


Ladies and Gentlemen:

     The Subscriber named below (the "Subscriber"), who is executing and delivering the Subscription Agreement attached hereto or, alternatively, who has authorized the execution and delivery of the Subscription Agreement attached hereto, hereby tenders payment and applies for the purchase of the number of shares of beneficial interest (the "Shares") specified below in United Mortgage Trust, a Maryland real estate investment trust (the "Company"). A check or other payment in the amount of the number of Shares subscribed for is attached hereto. By tendering payment for Shares and accepting confirmation of purchase without objection following the mailing of such confirmation accompanied by the Prospectus, the Subscriber assents to all the terms and conditions of this Subscription Agreement and of the Declaration of Trust.

     If the Subscription Agreement submitted by or on behalf of the Subscriber is not accompanied by payment in full, the Subscription Agreement will not be processed. Upon receipt of a properly executed Subscription Agreement by a Participating Dealer, a confirmation will be sent to the Subscriber at his, her or its registered address and to the selling representative at the registered office address. If the confirmation is not received within 14 days after submission of the order, the Subscriber should contact the Participating Dealer.

NOTICE TO SUBSCRIBERS

     An investment in the Company involves certain risks and is not suitable for all investors. All investors are advised to carefully read the entire Prospectus to make sure that they understand the risks involved with an investment in the Company and to determine that the investment is suitable for them.

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                                     (LOGO)
                            Subscription Agreement
                         UNITED   MORTGAGE  TRUST

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Section 1.  INVESTOR INFORMATION (PLEASE PRINT. CHECK ONLY ONE.)

/ /   A - Individual or Joint Account

__________________________          ____- ____-___________
Individual Owner's Name             Social Security Number
__________________________          ____-_____-___________
Joint Owner's Name (if applicable)  Social Security Number

Check One: / /U S Citizen  / /Resident Alien / /Non-Resident Alien

______________________
Country of Citizenship

/ /   B ? IRA (or other qualified, custodial, or retirement account)

__________________________,  F/B/O  ________________________    ____________
Trustee/Custodian Name              Beneficial Owner?s Name     Acct #

__________________________          ________________________________________
Trustee/Custodian TIN               Address of Beneficial Owner
                           (Fill in Section 2 with Trustee/Custodian Address)

                                    __________________________   ____________
                                    City                 State   Zip Code

/ /   C - Trusts

__________________________          _________________________________________
Trustee(s)                          Name of Trust
__________________________          _________________________
Date of Trust                       Trust's SSN/TIN

/ /   D - Other Entities

TYPE:/ /Corporation  / /Partnership  / /Foundation
    / /Charitable Organization  / /Other: _________________

__________________________           _____-____________________
Name of Entity                       Taxpayer ID Number
-----------------------------------------------------------------------------

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Section 2. ADDRESS FOR CERTIFICATES AND OTHER MAILINGS

__________________________      (____)_________
Street Address or P.O. Box       Tel #

City           State            Zip Code

-----------------------------------------------------------------------------

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Section 3.  DIVIDEND PAYMENT ADDRESS

/ / Send to the address from Section 2 above.

/ / Send to third party (your bank, brokerage account, mutual fund account). Provide information below.


Institution/Investment Name _________________________________________

Account Number ________________ Street Address  _____________________

City __________________________ State ___ Zip Code __________________
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4.  INVESTMENT INFORMATION (Minimum $5,000/250 Shares or $1,000/50
Shares for IRA and Keogh Accounts; Minimum reorder is $500/25 shares)

I wish to invest $_____ to purchase ______ shares of United Mortgage Trust.

Payment method           / / Check attached  / / By Wire
Please indicate whether / / New Account  / / Existing Account

Please make the check payable to United Mortgage Trust. The check and completed Subscription Agreement are to be sent to your Participating Dealer For wiring instructions please call Shareholder Services at United Mortgage Trust (800) 955?7917.
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5. REINVESTMENT PLAN If you would like to participate in the Reinvestment Plan, under which distributions otherwise payable to you in cash will be reinvested in additional Shares pursuant to the Reinvestment Plan described in the Prospectus, please check the following box:

/ / Yes, I elect to participate in the Reinvestment Plan and request that you reinvest:

/ / My entire dividend OR / / ____% of my dividend OR / / $_____ from each dividend (Please enter the appropriate percentage or dollar amount. If you elect to reinvest a portion of your dividend, the balance will be sent as indicated in Section 3. above)

/ / I agree to notify you and the broker-dealer through which this subscription is being submitted (if any) promptly if at any time I fail to meet the suitability standards applicable to me or if I am no longer able to make the representations contained in this Subscription Agreement.
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6. SUBSCRIBER REPRESENTATIONS (The Subscriber must INITIAL an answer to each section below)

By signing this Subscription Agreement, the Subscriber represents, under penalty of perjury, that:

______ (i)The Subscriber has received a copy of the Prospectus of United Mortgage Trust.

______ (ii) The Subscriber has the authority and legal capacity to purchase the Shares being subscribed for and to execute this Subscription Agreement. If the Subscriber is an individual, he/she is of legal age in his/her state of residence.

______ (iii) The Subscriber meets the suitability requirements set forth in "Suitability Standards" in the Prospectus.

______ (iv) The subscriber or beneficial owner is a United States citizen, United States resident alien individual, domestic corporation, domestic partnership, domestic trust or domestic estate, as these terms are defined in
Section 7701 of the Internal Revenue Code.

______ Yes ______ N/A (v) if the Subscriber is a qualified plan (including a KEOGH plan or an Individual Retirement Account) or is otherwise a "benefit plan investor" as defined in Department of Labor Regulations ss.2510.3-101(f)(2), to the best of Subscriber's knowledge none of the Company, the Advisor, a Sponsor or any Affiliate (a) has investment discretion with respect to the assets being used to purchase Shares, (b) regularly gives individualized investment advice which serves as the primary basis for the investment decisions made with respect to such assets, or (c) is otherwise a fiduciary with respect to such assets.
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7. SIGNATURES, AUTHORIZATION AND BACKUP WITHHOLDING CERTIFICATION

 The Subscriber hereby authorizes United Mortgage Trust and its affiliates to act on any instructions believed to be genuine for any service authorized on this Subscription Agreement and agrees that they will not be liable for any resulting loss or expense. Under penalties of perjury I certify that: (I) the social security or taxpayer identification number entered in Section 1 above is correct; and 2) unless the following box is checked, I have not been notified by the IRS that I am subject to backup withholding, or the IRS has notified me that I am no longer subject to backup withholding. / /If you are subject to backup withholding check the box.

________________________________________      ___________________
Signature of Owner, Trustee or Custodian      Date

________________________________________      ___________________
Signature of Joint Owner (if any)             Date
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8.  BROKER/DEALER OR INVESTMENT ADVISOR AUTHORIZATION

The undersigned Dealer/Adviser agrees to all applicable provisions in the Subscription Agreement, and guarantees the genuineness of the signature on the Subscription Agreement. If the Subscriber does not sign this Agreement, the undersigned Dealer/Adviser warrants that this Agreement is completed in accordance with the Subscriber's authorization and instructions and agrees to indemnify United Mortgage Trust for any loss or liability from acting or relying upon such instructions.

Broker-Dealer Name _______________________________  Tel No._______________

Broker-Dealer Address ____________________________________________________

Registered Representative Name ___________________   Tel No. _____________

Registered Representatives Address _______________________________________

Broker-Dealer Signature, if required _____________________________________

Registered Representatives Signature _____________________________________
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                          UNITED MORTGAGE TRUST
       5740 Prospect Avenue, Suite 1000 Dallas TX 75206 (800) 955-7917

                ------------------------------------
                INSTRUCTIONS FOR COMPLETION OF FORM
                -----------------------------------

A completed and signed Subscription Agreement is required for all Investors in United Mortgage Trust (the "Company"). Please follow the following instructions when completing the Subscription Agreement.

1. INVESTOR INFORMATION. Be sure to complete the INVESTOR INFORMATION section on the Subscription Agreement by checking the appropriate box for the Investor's status and completing all relevant information about the Investor in Section 1. Make sure to include the Investor's taxpayer identification number ("TIN") that is the taxpayer's social security number or employer identification number, as the case may be. For most individual taxpayers, the TIN is the social security number. For trusts, estates, pension trusts, corporations and partnerships, the TIN is the employer identification number. See Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 on page A-9.

IF AN INVESTOR DOES NOT HAVE A TIN, he should obtain Form SS-5 Application for a Social Security Number, or Form SS-4 Application for an Employer ID Number from his local office of the Social Security Administration or the IRS. IF THE INVESTOR HAS APPLIED FOR A TIN and has not yet received it, he should write "APPLIED FOR" in Section 1 and complete and sign a Substitute Form W-9, certifying under penalties of perjury that he is not subject to backup withholding. The Investor should also understand that if he does not provide a TIN to the Company within 60 days, the Company is required to withhold 31% of all reportable payments thereafter until a certified TIN is provided.

ADDITIONAL DOCUMENTATION REQUIRED FROM INVESTORS THAT ARE ENTITIES. If a Corporation is purchasing Shares, please furnish an appropriate corporate resolution authorizing the purchase of the Shares and the name and title of the person authorized to sign any documents or make any certifications relating to this subscription. If Shares are being purchased by a municipality, a credit union (other than a federal credit union), a national or state chartered bank, or a pension plan or profit sharing plan, please furnish appropriate evidence of the authorization of the purchase of the Shares and the name and title of the person authorized to sign any document or make any certifications relating to this subscription. If Shares are being purchased by a Trust or a Partnership, please provide a copy of the Trust or Partnership Agreement.

2. ADDRESS FOR CERTIFICATES AND OTHER MAILINGS. Please be sure to complete the section ADDRESS FOR CERTIFICATES AND OTHER MAILINGS of the Subscription Agreement with the address to which Share Certificates and other mailings (such as 1099s) should be sent.

3. DIVIDEND PAYMENT ADDRESS. Please be sure to complete the DIVIDEND PAYMENT ADDRESS to insure that monthly dividends are sent to the desired location. The address in Section 3 may be the same as that in Section 2 or may be different ? please mark to indicate if they are the same or indicate a different address.

4. INVESTMENT INFORMATION. Fill in the number of Shares subscribed for (minimum purchase is 250 Shares or $5,000, except for IRA or KEOGH accounts whose minimum purchase is 50 Shares or $1,000, and except as otherwise noted in the Prospectus under "Suitability Standards"). Minimum reorder is 25 Shares or $500. Purchase of fractional Shares are not allowed pursuant to the initial public offering of Shares.

Please indicate if the investor is investing by check or by wire. All checks should be made payable to "United Mortgage Trust".

The check and completed Subscription Agreement are to be sent to your Participating Dealer.

NO SUBSCRIPTION AGREEMENT WILL BE PROCESSED UNLESS PAYMENT IN FULL
ACCOMPANIES IT.

5. REINVESTMENT PLAN. For a full discussion of the Reinvestment Plan please refer to the Prospectus. On the Subscription Agreement please check ?Yes? if you would like to participate in the Reinvestment Plan and further indicate where all, a percentage of, or a fixed dollar amount of your dividend is to be reinvested on a monthly basis. If you do not check this section you will not be enrolled in the plan at this time. If you would like to join the plan later you may do so by following the direction in the Prospectus.

6. SUBSCRIBER REPRESENTATIONS.

Each Subscriber must initial an answer to each of the statements set forth in
Section 6 to provide certain representations to the Company.

For purposes of subsection 6(iv) of the Subscription Agreement, a "resident alien individual" is a non-U.S. citizen who is a "resident" of the United States, as defined below). A "resident" is an individual who (i) is a lawful permanent resident of the United States at any time during the calendar year (such as an individual who holds an immigrant visa ? a "green card") or (ii) was physically present in the United States on (a) at least 31 days during the calendar year, and (b) 183 days or more in the aggregate during the current year and the two preceding calendar years, determined by aggregating the actual presence days of the current year, 1/3 of such days of the first preceding year and 1/8 of such days of the second preceding year). See
Section 7701(b) of the Internal Revenue Code for other special rules and elections for determining residency.

An individual investor who is not a citizen of the United States but is a resident (as defined above) must furnish the Company with a signed copy of IRS Form 1078 verifying that status so as to avoid withholding.

7. SIGNATURES, AUTHORIZATION AND BACKUP WITHHOLDING CERTIFICATION.

The Investor must read and sign the authorization and backup withholding certification set forth in Section 7.

The signature of an IRA or other retirement plan trustee is always required. The signature of the beneficiary is not necessary. All other Investors must sign and date. If joint tenants with rights of survivorship hold ownership, tenants in common, tenants by the entirety or community property, then all parties must sign and date.

BACKUP WITHHOLDING. Under the federal income tax law, payers of interest, dividends and certain other payments must withhold 31% of such amounts (this is referred to as "backup withholding") if the payee fails to furnish the payer with (1) the payee's correct Taxpayer Identification Number ("TIN") and
(2) a certification under penalties of perjury that (a) the payee has supplied an accurate TIN and (b) the payee is not subject to backup withholding because the Internal Revenue Service ("IRS") has not informed the payee that he is subject to backup withholding due to a failure to report all interest and dividends. If an investor's TIN and the foregoing certification (contained in Section 7 of the Subscription Agreement) are not received, backup withholding will be applicable to payments of escrow interest and to distributions. False certifications or the provision of an inaccurate TIN can result in the imposition of penalties by the IRS or criminal sanctions. Certain payees (including corporations, tax exempt entities, such as employee benefit plans, and certain foreign individuals and entities) are exempt from backup withholding and information reporting requirements.

FOR PAYEES SUBJECT TO BACKUP WITHHOLDING. If the IRS has notified the record owner of the account that the record owner is subject to backup withholding and the record owner has not received notice from the IRS advising that backup withholding has terminated, then the record owner, prior to signing the certification, must check the backup-withholding box in Section 7. In such event, backup withholding will apply to payments of escrow interest and to distributions.

CAUTION: If the Investor checks box for backup withholding, the account executive and/or office manager must make sure the Investor has properly completed and signed a W-9 or substitute W-9 and that it is on file with the office manager's member firm.

FOREIGN INVESTOR BACKUP WITHHOLDING. Foreign Investors (as defined below) may be exempt from backup withholding and reporting requirements if they certify that they are exempt by completing and filing with the Company an IRS Form W-
8. A Foreign Investor is a (i) nonresident alien individual (i.e., a non-U.S. citizen who is not a "resident" of the United States, as defined in Instruction 6), (ii) foreign corporation, (iii) foreign partnership, (iv) foreign trust, or (v) foreign estate, within the meaning of Section 7701 of the United States Internal Revenue Code (the "Code"). An investor who is not currently a Foreign Investor must notify the Company immediately upon a change in status A foreign Investor should check the box on Form W-8 indicating that he is an "exempt foreign person" if the Shares of the Company will not be held in connection with a trade or business conducted by or planned by, the Foreign Investor in the United States that has effectively connected gains from a broker or barter exchange or there is a tax treaty between the Foreign Investor's country and the United States exempting the Foreign Investor's transactions from United States taxes. However, a Foreign Investor who is a non-resident alien individual, married to a U.S. citizen or resident and who has made an election to be treated as a resident under Code
Section 6013(g) or (h) is considered to be a U.S. resident for back-up withholding purposes and may not use Form W-8. Foreign Investors should also delete the Substitute Form W-9.

8. BROKER/DEALER SIGNATURES. This section on the form should be completed by the selling broker who should include his full name, representative number, branch office address and telephone number.

        GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER
                            ON SUBSTITUTE FORM W-9.
For this type of account:               Give the identification number for:

A. Individual                           The individual

B. Two or more individuals              The actual owner of the account
                                        or, if (joint account) combined
                                        funds, the first individual
                                        on the account

C. Custodian account of a minor         The minor(Uniform Gift to Minors
                                        Act)


                                    105



D. (i) The usual revocable savings      The grantor-trustee, who should
                                        trust be listed first.(Grantor is
                                        also trustee)

  (ii) So-called trust account that     The actual owner, who should be
       is not a legal or valid trust    listed first
       under state law

E. Sole proprietorship                  The owner, who should be named

F. A valid trust, estate or pension     The legal entity (unless the legal
   trust                                entity itself is not designated in
                                        the account title) which should be
                                        listed first

G. Corporate                            The corporation

H. Association, club, religious,        The organization educational
   charitable organization              or other tax-exempt organization

I. Partnership                          The Partnership

J. Broker or registered nominee         The broker or nominee



























                                    106



                                   PART II
INFORMATION NOT REQUIRED IN PROSPECTUS


Items 31 through 35 and 37 of Part II are incorporated by reference to the Registrant?s Registration Statement on Form S-11, as amended to date, Commission File No. 333-56520.

Item 36. Financial Statements ands Exhibits

(a) Financial Statements

The following financial statements are filed as of this Registration Statement and included in the Prospectus:

(i) Audited Financial Statements

(1) Independent Auditors? Report

(2) Balance Sheets as of December 31, 2001 and 2000

(3) Statements of Income Years Ended December 31,
2001, 2000 and 1999

(4) Statements of Changes in Shareholders? Equity
Years Ended December 31, 2001, 2000 and 1999

(5) Statements of Cash Flows Year Ended December 31,
2001 and 2000

(6) Notes to Financial Statements

(ii) Interim (Unaudited) Financial Statements

(1) Balance Sheets as of June 30, 2002 and December
31, 2001

(2) Statements of Income for the Three Months and Six
Months Ended June 30, 2002 and 2001

(3) Statements of Cash Flows for the Six Months Ended
June 30 2002 and 2001

(4) Notes to Financial Statements

b. Exhibits:

Number        Description
------        -----------
1.1 Form of Participating Dealers? Agreement (filed herewith)

3.1           Form of Second Amended and Restated Declaration of
Trust filed with the State of Maryland (previously filed in and incorporated by reference to Amendment
No. 1 to the Registrant?s Registration Statement on
Form S-11, Commission File No. 333-10109, filed on
November 17, 1999)

3.2 Bylaws of the Company (previously filed in and incorporated by reference to the Registrant?s
Registration Statement on Form S-11, Commission File
No. 333-10109, filed on August 13, 1996)

4.1 Form of certificate to be issued to represent the Shares*

4.2 Form of Reinvestment Plan (included in prospectus as Appendix A and filed herewith)

5             Opinion of Butzel Long as to the legality of the
securities being registered*

8.1           Opinion of Butzel Long regarding tax matters*

10.1 Advisory Agreement dated January 1, 2001, between the Company and UMT Advisors, Inc.*

10.2          Note Sale, Recourse and Remarketing Agreement dated
August 6, 1996, between the Company and South
Central Mortgage, Inc.(previously filed in and incorporated by reference to the Registrant?s
Registration Statement on Form S-11, Commission File
No. 333-10109, filed on August 13, 1996)

10.3          Mortgage Servicing Agreement dated December 15,
1996, between the Company and South central Mortgage
Service Corp.*

23.1          Consent of Whitley Penn, Certified Public
Accountants

23.2          Consent of Butzel Long

24.1          Power of Attorney (included as part of page II-5 of
this Post-Effective Amendment to this Registration
Statement)
---------------------------
*Previously filed in and incorporated by reference on the Registrant?s Registration Statement on Form S-11, Commission File
No. 333-56520, filed on Mar 2, 2001.

                     SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 4 day of November, 2002.

                                          UNITED MORTGAGE TRUST



                                          BY:/s/ Christine A. Griffin
                                             ------------------------
Christine A. Griffin,
President

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the dates indicated.

Signature                          Capacity                     Date

/s/ Christine A. Griffin    Trustee, Chairman of the Board     11-04-02
------------------------     and President
Christine A. Griffin       (Principal Executive and
                              Operating Officer)

/s/ Christine A. Griffin    Trustee                            11-04-02
------------------------
Paul R. Guernsey
(by Christine A. Griffin
as Attorney in-fact)

/s/ Christine A. Griffin    Trustee                            11-04-02
------------------------
Douglas R. Evans
(by Christine A. Griffin
as Attorney in-fact)


/s/ Christine A. Griffin    Trustee                            11-04-02
------------------------
Richard D. O?Connor, Jr.
(by Christine A. Griffin
as Attorney in-fact)


/s/ Christine A. Griffin    Trustee                            11-04-02
------------------------
Michelle Cadwell
(by Christine A. Griffin
as Attorney in-fact)

Exhibit 1.1.  Participating Dealers Agreement

                            UNITED MORTGAGE TRUST
                   5,000,000 SHARES OF BENEFICIAL INTEREST
                           $.01 PAR VALUE PER SHARE

                        PARTICIPATING DEALER AGREEMENT

Ladies/Gentlemen:

     United Mortgage Trust (the "Company"), a Maryland business trust, is qualified as a real estate investment trust (a "REIT") under federal income tax laws. The Company was formed on July 12, 1996, and is governed by the Second Amended and Restated Declaration of Trust (the "Declaration of Trust"), and the Bylaws (the ?Bylaws?), in the form incorporated by reference into the Registration Statement, as described in Section 1(a) hereof (such Declaration of Trust and Bylaws being hereinafter referred to as the "Organizational Documents"). The advisor to the Company is UMT Advisors Inc., a Texas corporation (the "Advisor"). The Company is offering (i) on a "best efforts" basis up to 5,000,000 shares of beneficial interest, $.0l par value per share (the "Shares"), for a purchase price of $20.00 per Share with a minimum initial investment of $5,000 ($1,000 for IRAs, Keogh and Pension Plans) and (ii) up to 750,000 Shares for a purchase price of $20.00 per Share for issuance through the Company's distribution Reinvestment Plan (?Reinvestment Plan?), all upon the other terms and conditions set forth in the Prospectus, as described in Section 1(a) hereof (the "Offering"). The subscribers, each of whom will be required to enter into a subscription agreement substantially similar to the form of the Subscription Agreement attached as Appendix A to the Prospectus (the "Subscription Agreement"), will, upon acceptance of their subscriptions by and in the discretion of the Company, become shareholders of the Company (the "Shareholders").

1. REPRESENTATION AND WARRANTIES OF THE COMPANY

     The Company hereby represents, warrants and agrees with you that:

(a) REGISTRATION STATEMENT AND PROSPECTUS

A registration statement (File No. 333-56520) on Form S-11 with respect to an aggregate of 5,000,000 Shares, plus 750,000 Shares issuable pursuant to the Company?s Reinvestment Plan, has been prepared by the Company pursuant to the Securities Act of 1933, as amended (the ?Act?), and the rules and regulations (the ?Rules and Regulations?) of the Securities and Exchange Commission (the ?Commission?) thereunder and has been filed with the Commission under the Act; one or more amendments to such registration statement have been or may be so prepared and filed. As used in this Agreement, the term ?Registration Statement? means such registration statement in the form in which it becomes effective. The term ?Effective Date? means the date upon which the Registration Statement is or was first declared effective by the Commission. The term ?Prospectus? means the prospectus in the form constituting a part of the Registration Statement as well as in the form first filed with the Commission pursuant to its Rule 424 after the Registration Statement becomes effective. The Commission has not issued any stop order suspending the effectiveness of the Registration Statement and no proceedings for that purpose have been instituted or are pending before or threatened by the Commission under the Act.

 (b) COMPLIANCE WITH THE ACT

From the time the Registration Statement becomes effective and at all times subsequent thereto up to and including the Termination Date (as defined in Section 2I hereof): (i) the Registration Statement, the Prospectus and any amendments or supplements thereto will contain all statements which are required to be stated therein by the Act and the Rules and Regulations and will comply in all material respects with the Act and the Rules and Regulations; and (ii) neither the Registration Statement nor the Prospectus nor any amendment or supplement thereto will at any such time include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) NO SUBSEQUENT MATERIAL EVENTS

Subsequent to the respective dates as of which information is given in the Registration Statement and Prospectus and prior to the Termination Date, except as contemplated in the Prospectus or as disclosed in a supplement or amendment thereto or in the periodic financial statements of the Company, the Company has not and will not have: (i) incurred any material liabilities or obligations, direct or contingent; or (ii) entered into any material transaction, not in the ordinary course of business and, except as so disclosed, there has not been and will not be any material adverse change in the financial position or results of operations of the Company.

(d) ENTITY STATUS

The Company is a trust duly formed and validly existing under the Law of Maryland.

(e) AUTHORIZATION OF AGREEMENT

This Agreement has been duly and validly authorized, executed and delivered by or on behalf of the Company and constitutes the valid and binding agreement of the Company enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of any state or any political subdivision thereof which affect creditors' rights generally or by equitable principles relating to the availability of remedies). The performance of this Agreement, the consummation of the transactions contemplated herein and the fulfillment of the terms hereof, do not and will not result in a breach of any of the terms and provisions of, or constitute a default under, any statute, indenture, mortgage, deed of trust, voting trust agreement, note, lease or other agreement or instrument to which the Company is a party or by which the Company or its property is bound, or under any rule or regulation or order of any court or other governmental agency or body with jurisdiction over the Company or any of its properties; and no consent, approval, authorization or order of any court or governmental agency or body has been or is required for the performance of this Agreement or for the consummation of the transactions contemplated hereby (except as have been obtained under the Act, from the National Association of Securities Dealers, Inc. (the "NASD") or as may be required under state securities or blue sky laws in connection with the offer and sale of the Shares or under the laws of jurisdictions in which the Company may own real properties in connection with its qualification to transact business in such jurisdictions or as may be required by subsequent events which may occur).

(f) PENDING ACTIONS

There is no material action, suit or proceeding pending or, to the knowledge of the Company, threatened, to which the Company is a party, before or by any court or governmental agency or body which adversely affects the Offering of the Shares.

(g) REQUIRED FILINGS

There are no contracts or other documents required to be filed by the Act or the Rules and Regulations of the Commission thereunder as exhibits to the Registration Statement which have not been so filed.

(h) FEDERAL INCOME TAX LAWS

The Company has obtained an opinion of Butzel Long stating that, under existing federal income tax laws and regulations, assuming the Company acts as described in the "Federal Income Tax Considerations" section of the Prospectus and timely files the requisite elections, counsel is of the opinion that it is more likely than not that the Company has been organized in conformity with the requirements for qualification as a REIT and that its prior, current and anticipated methods of operation (as described in the Prospectus and represented by management) has enabled and should enable it to satisfy the REIT Requirements (as defined in the Prospectus).

(i) INDEPENDENT PUBLIC ACCOUNTANTS

To the best of the Company's knowledge, the accountants who have certified certain financial statements appearing in the Prospectus are independent public accountants within the meaning of the Act and the Rules and Regulations.

(j) SALES LITERATURE

In addition to and apart from the Prospectus, the Company may use certain supplemental sales material in connection with the Offering of the Shares. This material would consist of the Company?s most recent Annual and Quarterly reports, an offering summary and brochure. No person has been authorized to prepare for, or furnish to, a prospective investor, any sales literature other than: (i) that described herein; and (ii) so-called "tombstone" newspaper advertisements/solicitations of interest, limited to identifying the Offering and the location of sources of further information. Use of any sales literature is conditioned upon filing with and, if required, clearance by appropriate regulatory agencies (including, without limitation, the NASD and any state securities regulator or commissioner). Such clearance (if provided), however, does not indicate that the regulatory agency allowing the use of the materials has passed on the merits of the Offering or the adequacy or accuracy of the sales materials. Except as described herein, the Company has not authorized the use of other supplemental literature or sales material in connection with this Offering. Although it is believed that the information contained in the sales literature or sales material will not conflict with any of the information set forth in the Prospectus, the sales literature will not purport to be complete, and should not be considered as a part of the Prospectus, or as incorporated in the Prospectus by reference, or as forming the basis of the Offering.

(k) AUTHORIZATION OF THE SHARES

The Company has an authorized and outstanding capitalization as set forth in the Registration Statement and Prospectus. The sale of the Shares has been duly and validly authorized by the Company, and when subscriptions for the Shares have been accepted by the Company as contemplated in the Prospectus and the Shares have been issued to the respective subscribers, the Shares will represent ownership in the Company and will conform to the description thereof contained in the Prospectus. Shareholders have no preemptive rights to purchase or subscribe for securities of the Company, and the Shares are not convertible or subject to redemption at the option of the Company. The Shares are entitled to one vote per Share and do not have cumulative voting rights. Subject to the rights of the holders of any class of capital stock of the Company having any preference or priority over the Shares, the Shareholders are entitled to distributions in such amounts as may be declared by the Board of Trustees from time to time out of funds legally available for such payments and, in the event of liquidation, to share ratably in any assets of the Company remaining after payment in full of all creditors and provisions for any liquidation preferences on any outstanding preferred stock ranking prior to the Shares.

2. OFFERING AND SALE OF THE SHARES

     On the basis of the representations, warranties and agreements herein contained, and subject to the terms and conditions herein set forth, the Company hereby appoints you as a Participating Dealer, and you agree to use your best efforts to procure subscribers for the Shares, during the period commencing with the Effective Date and ending on the Termination Date (the "Offering Period").

(a) SUBSCRIPTION AGREEMENTS AND SUBSCRIBERS' FUNDS

Each person desiring to purchase Shares through you will be required to complete and execute the Subscription Agreement and to deliver such document to you, together with a check payable to the order of "United Mortgage Trust" in the amount of $20.00 per Share. The Company will review the Subscription Agreement in order to determine whether it wishes to accept the proposed purchaser as a Stockholder, it being understood that the Company reserves the unconditional right to reject the tender of any Subscription Agreement and check (exclusive of the Company's distribution Reinvestment Program). The Company will promptly notify you of any rejection. All subscription funds may be deposited directly with the Company. Nothing contained in this
Section 2 shall be construed to impose upon the Company the responsibility of assuring that prospective purchasers meet the suitability standards contained in the Prospectus or to relieve you of the responsibility of complying with the Rules of the NASD.

(b) TERMINATION OF THE OFFERING

The Offering Period will terminate at the earlier of (i) when all of the Shares are sold or (ii) March 31, 2005, and (iii) in each state, generally one year from the date of the Prospectus (subject to requalification in certain jurisdictions), subject in any event to the Company's right to terminate the Offering at any time (the "Termination Date").

(c) PARTICIPATING DEALER COMPENSATION

The Company agrees to pay to you a commission equal to _____% of the gross sales price of the Shares sold by you otherwise than through the Reinvestment Plan, and _____% of the gross sales price of the Shares sold through the Reinvestment Plan. In addition, the Company may, upon request, reimburse Participating Dealers up to an aggregate of $100,000 for bona fide due diligence expenses. Notwithstanding the foregoing, we will not pay a selling concession to you on any Shares purchased by shareholders up to that number of Shares previously sold to the Company by the shareholder under the Company?s Share Repurchase Program.

3. COVENANTS OF THE COMPANY

The Company covenants and agrees with you as follows:

(a) REGISTRATION STATEMENT

The Company will use its best efforts to cause the Registration Statement and any subsequent amendments thereto to become effective as promptly as possible. The Company will prepare and file with the Commission and will use its best efforts to cause to become effective as promptly as possible any amendments to the Registration Statement or supplements to the Prospectus which may be required pursuant to the undertakings in the Registration Statement.

(b) SEC ORDERS

As soon as the Company is advised or obtains knowledge thereof, it will advise you of any request made by the Commission for amending the Registration Statement, supplementing the Prospectus or for additional information, or of the issuance by the Commission of any stop order or of any other order preventing or suspending the use of the Prospectus or the institution of any proceedings for that purpose, and will use its best efforts to prevent the issuance or any such order and, if any such order is issued, to obtain the removal thereof as promptly as possible.

(c) BLUE SKY QUALIFICATIONS

The Company will inform you in writing in a Blue Sky Survey or otherwise as to the jurisdictions in which the Shares have been qualified for sale under the securities or blue sky laws of such jurisdictions. The Company will, at your request, furnish you copies of all material documents and correspondence sent to or received from such jurisdictions. The Company will promptly advise you of any request made by the securities administrators of each such jurisdiction for revising the Registration Statement or the Prospectus or for additional information or of the issuance by such securities administrators of any stop order preventing or suspending the use of the Prospectus or of the institution of any proceedings for that purpose, and will use its best efforts to prevent the issuance of any such order and if any such order is issued, to obtain the removal thereof as promptly as possible.

(d) AMENDMENTS AND SUPPLEMENTS

If at any time when a Prospectus relating to the Shares is required to be delivered under the Act, any event shall have occurred to the knowledge of the Company as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances existing at the time it is so required to be delivered to a subscriber, or if it is necessary at any time to amend the Registration Statement or supplement the Prospectus relating to the Shares to comply with the Act, the Company will promptly notify you thereof and will prepare and file with the Commission an amendment or supplement which will correct such statement or effect such compliance.

(e) COPIES OF PROSPECTUS

The Company will furnish you with copies of the Prospectus and all amendments and supplements thereto, including any amendment or supplement prepared after the Effective Date, and such other information with respect to the Company as you may from time to time reasonably request, in each case as soon as available and in such quantities as you may reasonably request.

(f) QUALIFICATION TO TRANSACT BUSINESS

The Company will take all steps necessary to ensure that at all times the Company will be validly existing as a Maryland trust and will be qualified to do business in all jurisdictions in which the conduct of its business requires such qualification and where such qualification is required under local law.

(g) USE OF PROCEEDS

The Company will apply the proceeds from the sale of the Shares as stated in the Prospectus.

4. COVENANTS OF THE PARTICIPATING DEALER

You covenant and agree with the Company as follows:

(a) COMPLIANCE WITH LAWS

You are, and at all times while you are making sales of the Shares, will remain, a member in good standing of the NASD. With respect to your participation in the offer and sale of the Shares (including, without limitation, any resales and transfers of Shares), you agree to comply and shall comply with any applicable requirements of the Act, the Securities Exchange Act of 1934, as amended, and the published rules and regulations of the Commission thereunder, and the applicable state securities or blue sky laws, and the Rules of the NASD.

You agree not to bid for, purchase, attempt to purchase, or sell, directly or indirectly, any Shares, except as brokers pursuant to unsolicited orders. In addition, you agree that should you assist with the resale or transfer of the Shares, you will fulfill the applicable obligations under the Rules of the NASD.

(b) NO ADDITIONAL INFORMATION

In offering the Shares for sale, you shall not give or provide any information or make any representation other than those contained in the Prospectus, the sales literature or any other document provided to you for such purpose by the Company.

(c) SALES OF SHARES

You shall solicit purchases of the Shares only in the jurisdictions in which you are legally qualified to so act and in which you have been advised by the Company in writing that such solicitations can be made.

(d) SUBSCRIPTION AGREEMENT

Subscriptions will be submitted by you to the Company only on the form which is included as Appendix A to the Prospectus or on such form of Subscription Agreement may be revised by the Company. You understand and acknowledge that the Subscription Agreement must be executed by the subscriber. In addition, you shall ensure that no Subscription Agreement is presented to the Company for acceptance until at least five (5) business days after the date on which the subscriber received the Prospectus.

(e) SUITABILITY

In offering the Shares to any person, you shall have reasonable grounds to believe (based on such information as the investment objectives, other investments, financial situation and needs of the person or any other information known by you after due inquiry) that: (i) such person has the capability of understanding the fundamental aspects of the Company, which capacity may be evidenced by the following: (A) the nature of employment experience; (B) educational level achieved; (C) access to advice from qualified sources, such as attorneys, accountants and tax advisors; and (D) prior experience with investments of a similar nature; (ii) such person has apparent understanding of: (A) the fundamental risks and possible financial hazards of this type of investment; (B) the lack of liquidity of this investment; (C) the Advisor's role in directing or managing the investment; and (D) the tax consequences of the investment; and (iii) such person has the financial capability to invest in the Company and you shall maintain records disclosing the basis upon which you determined the suitability of any persons offered Shares. Notwithstanding the foregoing, you shall have reasonable grounds to believe that such person has either: (a) a minimum annual gross income of $45,000 and a minimum net worth (exclusive of home, home furnishing and automobiles) of $45,000; or (b) a minimum net worth (determined with the foregoing exclusions) of $150,000. Suitability standards are higher in certain jurisdictions as set forth in the Subscription Agreement and the Prospectus. You shall maintain a record of the information obtained to determine that an investor meets the suitability standards imposed in connection with the offer and sale of the Shares (both at the time of the initial subscription and at the time of any additional subscriptions) and a representation of the investor that the investor is investing for the investor's own account or, in lieu of such representation, information indicating that the investor for whose account the investment was made met the suitability standards.

5. INDEMNIFICATION

(a) INDEMNIFICATION BY THE COMPANY

Subject to the conditions set forth below, the Company agrees to indemnify and hold harmless you, and each person, if any, who controls you within the meaning of Section 15 of the Act, against any and all loss, liability, claim, damage and expense whatsoever (including but not limited to any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained (A) in any preliminary prospectus, the Registration Statement or the Prospectus (including, without limitation, any untrue statement or alleged untrue statement subsequently cured by an amendment to the Registration Statement or supplement to the Prospectus), (B) in any application or other document (in this Section 5 collectively called ?application?) filed in any jurisdiction in order to qualify the Shares under the ?blue sky? or securities law thereof or filed with the Commission or any securities exchange, (C) in any supplemental sales material (whether designated for broker-dealer use or otherwise; however, if broker-dealer use only material is distributed to investors by you, you shall not be entitled to indemnification hereunder) approved by the Company for use by you or (D) in any additional written or oral information provided to prospective purchasers of Shares by an authorized representative of the Company other than you or (ii) the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading (including, without limitation, any omission or alleged omission subsequently cured by an amendment to the Registration Statement or supplement to the Prospectus), except insofar as such untrue statement or omission was made in reliance upon and in conformity with information furnished by you expressly for use in the Registration Statement or the Prospectus and any other information relating to you for the inclusion in any future amendment to the Registration Statement or supplement to the Prospectus; provided, however, that the foregoing indemnity in subclause (B) above shall not extend to any losses, claims, damages or liabilities incurred as a result of (x) you selling Shares in jurisdictions other than those as to which you have been notified in writing by the Company that the sale of the Shares has been registered, or (y) you selling more Shares than were registered in any such jurisdiction.

(b) INDEMNIFICATION BY PARTICIPATING DEALER ? NONPERMITTED SALES

You agree to indemnify and hold harmless the Company and any controlling person of the Company against any losses, liabilities, claims, damages or expenses to which the Company or any such controlling person may become subject under the securities or blue sky laws of any jurisdiction insofar as such losses, liabilities, claims, damages or expenses (or actions, proceedings or investigations in respect thereof) arise by reason of a sale of the Shares through the efforts of you which is effected other than in accordance with the Blue Sky Survey or other writing supplied to you by the Company (a ?Non Permitted Sale?), whether such Non Permitted Sale is caused by a sale in a jurisdiction other than those specified in the Blue Sky Survey, by a sale in a jurisdiction in which you or the Soliciting Dealer is not registered to sell the Shares or which results in a sale in a jurisdiction in excess of the number of Shares permitted to be sold in such jurisdiction, and will reimburse the Company or any such controlling person for any legal fees, monetary penalties or other expenses reasonably incurred by any of them in connection with investigating, curing or defending against any such losses, liabilities, claims, damages, actions, proceedings or investigations. This indemnity agreement will be in addition to any liability which you may otherwise have.

(c) INDEMNIFICATION BY PARTICPATING DEALER ?REGISTRATION STATEMENT AND
PROSPECTUS

You agree to indemnify and hold harmless the Company, its officers and Trustees, and the Advisor and its officers and directors, and each person, if any, who controls any of the foregoing persons within the meaning of Section 15 of the Act to the same extent as the foregoing indemnity from the Company to you but only with respect to the statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by you specifically for inclusion in the Registration Statement or the Prospectus and any other information relating to you for the offering and sale of the Shares furnished by you expressly for inclusion in any future amendment to the Registration Statement or supplement to the Prospectus.

NOTICES OF CLAIMS; EMPLOYMENT OF COUNSEL

Any party which proposes to assert the right to be indemnified under this
Section 5 shall promptly notify in writing each party against which a claim is to be made under this Section 5 of the institution of such action but the omission so to notify such indemnifying party of any action shall not relieve it from any liability it may have to any indemnified party otherwise than under this Section 5. Such indemnifying party or parties shall assume the defense of such action, including the employment of counsel (satisfactory to the indemnified party) and payment of fees and expenses. An indemnified party shall have the right to employ its own counsel in any such case but the fees and expenses of such counsel shall be at the expense of such indemnified party unless the employment of such counsel shall have been authorized in writing by the indemnifying party or parties in connection with the defense of such action or the indemnifying party or parties shall not have employed counsel to have charge of the defense of such action or such indemnified party or parties reasonably shall have concluded that there may be defenses available to it or them which are different from or parties (in which case such indemnifying party or parties shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by such indemnifying party or parties. Anything in this paragraph to the contrary notwithstanding, an indemnifying party shall not be liable for any settlement of any such claim or action effected without its written consent.

(e) CONTRIBUTION

If the indemnification provided for in Section 5(a) or 5(b) is unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then the Company and you shall contribute to the amount paid or payable as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion so that you shall be responsible for the portion represented by the percentage that the commissions and other compensation paid to you under Section 2(c) hereof bears to the aggregate public offering price of the Shares as set forth on the cover page of the Prospectus, and the Company, on the other hand, shall be responsible for the remaining portion (subject to the last sentence of this Section 5(e)). If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then the Advisor and you shall contribute to such amount paid or payable in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the Advisor on the one hand and you on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company and the Advisor on the one hand and you on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total selling commissions and other compensation received by you, as set forth in the table on the cover page of the Prospectus. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or to information with respect to you furnished in writing specifically for inclusion in the Registration Statement or the Prospectus on the other and the parties? relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, the Advisor and you agree that it would not be just and equitable if contribution pursuant to this Section 5(e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this
Section 5(e). The amount paid or payable as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 5(e) shall be deemed to include any legal or other expenses reasonably incurred by any such party in connection with investigating or defending any such action or claim. Notwithstanding any other provisions of this Agreement, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) with respect to the transactions giving rise to the right of contribution provided in this Section 5(e) shall be fraudulent misrepresentation.

6. TERMINATION OF THIS AGREEMENT

Either party may terminate this Agreement at any time for any reason or no reason upon thirty (30) days written notice. This Agreement may also be terminated by either party in the event that the other party shall have materially failed to comply with any of the material provisions of this Agreement on its part to be performed at or prior to the Effective Date or if any of the representations, warranties, covenants or agreements herein contained shall not have been materially complied with or satisfied within the times specified. In any case, this Agreement shall terminate at the close of business on the Termination Date. Termination of this Agreement pursuant to this Section 6 shall be without liability of any party to any other party other than as provided in Section 5 hereof, which shall survive such termination.

7. REPRESENTATIONS, WARRANTIES AND AGREEMENTS TO SURVIVE DELIVERY

All representations, warranties and agreements contained in this Agreement or contained in certificates of the Company submitted pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of you or any person who controls you, or by or on behalf of the Company, and shall survive the Termination Date.

8. NOTICES

All communications hereunder shall be in writing and shall be mailed by registered mail or delivered, telefaxed and confirmed in writing. If to you, notice shall be to the address given above at the heading of this Agreement and if to us, shall be to United Mortgage Trust, 5740 Prospect Avenue, Suite 1000, Dallas, Texas 75206 (Attention: Cricket Griffin), facsimile number (214) 237-9304.

9. PARTIES

This Agreement shall inure to the benefit of and be binding upon you, the Company and the successors and assigns of you and the Company. This Agreement and the conditions and provisions hereof, are intended to be and shall be for the sole and exclusive benefit of the parties hereto and their respective successors and controlling persons, and for the benefit of no other person, firm or corporation, and the term "successors and assigns," as used herein, shall not include any purchaser of Shares as such.

10. APPLICABLE LAW

This Agreement and any disputes relative to the interpretation or enforcement hereto shall be governed by and construed under the internal laws, as opposed to the conflicts of laws provisions, of the State of Texas.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return it to us, whereupon this instrument will become a binding agreement between you and the Company in accordance with its terms.

                                     ____________________________________
                                     (Signature)


                                    By:  ________________________________

                                    Its:  ________________________________

Accepted as of the date first above written:
UNITED MORTGAGE TRUST

By: _________________________
President, UMT Advisors, Inc.

Date:  _______________________,

Exhibit 23.2     Consent of Independent Certified Public Accountants

     We hereby consent to the use of our reports accompanying the financial statements of United Mortgage Trust in this Supplement, and any supplements thereto, and the Registration Statement of Form S-11 and this Post-Effective Amendment for United Mortgage Trust. We also consent to the reference of our firm under the heading ?experts? in the Prospectus and this Post-Effective Amendment. Whitley Penn is the successor to the former Independent Certified Public Accountants, Jackson & Rhodes P.C.

/s/ Whitley Penn

Whitley Penn
Dallas, Texas
November 4, 2002


Exhibit 23.3     Consent of Counsel

TO UNITED MORTGAGE TRUST

     We hereby consent to the use in the Registration Statement of Form S-11, and any amendments or supplements of our form of opinions in respect to certain tax matters and legality as to the issuance of securities, and to any reference to our firm included in or made part of the Registration Statement and this Post Effective Amendment. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

/s/ Butzel Long

Butzel Long
Detroit, Michigan
November 4 ,2002




















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